   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 6, 1999

                                                                FILE NO. 1-15313

--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                               ----------------
                                   FORM 10/A


                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                      PURSUANT TO SECTION 12(B) OR (G) OF
                      THE SECURITIES EXCHANGE ACT OF 1934



                                AMENDMENT NO. 4


                               ----------------
                        HUTTIG BUILDING PRODUCTS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



              DELAWARE                                  43-0334550

  (State or other jurisdiction of           (I.R.S. Employer Identification No.)
   incorporation or organization)

      LAKEVIEW CENTER, SUITE 400
     14500 SOUTH OUTER FORTY ROAD
        CHESTERFIELD, MISSOURI                            63017
(Address of principal executive offices)                (Zip Code)

                                 (314) 216-2600
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)


                               ----------------

       Securities to be registered pursuant to Section 12(b) of the Act:


                                                 NAME OF EACH EXCHANGE ON WHICH
TITLE OF EACH CLASS TO BE SO REGISTERED          EACH CLASS IS TO BE REGISTERED
---------------------------------------          -------------------------------
Common Stock, par value $.01 per share           New York Stock Exchange
Preferred Share Purchase Rights                  New York Stock Exchange

       Securities to be registered pursuant to Section 12(g) of the Act:

                                     NONE
                                (Title of class)


--------------------------------------------------------------------------------

                                    CRANE (R)

         CRANE CO. 100 FIRST STAMFORD PLACE, STAMFORD, CONNECTICUT 06902


                                                      December 6, 1999


Dear Shareholder:



     The enclosed Information Statement sets forth information regarding Huttig Building Products, Inc., the spin-off of Huttig common stock to Crane shareholders on a tax-free basis and the acquisition by Huttig of Rugby USA, Inc. immediately after the spin-off. With the spin-off, Huttig will become a separate public company listed on the New York Stock Exchange. If you are a holder of Crane common stock on December 8, 1999, the record date for the spin-off, you will receive one share of Huttig common stock for every 4.5 shares of Crane common stock you own on that date. On December 16, 1999, a certificate for the number of whole shares of Huttig common stock that you receive in the spin-off will be mailed to you.



     Huttig's business is wholesale distribution of doors, windows, millwork and other building products, which is substantially different from Crane's manufacturing businesses. The separation of this distribution business from Crane's manufacturing businesses should produce added value for Crane shareholders because the market will be better able to see the strength of our manufacturing businesses. Rugby USA is also a distributor of building products, and the combination of Huttig and Rugby USA will produce a more effective participant in the consolidation currently taking place in the building products distribution industry.



     The attached Information Statement contains important information about Huttig's organization, business and strategies, including financial information, as well as business and financial information concerning Rugby USA. We urge you to read it carefully and to keep it for future reference.



     You are not required to take any action to participate in the spin-off. We are not soliciting your proxy, because shareholder approval of the spin-off is not required.


                                           Sincerely,


                                           /s/ R. S. Evans


                                           R. S. Evans
                                           Chairman and Chief Executive Officer

                             INFORMATION STATEMENT



                               ----------------

                             CRANE CO.'S SPIN-OFF
                                      OF
                         HUTTIG BUILDING PRODUCTS, INC.



                               ----------------

     You are being furnished with this Information Statement in connection with the tax-free spin-off by Crane Co. of all of the outstanding common stock of Huttig Building Products, Inc. to stockholders of Crane and the subsequent acquisition by Huttig of Rugby USA, Inc. Huttig is in the business of distributing and manufacturing building products and comprises the substantial majority of Crane's Wholesale Distribution segment. Rugby USA, a U.S. subsidiary of The Rugby Group PLC, a U.K. company, is also a distributor of building products.

     Crane will accomplish the spin-off by distributing all issued and outstanding shares of Huttig common stock to holders of Crane common stock. Crane will distribute one share of Huttig common stock for every 4.5 Crane shares held as of the close of business on December 8, 1999. The actual number of Huttig shares to be distributed will depend on the number of Crane shares outstanding on that date. Assuming that Huttig completes the acquisition of Rugby USA immediately following the spin-off, Rugby would then hold approximately 32% of the combined company's common stock and the former stockholders of Crane would hold approximately 68% of the combined company's stock.


     OWNING SHARES OF HUTTIG COMMON STOCK WILL ENTAIL RISKS. PLEASE READ "RISK FACTORS" BEGINNING ON PAGE 9.

     NO VOTE OF CRANE STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THE SPIN-OFF OR THE ACQUISITION. YOU ARE NOT BEING ASKED FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND HUTTIG OR CRANE A PROXY.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS INFORMATION STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.




                               ----------------


         The date of this Information Statement is December 6, 1999.

                               TABLE OF CONTENTS


                                                                                            PAGE
                                                                                           -----
SUMMARY ................................................................................     3
RISK FACTORS ...........................................................................     9
CAUTIONARY STATEMENT ...................................................................    13
BUSINESS OF COMBINED COMPANY ...........................................................    13
BUSINESS OF HUTTIG .....................................................................    13
   Overview ............................................................................    13
   Industry Trends .....................................................................    14
   Strategy ............................................................................    15
   Products ............................................................................    16
   Purchasing ..........................................................................    17
   Sales and Marketing .................................................................    17
   Customers ...........................................................................    17
   Competition .........................................................................    18
   Facilities ..........................................................................    18
   Tradenames ..........................................................................    18
   Employees ...........................................................................    19
   Seasonality .........................................................................    19
   Backlog .............................................................................    19
   Legal Proceedings ...................................................................    19
   Environmental .......................................................................    19
BUSINESS OF RUGBY USA ..................................................................    19
HUTTIG HISTORICAL SELECTED FINANCIAL DATA ..............................................    21
HUTTIG MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
 FINANCIAL CONDITION ...................................................................    22
HUTTIG UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION ....................    26
CREDIT FACILITES .......................................................................    33
   Bank Revolving Credit Facility ......................................................    33
   Senior Notes ........................................................................    34
THE SPIN-OFF ...........................................................................    34
  Reasons for the Spin-Off .............................................................    34
  Manner of Effecting the Spin-Off .....................................................    35
  Results of the Spin-Off ..............................................................    36
  Certain Federal Income Tax Consequences of the Spin-Off ..............................    36
  Listing and Trading of Huttig Common Stock ...........................................    37
ARRANGEMENTS WITH CRANE RELATING TO THE SPIN-OFF .......................................    38
  Distribution Agreement ...............................................................    38
  Employee Matters Agreement ...........................................................    40
  Tax Allocation Agreement .............................................................    41
THE ACQUISITION TRANSACTIONS ...........................................................    42
   Share Exchange Agreement ............................................................    42
   The Registration Rights Agreement ...................................................    45
   Transition Services Agreement .......................................................    47
MANAGEMENT .............................................................................    49
  Directors ............................................................................    49
  Committees of the Board of Directors .................................................    51
  Compensation of Directors ............................................................    51
  Executive Officers ...................................................................    52
BENEFICIAL OWNERSHIP OF HUTTIG COMMON STOCK BY DIRECTORS AND MANAGEMENT ................    53
PRINCIPAL STOCKHOLDERS OF HUTTIG .......................................................    54
COMPENSATION OF EXECUTIVE OFFICERS .....................................................    55
  Summary Compensation Table ...........................................................    55
  Option Grants In Last Fiscal Year ....................................................    56
  Aggregate Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values .....    57
  Retirement Benefits ..................................................................    57
  Other Agreements and Information .....................................................    59
DESCRIPTION OF HUTTIG CAPITAL STOCK ....................................................    59
  Common Stock .........................................................................    59
  Preferred Stock ......................................................................    60
  Rights Plan ..........................................................................    60
  Certain Provisions of Huttig's Governing Documents ...................................    62
  Anti-takeover Legislation ............................................................    63
  Transfer Agent and Registrar .........................................................    63
LIABILITY AND INDEMNIFICATION OF HUTTIG OFFICERS AND DIRECTORS .........................    63
  Elimination of Liability .............................................................    63
  Indemnification of Officers and Directors ............................................    64
WHERE YOU CAN FIND MORE INFORMATION ....................................................    64
INDEX TO FINANCIAL STATEMENTS ..........................................................    F-1

                                    SUMMARY

     This summary highlights selected information from this document, but does not contain all the details concerning the spin-off or the acquisition, including information that may be important to you. To better understand Huttig, Rugby USA, the spin-off and the acquisition, you should carefully review this entire Information Statement and the documents it refers to. See "Where You Can Find More Information" on page 64.

OVERVIEW OF THE TRANSACTIONS AND THE COMPANIES

     In this Information Statement:

     o Crane Co. and its subsidiaries and divisions are referred to as "Crane"

     o Huttig Building Products, Inc. and its subsidiaries and divisions are referred to as "Huttig"

     o The Rugby Group PLC and its subsidiaries and divisions are referred to as "Rugby"

     o Rugby USA, Inc. and its subsidiaries and divisions are referred to as "Rugby USA"

     o The company formed by the combination of Huttig and Rugby USA is referred to as the "combined company"

     Huttig is being spun off to Crane's stockholders as a new public company that will be known as "Huttig Building Products, Inc." after the spin-off. Subject to certain conditions, Huttig would then acquire Rugby USA from Rugby in exchange for shares of Huttig common stock. See "The Spin-Off" and "The Acquisition Transactions" beginning on pages 34 and 42, respectively, for further information on these transactions.

     Huttig is a distributor of building materials used principally in new residential construction and in home improvement, remodeling and repair work. Its products are distributed through 45 distribution centers serving 41 states principally to building materials dealers (who, in turn, supply the end-user), directly to professional builders and large contractors, and to home centers, national buying groups and industrial and manufactured housing builders. Huttig's American Pine Products manufacturing facility, located in Prineville, Oregon, produces softwood moldings. Approximately 20% of its sales are to Huttig's distribution centers.

     Huttig's growth strategy is to provide the residential construction business with differentiated building products and excellent service and to enhance Huttig's profitability through increased efficiencies. Huttig plans to execute this strategy through acquisitions that allow it to expand geographically, consolidate in existing markets or broaden its customer base, and by focusing on customer service, capitalizing on the size of its distribution center network and reducing its transaction costs.

     Rugby USA is also a distributor of building materials to the new residential construction and home improvement markets, selling principally to building materials dealers, home centers and national buying groups. At the time of the exchange, Rugby USA will have 31 distribution centers serving 34 states. Rugby USA's strategy is to operate a streamlined, effective and highly responsive distribution business, based on efficient processes at the branch level combined with strong centralized support.

     For further information on Huttig and Rugby USA, see "Business of Huttig" beginning on page 13 and "Business of Rugby USA" beginning on page 19.

     Following these transactions, Huttig will:

     o be a separate public company, initially owned approximately 68% by former Crane stockholders and approximately 32% by Rugby;

     o own and operate the business of Huttig and the acquired distribution centers of Rugby USA; and

     o have total assets of approximately $340.3 million and initial long-term debt of approximately $101.2 million (on a pro forma basis assuming the spin-off and acquisition occurred on September 30, 1999).


     The combined company will be one of the largest domestic distributors of building materials. Through its combination with Rugby USA, Huttig expects to enhance its ability to leverage its size to achieve economies of scale in administrative functions, to negotiate beneficial purchasing terms and to improve its systems. These benefits are expected to be further leveraged through the consolidation of overlapping distribution centers in certain geographic areas. Also, in addition to expanding Huttig's presence in Eastern United States markets generally, Rugby USA would add significantly to Huttig's markets in the Midwest, particularly in Indiana and Missouri.


QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS



   Why is Huttig being spun off by            o  Huttig is being spun off for the following reasons:
   Crane?
                                                 o    The spin-off is necessary to effect Huttig's
                                                      acquisition of Rugby USA and should allow Huttig to
                                                      pursue more effectively its acquisition strategy by,
                                                      among other things, providing it the flexibility to use
                                                      its stock as currency to purchase other potential
                                                      acquisition targets.

                                                 o    The growth and management strategies of Huttig's
                                                      distribution business are not fully aligned with the
                                                      other businesses of Crane. Separation of its business
                                                      from Crane will allow Huttig to better position its own
                                                      strategic objectives in its area of expertise, which
                                                      should result in enhanced growth.

                                                 o    The spin-off will enable Huttig to have direct access
                                                      to capital markets. Depending upon market
                                                      conditions, Huttig may raise equity capital to retire
                                                      some or all of its outstanding debt. With certain
                                                      exceptions, the Registration Rights Agreement with
                                                      Rugby prohibits Huttig from publicly offering any
                                                      newly issued shares of common stock until the
                                                      earlier of the date on which Rugby disposes of 50
                                                      percent of the Huttig common stock received in the
                                                      exchange and two years after the completion of the
                                                      exchange.

                                                 o    The spin-off will allow Huttig to recruit, retain and
                                                      motivate key employees by providing them with
                                                      stock-based compensation incentives directly tied to
                                                      the success of Huttig's business.

Will Crane complete the spin-off even if      o  Yes. The spin-off will occur on December 16, 1999. After
the acquisition of Rugby USA cannot be           the spin-off, Huttig will complete the acquisition of
completed?                                       Rugby USA if all of the pre-conditions in the Share
                                                 Exchange Agreement with Rugby have been satisfied.

When will the acquisition of Rugby USA        o  Huttig expects the acquisition to occur immediately
take place?                                      after the spin-off is completed. However, Huttig and
                                                 Rugby generally have until January 31, 2000 to
                                                 complete the acquisition under the Share Exchange
                                                 Agreement.

What will I receive in the spin-off?          o  Crane will distribute one share of Huttig common
                                                 stock together with an accompanying preferred share
                                                 purchase right for every 4.5 shares of Crane common
                                                 stock owned as of December 8, 1999. As soon as
                                                 practicable after the spin-off, the distribution agent
                                                 will mail to you a certificate representing the whole
                                                 shares of Huttig common stock and preferred share
                                                 purchase rights that you receive in the spin-off. You
                                                 will continue to own your Crane common stock.

How will you treat fractional shares?         o  If you are otherwise entitled to receive a fractional
                                                 share of Huttig common stock you will receive cash
                                                 instead of the fractional share. Fractional shares will
                                                 be aggregated and sold by the distribution agent,
                                                 which will distribute to you your portion of the cash
                                                 proceeds promptly after the spin-off. No interest will
                                                 be paid on any cash distributed instead of fractional
                                                 shares.

What do I have to do to participate in        o  Nothing. No Crane stockholder vote is required for
the spin-off?                                    the spin-off.

How many Huttig shares will be                o  When the spin-off and acquisition are completed,
outstanding after the spin-off and the           Huttig expects that there will be approximately 20.5
acquisition of Rugby USA?                        million Huttig shares outstanding, approximately 68%
                                                 of which will be held by former Crane stockholders
                                                 and approximately 32% of which will be held by
                                                 Rugby.

What is Huttig's dividend policy?             o  Huttig currently anticipates that no cash dividends
                                                 will be paid on Huttig common stock in the
                                                 foreseeable future in order to conserve cash for use in
                                                 Huttig's business, for possible future acquisitions and
                                                 for debt reduction. It is expected that Huttig will
                                                 periodically re-evaluate this dividend policy taking
                                                 into account its operating results, capital needs and
                                                 other factors.

How will Huttig common stock trade?           o  Huttig common stock has been approved for listing
                                                 on the New York Stock Exchange under the symbol
                                                 "HBP". Huttig expects that regular trading will begin
                                                 on December 17, 1999. A temporary form of interim
                                                 trading called "when-issued trading" may occur for
                                                 Huttig common stock on or about December 8, 1999
                                                 and continue through December 16, 1999. A
                                                 when-issued listing can be identified by the "wi"
                                                 letters next to Huttig common stock on the New York
                                                 Stock Exchange Composite Tape.

                                                 If when-issued trading develops, you may buy or sell
                                                 Huttig common stock in advance of the December 16,
                                                 1999 spin-off. When-issued trading occurs in order to
                                                 develop an orderly market and trading price for
                                                 Huttig common stock after the spin-off.

                                              o  Crane common stock will continue to trade on a
                                                 regular basis and may also trade on a when-issued
                                                 basis, reflecting an assumed post-spin-off value for
                                                 Crane common stock. When-issued trading in Crane
                                                 common stock, if available, could last from on or
                                                 about December 8, 1999 through December 16, 1999.
                                                 If this occurs, an additional listing for Crane common
                                                 stock, followed by the "wi" letters, will appear on the
                                                 New York Stock Exchange Composite Tape.

Is the spin-off taxable for United States     o  No. Crane has received a tax ruling from the Internal
federal income tax purposes?                     Revenue Service stating in principle that the spin-off
                                                 will be tax-free to Crane and to Crane's stockholders.
                                                 See "Risk Factors" and "The Spin-Off -- Certain
                                                 Federal Income Tax Consequences of the Spin-Off."

Can you explain the purposes and effects      o  The preferred share purchase rights that will
of the rights plan?                              accompany each share of Huttig common stock are
                                                 designed to assure that all Huttig stockholders receive
                                                 fair and equal treatment in the event of any
                                                 unsolicited proposal to acquire control of Huttig and
                                                 to guard against takeover tactics that are not in the
                                                 best interests of all stockholders. The rights will be
                                                 exercisable only if a person or group (other than
                                                 Huttig, any employee benefit plan of Huttig, certain
                                                 Crane charitable funds, including The Crane Fund,
                                                 and Rugby, within certain limits) acquires 20% or
                                                 more of Huttig's outstanding common stock (an
                                                 "acquiring person") or announces a tender offer the
                                                 consummation of which would result in ownership by
                                                 a person or group of 20% or more of the outstanding
                                                 Huttig common stock. Each right will entitle holders
                                                 of Huttig common stock to buy one one-hundredth of
                                                 a share of Huttig junior participating preferred stock
                                                 at an exercise price of $27.50 per share. In specified
                                                 circumstances after the rights become exercisable,
                                                 however, the rights will entitle stockholders other than
                                                 the acquiring person to receive upon exercise shares
                                                 of Huttig common stock having a market value of two
                                                 times the exercise price of the right. Accordingly, the
                                                 rights could make the acquisition of control of Huttig
                                                 in a transaction not approved by Huttig's board of
                                                 directors more difficult.

Will Huttig be related to Crane in any        o  The board of directors of Huttig consists of six
way after the spin-off?                          directors, five of whom currently serve as directors of
                                                 Crane. Mr. R. S. Evans, Chairman and Chief Executive
                                                 Officer of Crane, is the Chairman of Huttig. After
                                                 completion of the acquisition of Rugby USA, individuals
                                                 serving as directors of Crane would constitute five of
                                                 the nine directors of Huttig.

                                              o  Crane's largest stockholder, The Crane Fund, will also
                                                 be Huttig's largest stockholder immediately after the
                                                 spin-off, holding approximately 12.4% of Huttig's
                                                 outstanding common stock. The current trustees of
                                                 The Crane Fund are officers of Crane. After the
                                                 acquisition of Rugby USA, Rugby would be Huttig's
                                                 largest stockholder and The Crane Fund would hold
                                                 only approximately 8.4% of Huttig's outstanding
                                                 common stock. See "Principal Stockholders of
                                                 Huttig."

                                              o  Huttig and Crane have entered into the following
                                                 agreements described under "Arrangements with
                                                 Crane Relating to the Spin-Off":

                                                 o    A Distribution Agreement, which provides for the
                                                      actions required to separate Huttig's businesses
                                                      from other businesses of Crane and governs various
                                                      relationships and circumstances that may arise
                                                      between Huttig and Crane after the spin-off.

                                                 o    An Employee Matters Agreement, which addresses
                                                      issues between Crane and Huttig about employees,
                                                      pension and other employee benefit plans and other
                                                      compensation arrangements for current and former
                                                      employees of Huttig.

                                                 o    A Tax Allocation Agreement dividing certain U.S.
                                                      federal, state, local and non-U.S. tax liabilities
                                                      between Crane and Huttig.

                                              o  Crane will not own any Huttig common stock after
                                                 the spin-off.

Are there any risks entailed in owning        o  Yes. Stockholders should consider carefully the
Huttig common stock?                             matters discussed in the section of this Information
                                                 Statement called "Risk Factors."

Who will serve on the Huttig Board of         o  The Huttig board of directors consists of the following
Directors?                                       individuals, all of whom are currently directors of
                                                 Crane other than Mr. Kulpa: Mr. E. Thayer Bigelow,
                                                 Jr., Mr. R. S. Evans, Mr. Richard S. Forte, Mr. Dorsey
                                                 R. Gardner, Mr. Barry J. Kulpa, and Mr. James L. L.
                                                 Tullis. Upon completion of the acquisition, the board
                                                 of directors would be expanded to nine members and
                                                 three designees of Rugby would become members of
                                                 the board. See "Management -- Directors."

Who will run Huttig?                          o  It is expected that Huttig senior management after
                                                 the spin-off will be the same persons who are
                                                 currently serving as executive officers of Huttig,
                                                 except that upon completion of the acquisition of
                                                 Rugby USA, Mr. Stephen C. Brown, currently the
                                                 President of Rugby USA, would be appointed as
                                                 Chief Operating Officer of Huttig. Mr. R.S. Evans,
                                                 Chairman and Chief Executive Officer of Crane, will
                                                 continue to be the Chairman of Huttig. "See
                                                 Management -- Executive Officers."

WHO CAN HELP ANSWER YOUR QUESTIONS

     Stockholders of Crane with questions relating to the spin-off should contact:

                           Beacon Hill Partners, Inc.
                                90 Broad Street

                            New York, New York 10004
                                 (800) 967-7635


     The distribution agent for Huttig common stock in the spin-off and the transfer agent and registrar for Huttig common stock after the spin-off is:


                    ChaseMellon Shareholder Services, L.L.C.
                                Overpeck Centre
                               85 Challenger Road
                         Ridgefield, New Jersey 07660
                                (201) 296-4000

                        -------------------------------

                                 RISK FACTORS

o IF HUTTIG ACQUIRES RUGBY USA, POTENTIAL DIFFICULTIES IN COMBINING THE OPERATIONS OF THE COMPANIES COULD HAVE A MATERIAL ADVERSE EFFECT ON HUTTIG'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Huttig and Rugby USA have previously operated separately. The proposed management team of the combined company does not have experience with the combined business of Huttig and Rugby USA. The combined company may not be able to integrate the operations of Huttig and Rugby USA without a loss of key employees, customers or suppliers; loss of revenues; increase in operating or other costs; or other difficulties. In addition, the combined company may not be able to realize the operating efficiencies and other benefits sought from the spin-off and the acquisition.

o CYCLICALITY AND SEASONALITY IN THE NEW RESIDENTIAL CONSTRUCTION AND HOME IMPROVEMENT INDUSTRY COULD HAVE A MATERIAL ADVERSE EFFECT ON HUTTIG'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Huttig's and Rugby USA's sales depend heavily on the strength of the national and local new residential construction and home improvement and remodeling markets. The strength of these markets depends on new housing starts and residential renovation projects, which are a function of many factors beyond Huttig's control, including interest rates, employment levels, availability of credit, prices of commodity wood products and consumer confidence.

     Future downturns in the markets that Huttig and, if the Rugby USA acquisition is completed, the combined company, serves could have a material adverse effect on Huttig's operating results or financial condition. In addition, because these markets are sensitive to cyclical changes in the economy in general, future downturns in the economy could have a material adverse effect on Huttig's financial condition and results of operations.

     Huttig's first quarter and, to a lesser extent, its fourth quarter, are typically adversely affected by winter construction cycles and weather patterns in colder climates as the level of activity in the new construction and home improvement markets decreases. Because much of Huttig's overhead and expense remains relatively fixed throughout the year, its profits also tend to be lower during the first and fourth quarters. Rugby USA's sales and profits are subject to similar seasonal fluctuation. The effects of winter weather patterns on Huttig's business are offset somewhat by the increase in residential construction activity during the same period in the deep South, Southwest and Southern California markets in which Huttig participates. It is expected that these seasonal variations will continue in the future.

o COMPETITION IN THE BUILDING PRODUCTS DISTRIBUTION INDUSTRY COULD RESULT IN LOWER SALES AND PRICES, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON HUTTIG'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     The building products distribution industry is highly competitive. The principal competitive factors in this industry are:

     o    availability of product;

     o    service and delivery capabilities;

     o    ability to assist with problem-solving;

     o    relationships with customers; and

     o    breadth of product offerings.

Also, financial stability and geographic coverage are important to manufacturers in choosing distributors for their products.

     Huttig's competition varies by product line, customer classification and geographic market. It competes with many local, regional and, in certain markets and product categories, national building products distributors and dealers. Huttig also competes with major product manufacturers with national distribution capability. To a limited extent in certain markets, Huttig competes with the large home center chains for the business of smaller contractors. There can be no assurance that competition from these large home center chains will not, in the future, include competition for the business of larger contractors. Rugby USA's competitors and competitive environment are similar to Huttig's, except that Rugby USA generally does not compete with home centers or otherwise in the market for direct sales to builders and contractors.

     Some of Huttig's competitors have greater financial and other resources. This will continue to be the case after the acquisition of Rugby USA. Because they have greater resources, they may be able to withstand sales or price decreases better than Huttig can. There can be no assurance that Huttig will be able to respond effectively to the competitive pressures in its industry.

o HUTTIG'S PLANNED PURSUIT OF ACQUISITIONS INVOLVES RISKS THAT MAY HAVE AN ADVERSE EFFECT ON HUTTIG'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS.


     As part of its growth strategy, Huttig plans to pursue additional acquisitions. Other than the acquisition of Rugby USA, Huttig has no present intention to make any specific acquisitions. If Huttig is not correct when it assesses the value, strengths, weaknesses, liabilities and potential profitability of acquisition candidates or it is not successful in integrating the operations of the acquired businesses, it could have a material adverse effect on Huttig's financial condition and results of operation. Huttig also may not be successful finding desirable acquisition candidates or completing acquisitions with candidates that it identifies. Depending upon the size of a particular transaction or the magnitude of Huttig's acquisition activity in the aggregate, future acquisitions could require additional equity capital, further borrowings and/or the consent of Huttig's lenders. Future acquisitions that Huttig finances through issuing equity securities could be dilutive to then current stockholders. There can be no assurances that Huttig's lenders will consent to any capital raising or acquisition transactions.

o HAVING NO OPERATING HISTORY AS A STAND-ALONE COMPANY MAKES IT IMPOSSIBLE TO PREDICT HUTTIG'S PROFITABILITY AFTER THE SPIN-OFF.

     Huttig has historically relied on Crane for certain financial and administrative services, such as treasury, legal, tax, insurance and employee benefit plan administration. Following the spin-off, Huttig will incur the additional costs of performing these functions itself, as well as the additional expenses associated with the management of a public company. While Huttig has been profitable as part of Crane, there can be no assurance that, as a stand-alone company, its future profits will be comparable to historical results before the spin-off. See "Huttig Unaudited Pro Forma Condensed Combined Financial Information."

o IF HUTTIG CANNOT ATTRACT AND RETAIN KEY PERSONNEL IT COULD HAVE A MATERIAL ADVERSE EFFECT ON ITS FUTURE SUCCESS.

     Huttig's future success depends to a significant extent upon the continued service of its executive officers and other key management and technical personnel and on its ability to continue to attract, retain and motivate qualified personnel. The combined company's future success will also depend in significant part upon its ability to retain key management and employees of Rugby USA. The loss of the services of one or more key employees or Huttig's failure to attract, retain and motivate qualified personnel could have a material adverse effect on Huttig's financial condition and results of operations.

o ANY INABILITY TO OBTAIN THE PRODUCTS THAT HUTTIG DISTRIBUTES COULD HAVE A MATERIAL ADVERSE EFFECT ON ITS FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Huttig distributes building products that are manufactured by a number of major suppliers. As is customary in this industry, Huttig's contracts with its suppliers are terminable without cause on short notice. Although Huttig believes that its relationships with its suppliers are strong and that it would have access to similar products from competing suppliers, any disruption in its sources of supply, particularly of the most commonly sold items, could have a material adverse effect on its financial condition and results of operations. Rugby USA also does not have long-term contracts with its suppliers. Supply shortages may occur as a result of unanticipated demand or production difficulties. When shortages occur, building material suppliers often allocate products among distributors. Future shortages may occur from time to time and may have a short-term material adverse effect on Huttig's or the combined company's financial condition and results of operations.

o HUTTIG'S FINANCIAL PERFORMANCE IS INFLUENCED BY THE FLUCTUATION IN PRICES OF COMMODITY WOOD PRODUCTS THAT HUTTIG BUYS AND THEN RESELLS.

     In parts of Huttig's business, such as the softwood molding manufacturing operation and certain of its distribution centers, Huttig is subject to periodic fluctuations in the prices of wood commodities. Huttig's profitability is influenced by these fluctuations due to the change in wood commodity prices between the time it buys them and the time it resells them. The profitability of certain of Rugby USA's distribution centers is also affected by these fluctuations. There can be no assurance that an inability to manage these fluctuations would not have a material adverse effect on Huttig's or the combined company's financial condition and results of operations.


o BECAUSE THERE HAS BEEN NO PRIOR MARKET FOR HUTTIG'S COMMON STOCK, IT IS IMPOSSIBLE TO PREDICT THE PRICES AT WHICH HUTTIG COMMON STOCK WILL TRADE IN THE OPEN MARKET.

     There has been no prior trading market for Huttig's common stock, and there can be no guarantee as to the prices at which it will trade after completion of the spin-off. Until Huttig common stock is fully distributed and an orderly market develops, the trading prices for it may fluctuate significantly. The prices at which shares of Huttig common stock trade will be determined by the marketplace and may be influenced by many factors, including, among other things, the following factors:

     o    the depth and liquidity of the market for Huttig common stock;

     o investor perceptions of Huttig, its business and the industries in which it operates and of the combined company if the acquisition of Rugby USA is completed;

     o    Huttig's dividend policy;

     o    Huttig's or the combined company's financial results; and

     o    general economic and market conditions.

o IF SUBSTANTIAL VOLUMES OF THE HUTTIG COMMON STOCK RECEIVED IN THE SPIN-OFF ARE RE-SOLD SOON AFTER THE SPIN-OFF, IT COULD CAUSE A DECREASE IN THE MARKET PRICE OF HUTTIG COMMON STOCK.

     Substantially all of the shares of Huttig common stock distributed in the spin-off will be eligible for immediate resale in the public market. In transactions similar to the spin-off, it is not unusual for a significant redistribution of shares to occur during the first few weeks or even months following completion of the transaction because of the differing objectives and strategies of investors.

     It can not be predicted whether substantial amounts of Huttig common stock will be sold in the open market following the spin-off or what effect such sales might have. A large volume of sales in the public market during this period, or the perception that any redistribution has not been completed, could have a material adverse effect on the market price of Huttig common stock.

o THE AVAILABILITY OF THE HUTTIG COMMON STOCK ACQUIRED BY RUGBY FOR FUTURE SALE COULD HAVE A DAMPENING EFFECT ON THE MARKET PRICE OF HUTTIG'S COMMON STOCK.

     The market price of the Huttig common stock could be adversely affected by the availability for public sale by Rugby of all of its shares of Huttig common stock, which it may require Huttig to include in a registration statement filed under the Securities Act of 1933 not later than four months after the exchange. Thereafter, Rugby may require Huttig to include in additional registration statements shares that were not sold in the initial registration. See "Description of the Acquisition Transactions -- The Registration Rights Agreement."

o FAILURE OF REPRESENTATIONS AND ASSUMPTIONS UNDERLYING THE IRS TAX RULING COULD CAUSE THE SPIN-OFF NOT TO BE TAX-FREE TO CRANE OR TO CRANE'S STOCKHOLDERS AND MAY GIVE RISE TO INDEMNIFICATION OBLIGATIONS ON HUTTIG'S PART.

     While a tax ruling relating to the qualification of a spin-off as a tax-free distribution within the meaning of Section 355 of the Internal Revenue Code generally is binding on the IRS, the continuing validity of a tax ruling is subject to certain factual representations and assumptions. Neither Crane nor Huttig is aware of any facts or circumstances that would cause the representations and assumptions contained in the tax ruling request made by Crane to be untrue.

     If the spin-off were not to qualify as a tax-free distribution within the meaning of Section 355 of the Code, Crane would recognize taxable gain equal to the excess of the fair market value of the Huttig common stock distributed to Crane's stockholders over Crane's tax basis in the Huttig common stock. In addition, each Crane stockholder who receives the Huttig common stock in the spin-off would generally be treated as receiving a taxable distribution in an amount equal to the fair market value of the Huttig common stock.


     If the spin-off qualified under Section 355 of the Code but was disqualified as tax-free to Crane because of certain post-spin-off circumstances, such as an acquisition of Huttig within two years after the spin-off that, together with the spin-off, is treated as pursuant to a single plan, Crane would recognize taxable gain but the spin-off would generally remain tax-free to each Crane stockholder.


     The Tax Allocation Agreement provides that Huttig will be responsible for any taxes imposed on Crane that would not have been payable but for the breach by Huttig of any representation, warranty or obligation under the Tax Allocation Agreement, the tax ruling request or the Distribution Agreement. For example, under the Tax Allocation Agreement, unless Huttig receives an opinion of counsel reasonably satisfactory to Crane or a new IRS ruling to the effect that the action will not disqualify the spin-off from tax-free treatment, Huttig may not for two years after the spin-off, among other things, be acquired by a third party or repurchase more than 20% of the outstanding Huttig common stock. If any of the taxes described above were to become payable by Huttig because it breached one of these or its other representations or obligations, that payment would have a material adverse effect on Huttig's financial position, results of operations and cash flow and could exceed its net worth by a substantial amount. See "Arrangements with Crane Relating to the Spin-Off-- Tax Allocation Agreement." If, on the other hand, Huttig did not have sufficient financial resources to pay some or all of the taxes imposed on Crane as a result of a breach, the payment of some or all of the taxes by Crane could have a material adverse effect on Crane's financial position, results of operations and cash flow.

o IF HUTTIG OR THE COMBINED COMPANY IS NOT SUCCESSFUL IN MANAGING ITS YEAR 2000 TRANSITION IT COULD HAVE A MATERIAL ADVERSE EFFECT ON ITS FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Crane and Huttig are in the process of implementing plans to address issues related to the impact of the Year 2000 on Huttig's business systems, infrastructure and suppliers. The estimated costs associated with these efforts continue to be evaluated based on actual experience.

     While Huttig and Rugby USA each believes, based on available information, that it will be able to manage its total Year 2000 transition without any material adverse effect on its business, financial condition and results of operations, there can be no assurance that this will be the case. In addition, Huttig and Rugby USA's businesses may be adversely affected by the failure of suppliers, customers and federal, state, local and foreign governments to address Year 2000 issues affecting their systems.

     See "Huttig Management's Discussion and Analysis of Results of Operations and Financial Condition -- Year 2000."

o PROVISIONS OF HUTTIG'S GOVERNING DOCUMENTS, APPLICABLE LAW AND THE TAX ALLOCATION AGREEMENT COULD HAVE THE EFFECT OF DELAYING OR PREVENTING A CHANGE IN CONTROL OF HUTTIG, OR LIMITING CERTAIN OTHER ACTIONS OF HUTTIG, WHICH MAY HAVE AN ADVERSE EFFECT ON THE MARKET PRICE OF HUTTIG'S COMMON STOCK.


     Huttig's Restated Certificate of Incorporation, Restated Bylaws and Rights Agreement, and the General Corporation Law of the State of Delaware (the "DGCL"), contain provisions that could make the acquisition of control of Huttig in a transaction not approved by Huttig's board of directors more difficult. See "Description of Huttig Capital Stock -- Rights Plan," "-- Certain Provisions of Huttig's Governing Documents," and "-- Anti-takeover Legislation." Certain tax consequences described above may also discourage an acquisition of control of Huttig for some period of time.


     Huttig will be limited under the Tax Allocation Agreement in its ability to engage in certain transactions during the two-year period after the spin-off. The Tax Allocation

Agreement provides that during that two-year period, Huttig cannot liquidate, merge or consolidate with any other person without Crane's consent and that Huttig will not enter into any transaction or make any change in its equity structure that may adversely affect the tax-free nature of the spin-off. See "Arrangements with Crane Relating to the Spin-Off -- Tax Allocation Agreement."

o COMPLIANCE WITH INCREASING ENVIRONMENTAL REGULATIONS AND THE EFFECTS OF POTENTIAL ENVIRONMENTAL LIABILITIES COULD HAVE A MATERIAL ADVERSE EFFECT ON HUTTIG'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Huttig and Rugby USA are subject to federal, state and local environmental laws and regulations. Huttig has been identified as a potentially responsible party in connection with the clean up of contamination at two sites. In addition, some of Huttig's distribution centers are located in areas of current or former industrial activity where environmental contamination may have occurred, and for which Huttig, among others, could be held responsible. Huttig does not believe that its contribution to the clean up of the two sites will be material or that there are any material environmental liabilities at any of its distribution center locations. Huttig and Rugby USA each believes that it is in compliance with applicable laws and regulations regulating the discharge of hazardous substances into the environment. However, there can be no assurance that environmental liabilities of Huttig or the combined company will not have a material adverse effect on Huttig's financial condition or results of operations.

                              CAUTIONARY STATEMENT

     You are cautioned that this document contains disclosures that are forward-looking statements. All statements regarding Huttig's and the combined company's expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budgets, projected costs or cost savings, capital expenditures, competitive positions, growth opportunities, plans and objectives of management for future operations and markets for stock are forward-looking statements. In addition, forward-looking statements include statements in which words such as "expect," "believe," "anticipate," "intend," "plans," "should," "opportunity" or similar expressions are used. Although it is believed that the expectations reflected in such forward-looking statements are based on reasonable assumptions, no assurance can be given that such expectations will prove to have been correct, and actual results may differ materially from those reflected in the forward-looking statements.

     Factors that could cause Huttig's actual results to differ from the expectations reflected in the forward-looking statements in this document include those set forth in "Risk Factors" as well as those risks relating to leverage and debt service requirements (including sensitivity to fluctuations in interest rates) and general business and economic conditions.

     Neither Huttig nor Crane has any intention of or obligation to update forward-looking statements, even if new information, future events or other circumstances make them incorrect or misleading.

                        BUSINESS OF THE COMBINED COMPANY

     The combined company will be one of the largest domestic distributors of building materials. Through its combination with Rugby USA, Huttig expects to enhance its ability to leverage its size to achieve economies of scale in administrative functions, to negotiate beneficial purchasing terms and to improve its systems. These benefits are expected to be further leveraged through the consolidation of overlapping distribution centers in certain geographic areas. Also, in addition to expanding Huttig's presence in Eastern United States markets generally, Rugby USA would add significantly to Huttig's markets in the Midwest, particularly in Indiana and Missouri.

                               BUSINESS OF HUTTIG


OVERVIEW

     Huttig is a distributor of building materials used principally in new residential construction and in home improvement, remodeling and repair work. Its products are distributed through 45 distribution centers serving 41 states, principally to building materials dealers (who, in turn, supply the end-user), directly to professional builders and large contractors, and to home centers, national buying groups and industrial and manufactured housing builders. Huttig's American Pine Products manufacturing facility, located in Prineville, Oregon, produces softwood moldings. Approximately 20% of its sales are to Huttig's distribution centers.

     Huttig's growth strategy is to provide the residential construction business with differentiated building products and excellent service and to enhance its profitability through increased efficiencies. Huttig plans to execute this strategy through acquisitions that allow it to expand geographically, consolidate in existing markets or broaden its customer base, and by focusing on customer service, capitalizing on the size of its distribution center network and reducing its transaction costs.

     Huttig's products include doors, windows, moldings, specialty building materials such as housewrap, stair parts and engineered wood products, and lumber and other commodity building products. Products carried by a particular distribution center vary by location. Many of Huttig's products, such as pre-hung doors, pre-assembled windows, cut-to-length molding and lumber are customized to customer specifications, resulting in higher margin value-added business. In order to improve customer service, Huttig is focused on increasing its product offerings with a greater depth of similar products and a broader range of complementary products such as wall panels, trusses and engineered floor systems.

     To varying degrees in different markets, Huttig offers a number of services to its customers, including assistance with project design and product specifications, installation of products and coordination of job-site delivery with whole house packages staged for delivery as needed by the contractor. Huttig sells on open account terms to pre-approved customers at all locations.

     Each distribution center is focused on meeting local market needs and offering competitive prices. Inventory levels, merchandising and pricing are tailored to local markets. Huttig's information system provides each distribution center manager with real-time pricing, inventory availability and margin analysis to facilitate this strategy. Huttig also supports its distribution centers with centralized product management, credit and financial controls, training and marketing programs and human resources expertise.


     Huttig seeks to closely align its employee compensation structure with its shareholders' interests. A significant part of the compensation of most of Huttig's employees is based on the performance of individual distribution centers. Huttig's management incentive compensation programs, in which all executive officers and building center managers participate, are based on increasing the after-tax rate of return on the assets employed in its business. In addition, Huttig's stock-based compensation plans are designed to ensure that key employees are focused on actions and strategies intended to increase shareholder value.



INDUSTRY TRENDS

     The building materials distribution industry is characterized by its substantial size, highly fragmented ownership structure and dependence on the cyclical and seasonal home building industry.

     New housing starts in the U.S. in 1998 approximated 1.7 million based on data from F.W. Dodge, including 1.3 million single family residences. Approximately 64% of single family new construction in 1998 occurred in markets served by Huttig's distribution centers. According to the U.S. Department of Commerce, total spending on U.S. new residential construction in 1998 was $214.0 billion and aggregate expenditures for residential repair and remodeling were an additional $120.0 billion. Huttig believes that sales of windows, doors and other millwork accounted for approximately $12.0 billion in 1998.

     Prior to the 1970's, building materials were sold in both rural and metropolitan markets largely by local dealers, such as lumberyards and hardware stores. These dealers, who generally purchased their products from wholesale distributors, sold building products directly to homeowners, contractors and homebuilders. In the late 1970's and 1980's, the advent of home center chains such as The Home Depot and Lowe's began to alter this distribution channel, particularly in metropolitan markets, as these retailers started to displace some local dealers. These mass merchandisers market a broad range of competitively priced building materials to the homeowner and small home improvement contractor. Also during this period, some building materials manufacturers such as Georgia Pacific and Weyerhauser began selling their products directly to home center chains and to local dealers as well. Accordingly, most wholesale distributors have been diversifying their businesses by seeking to sell directly to large contractors and homebuilders in selected markets and by providing home centers with fill-in and specialty products. Also, as large homebuilding companies seek to streamline the new residential construction process, building materials distributors have increasing opportunities to provide higher margin turnkey products and services.

     The increasingly competitive environment faced by dealers also has prompted a trend toward industry consolidation that Huttig believes offers significant opportunities. Many distributors in the building materials industry are small, privately-held companies that generally lack the purchasing power of a larger entity and may also lack the broad lines of products and sophisticated inventory management and control systems typically needed to operate a multi-branch distribution network. These characteristics are also driving the consolidation trend in favor of companies like Huttig that operate nationally and have significant infrastructure in place.


STRATEGY

     Huttig's strategy is to grow its business by providing the residential construction industry with differentiated building products and excellent service, and to enhance its profitability through increased efficiencies. To execute this strategy, Huttig is focusing on four goals:

     o    Expansion through acquisition;

     o    Enhancing customer service;

     o    Leveraging its size; and

     o    Lowering transaction costs.

     Expansion Through Acquisition. Huttig's acquisition strategy is to target leading traditional regional building materials distributors whose acquisition will allow Huttig to:

     o    enter new geographic markets;

     o    consolidate its presence in existing markets through

          o increasing economies of scale in terms of delivery capabilities and purchasing, or

          o broadening its product offerings, including those that will enhance its reputation as a value-added distributor of name-brand products; or

     o broaden its customer base, including by increasing direct sales to builders and contractors.

Although Huttig has locations across most of the U.S., it does not have distribution centers in Texas or the Rocky Mountain or Great Lakes regions. Huttig also sees opportunity for greater market penetration in some of the mid-Atlantic states. Value-added service capabilities, such as project design assistance, installation of products and the ability to provide and co-ordinate delivery of building materials for whole house construction, also influence the selection of acquisition targets.

     Enhancing Customer Service. Huttig is seeking to increase sales and profitability through enhancing customer service in the following ways:

     o Increasing the breadth of its product lines to provide more "one-stop-shop" capabilities.

     o Positioning itself to provide efficient outsourcing of value-added services.

     o Optimizing ease and responsiveness in the order-taking and delivery process.

     Leveraging Its Size. Huttig has established a centralized approach to product management and administrative functions in order to capitalize on the size of its U.S. distribution center network.

     o Inventory levels, merchandising and pricing are tailored to local markets, but vendor selection and purchase cost are negotiated nationally from Huttig's headquarters. Huttig seeks to be a major customer of its suppliers, enabling it to obtain beneficial pricing and purchasing terms, ensure timely delivery of products and maintain appropriate inventory availability. Management believes that further opportunities to realize purchasing economies exist, which will be further enhanced by the acquisition of Rugby USA, and Huttig intends to pursue such opportunities.

     o Huttig centralizes many administrative functions such as accounting and finance, information technology, employee benefits, insurance, human resources, legal and national account sales efforts, both to achieve economies of scale and to permit distribution center managers to focus on sales, service and profitability.

     o The benefits of centralization are being further leveraged through the consolidation of distribution centers with overlapping service areas. Huttig plans to continue consolidation of locations in tandem with its acquisition strategy.

     Lowering Transaction Costs. Huttig is organizing to reduce transaction costs through increased operating efficiencies. Utilization of Six Sigma, a statistical and analytic process improvement technique to reduce inefficiencies, has been employed beneficially in this effort.

     o Huttig's centralization of product management and administrative functions, and the consolidation of overlapping locations, are an integral part of its efforts to increase operating efficiencies. Huttig is also working to centralize logistics and transportation functions.

     o Another key effort Huttig is undertaking is the standardization of processes and procedures at its distribution centers, which Huttig believes will further enhance the ability of its managers to focus on sales, service and profitability.

     o Assisted by recent investment in technology through installation of a wide area network and upgrades to its computer systems, Huttig can provide administrative support to multiple distribution centers from another center or to all centers from headquarters. Huttig's information system provides its distribution center managers with real-time pricing, inventory availability and margin analysis.

PRODUCTS

     Each distribution center carries a variety of products that vary by location. Huttig's principal products are doors, windows, moldings, specialty building materials such as housewrap, stair parts and engineered wood products, and lumber and other commodity building products.

     The following table sets forth information regarding the percentage of net sales represented by the specified categories of total products sold by Huttig's distribution centers during each of the last two fiscal years. While it is believed that the percentages included in the table generally indicate the mix of Huttig's sales by category of product, the specific percentages are affected year-to-year by changes in the prices of commodity wood products, as well as changes in unit volumes sold.


                           1998     1997
                          ------   -----
Doors .................   37%      37%
Specialty Building
   Materials ..........   20       21
Windows ...............   19       21
Moldings ..............   12       15
Lumber and Other
   Commodity
   Products ...........   12        6


     Huttig's sales of doors were approximately $260.0 million in 1998 and included both interior and exterior doors and pre-hung door units. Huttig sells wood, steel and composite doors from various branded manufacturers such as Therma-Tru (Registered Trademark) , Jeld-Wen (Registered Trademark) , Florida Made, and Premdor (Registered Trademark) , as well as providing value-priced unbranded products. The pre-hanging of a door within its frame is a value-added service that Huttig provides, allowing an installer to quickly place the unit in the house opening. Coupled with pre-hanging, Huttig also assembles many exterior doors with added sidelites and transoms, also value-added services and products. To meet the increasing demand for pre-hung doors, Huttig invested $3.0 million in state-of-the-art equipment during 1999, which allowed it to increase its capacity by approximately 20%.


     Sales of specialty building materials were $141.0 million in 1998. Included in this category are products differentiated through branding or value-added characteristics. Branded products include Tyvek (Registered Trademark) housewrap, L. J. Smith Stair

Systems and Simpson Strong-Tie (Registered Trademark) connectors. Also included in specialty sales are trusses, wall panels and engineered wood products such as floor systems assembled in Huttig's recently acquired facility in Topeka, Kansas serving the eastern Kansas and western Missouri markets.


     Window sales amounted to $133.0 million in 1998 and included shipments of wood, vinyl-clad, vinyl and aluminum windows from branded manufacturers such as Andersen (Registered Trademark) , Weather Shield and Marvin, as well as unbranded products. Andersen (Registered Trademark) trademarked products, sold to dealers through 13 of Huttig's distribution centers, accounted for a significant majority of Huttig's 1998 sales of windows. Huttig is working to expand the depth of its offerings of windows to include a wider range of quality and price as part of the strategy to better serve the customer.

     Molding sales, including door jams, door and window frames, and decorative ceiling, chair and floor molding, were $89.0 million in 1998. The vast majority of these sales were made by American Pine Products. Profitability of this highly competitive, commodity-priced product depends upon efficient plant operations, rapid inventory turnover and quick reaction to changing market conditions. Moldings are a necessary complementary product line to doors and windows as part of a house's millwork package.

     Sales of lumber and other commodity building products were $85.0 million in 1998. Growth of Huttig's lumber sales has resulted primarily from its acquisition of Mallco Lumber Company in Phoenix in 1997 and Huttig's acquisition of certain assets of and assumption of certain liabilities of Consolidated Lumber Company, Inc. in Kansas City in 1998. These acquisitions reflect Huttig's strategy to provide builders with the capability to purchase a house's framing and millwork package of products from one source and have each component delivered when needed. Other commodity building products include dry wall, metal vents, siding, nails and other miscellaneous hardware.


PURCHASING

     Huttig generally negotiates with its major vendors on a company-wide basis to obtain favorable pricing, volume discounts and other beneficial purchase terms. A majority of Huttig's purchases are made from suppliers offering payment, discount and volume purchase programs. Distribution center managers are responsible for inventory selection and ordering on terms negotiated centrally. This approach allows Huttig's distribution centers to remain responsive to local market demand, while still maximizing purchasing leverage through volume orders. Distribution center managers are also responsible for inventory management at their respective locations.

     Huttig is a party to distribution agreements with certain vendors, including Andersen (Registered Trademark) , on an exclusive or non-exclusive basis, depending on the product and the territory involved. Huttig's distributorships generally are terminable at any time by either party, in some cases without notice, and otherwise on notice ranging up to 60 days.


SALES AND MARKETING

     Each of Huttig's distribution centers tailors its product and service mix to the local market and operates as a separate profit center. Huttig's marketing programs center on fostering strong customer relationships and providing superior service. This strategy is furthered by the high level of technical knowledge and expertise of Huttig's personnel. Huttig focuses its marketing efforts on the residential new housing and remodeling segments, with efforts directed toward the commercial and industrial segments limited to a small portion of its business. Certain of Huttig's suppliers advertise to the trade and directly to the individual consumer through nationwide print and other media.

     Huttig's distribution center sales organization consists of outside field sales personnel serving the customer on-site who report directly to their local distribution center manager. They are supported by inside customer service representatives at each branch. This sales force is compensated by commissions determined on the basis of return on sales or total margin on sales.


CUSTOMERS

     Huttig distributes products to a large number and variety of building materials dealers, professional builders, large contractors, home centers, national buying groups and others.

     Building materials dealers represent Huttig's single largest customer group. Despite the advent of the home center chains and the trends toward consolidation of dealers and increased direct participation in wholesale distribution by some building materials manufacturers, Huttig believes that the wholesale distribution business continues to provide opportunities for increased sales. Huttig is targeting home centers for sales of fill-in and specialty products. In addition, some manufacturers are seeking to outsource the marketing function for their products, a role that Huttig, as a large, financially stable distributor, is well-positioned to fill. Opportunities also exist for large distributors with the necessary capabilities to perform increasing amounts of services such as pre-hanging doors, thereby enabling Huttig to enhance the value-added component of its business.

     The percentage of Huttig's 1998 revenue attributable to various categories of customers are as follows:



Dealers ..........................   62%
Home Centers and Buying Groups       15
Builders and Contractors .........   13
Industrial and Manufactured
   Housing .......................   10

COMPETITION

     Huttig's competition varies by product line, customer classification and geographic market. Huttig competes with many local and regional building product distributors, and, in certain markets and product categories, with national building product distributors and dealers. Huttig also competes with major corporations with national distribution capability, such as Georgia-Pacific, Weyerhaeuser and other product manufacturers that engage in direct sales; however, it also acts as a distributor for certain products of these manufacturers. Huttig sells products to large home center chains such as The Home Depot and Lowe's and, to a limited extent in certain markets, competes with them for business from smaller contractors. Competition from such large home center chains may, in the future, include more competition for the business of larger contractors.

     Huttig believes that competition in the wholesale distribution business is largely on the basis of product availability, service and delivery capabilities and breadth of product offerings. Also, financial stability and geographic coverage are important to manufacturers in choosing distributors for their products. In the builder support business, Huttig's target customers generally select building products distributors on the basis of service and delivery, ability to assist with problem-solving, relationships and breadth of product offerings. Huttig's relative size and financial position are advantageous in obtaining and retaining distributorships for important products. Huttig's relative size also permits it to attract experienced sales and service personnel and gives it the resources to provide company-wide sales, product and service training programs. By working closely with its customers and utilizing its information technology, Huttig's branches are able to maintain appropriate inventory levels and are well-positioned to deliver completed orders on time.

     Huttig's American Pine Products softwood molding manufacturing business competes on the basis of relative length of lead times to produce and deliver product, service and geographic coverage.

FACILITIES

     Huttig's headquarters are in Chesterfield, Missouri, in leased facilities. Its manufacturing facility for softwood moldings is a 280,000-square foot facility owned by Huttig and located in Prineville, Oregon. Approximately 53% of Huttig's 45 distribution centers are leased and the remainder are owned. Warehouse space at Huttig's distribution centers aggregates approximately 2.7 million square feet. The types of facilities at these centers vary by location, from traditional wholesale distribution warehouses that may have particular value-added service capabilities such as pre-hung door operations, to classic lumber yards, and to builder support facilities with broad product offerings and capabilities for a wide range of value-added services. Huttig believes that its locations are well maintained and generally adequate for their purposes.

TRADENAMES

     Historically, Huttig has operated under various tradenames in the markets it serves, retaining the name of an acquired business to preserve local identification. To capitalize on its increasing national presence, Huttig has converted most branch operations to the primary tradename "Huttig Building Products." Some local branches continue to use historical tradenames as secondary tradenames to maintain goodwill.


EMPLOYEES

     At December 31, 1998, Huttig employed 2,328 persons, of which approximately 300 were represented by unions. Two of Huttig's collective bargaining agreements expire in the next six months. Management expects to reach new agreements without a work stoppage. Huttig has not experienced any strikes or other work interruptions in recent years and has maintained generally favorable relations with its employees. The following table shows the approximate breakdown by job function of Huttig's employees:



Distribution centers .........   1,574
Manufacturing ................     443
Field sales ..................     234
Officers and corporate
   administrative ............      77

SEASONALITY

     Huttig's first quarter and, to a lesser extent, its fourth quarter, are typically adversely affected by winter construction cycles and weather patterns in colder climates as the level of activity in both the new construction and home improvement markets decreases. The effects of winter weather patterns on Huttig's business are offset somewhat by the increase in residential construction activity during the same period in the deep South, Southwest and Southern California markets in which Huttig participates. Huttig also closely monitors operating expenses and inventory levels during seasonally affected periods and, to the extent possible, controls variable operating costs to minimize seasonal effects on profitability.


BACKLOG

     Huttig's customers generally order products on an as-needed basis. As a result, virtually all product shipments in a given fiscal quarter result from orders received in that quarter. Consequently, order backlog represents only a very small percentage of the product sales that Huttig anticipates in a given quarter and is not indicative of its actual sales for any future period.


LEGAL PROCEEDINGS


     Huttig is involved in various lawsuits, claims and proceedings arising in the ordinary course of its business. While the outcome of any lawsuits, claims or proceedings cannot be predicted, Huttig does not believe that the disposition of any pending matters will have a material adverse effect on its financial condition, results of operations or liquidity.



ENVIRONMENTAL

     Huttig is subject to federal, state and local environmental laws and regulations. Huttig has been identified as a potentially responsible party in connection with the clean up of contamination at two sites. In addition, some of Huttig's distribution centers are located in areas of current or former industrial activity where environmental contamination may have occurred, and for which Huttig, among others, could be held responsible. Huttig does not believe that its contribution to the clean up of the two sites will be material or that there are any material environmental liabilities at any of its distribution center locations. Huttig also believes that it is in compliance with applicable laws and regulations regulating the discharge of hazardous substances into the environment.

                              BUSINESS OF RUGBY USA

     Rugby USA, like Huttig, is a distributor of building materials to the new residential construction and home improvement markets, selling principally to building materials dealers, home centers and national buying groups. At the time of the exchange, Rugby USA will have 31 distribution centers serving 34 states. Rugby USA's strategy is to operate a streamlined, effective and responsive distribution business, based on efficient processes at the branch level combined with strong centralized support.

     Rugby USA's products include doors, windows, moldings, roofing, insulation, lumber, kitchen cabinets and other products. Products vary by location. Rugby USA actively seeks to provide value-added services to its customers, such as pre-hanging doors. The following table sets forth information regarding the percentage of net sales represented by the specified categories of total products sold by the Rugby USA distribution centers being acquired by Huttig during each of the last two fiscal years:




                                           1998     1997
                                          ------   -----
Doors .................................     20%    19%
Specialty Building Materials ..........     37     39
Windows ...............................     10     10
Moldings ..............................      8      7
Lumber and Other Commodity
   Products ...........................     25     25


     Rugby USA's sales of doors at the 31 distribution centers were $95 million in 1998, including branded doors from manufacturers, principally Premdor (Registered Trademark) , as well as unbranded products. Sales of specialty building materials were $168 million in 1998. These included branded products such as Simpson Strong-Tie (Registered Trademark) connectors, Typar (Registered Trademark) housewrap, and Owens Corning (Registered Trademark) roofing and insulation. Also included in specialty sales are various kitchen cabinets, vinyl siding, decking, ventilation and fencing. Window sales were $45 million in 1998 and included branded windows such as Andersen (Registered Trademark) and Caradco (Registered Trademark) , as well as unbranded products. Molding sales were $36 million in 1998. Sales of lumber and other commodity building products such as hardwood plywood, MDF, particle board and LAUAN were $115 million in 1998.


     The percentage of 1998 revenue attributable to various categories of customers for the 31 Rugby USA distribution centers is as follows:


Dealers .................................   81%
Home Centers and Buying Groups ..........   15
Industrial/Manufactured Housing .........    4

     Similar to Huttig, Rugby USA has established centralized purchasing and administrative services, and has concentrated inventory selection and management at the branch level. Rugby USA's marketing programs focus on customer service and value-added services.


     Rugby USA's competitors and competitive environment are similar to Huttig's, except that Rugby USA generally does not compete with home centers or otherwise in the market for direct sales to builders and contractors. Rugby USA's business is also affected by seasonal variations similar to Huttig's.


     Rugby USA is headquartered in Alpharetta, Georgia in leased facilities. Approximately 50% of the 31 Rugby USA distribution centers Huttig will acquire are leased, and the remainder are owned. All 31 of these facilities are traditional wholesale distribution warehouses, some of which have value-added capabilities such as pre-hanging doors. As of December 31, 1998, Rugby USA employed 1,090 persons in the distribution centers being acquired as follows:



Distribution centers .............   834
Field sales ......................   191
Corporate administrative .........    65

                    HUTTIG HISTORICAL SELECTED FINANCIAL DATA

       The following table summarizes certain selected financial data of Huttig. The Statement of Income Data set forth below for each of the three years in the period ended December 31, 1998 and the Balance Sheet Data at December 31, 1998 and 1997 are derived from the audited consolidated financial statements and notes thereto included elsewhere in this Information Statement. The Statement of Income Data set forth below for each of the two years in the period ended December 31, 1995 and the Balance Sheet Data at December 31, 1996, 1995 and
1994 are derived from audited consolidated financial statements of Huttig not included in this Information Statement. The Statement of Income Data set forth below for the nine month periods ended September 30, 1999 and 1998 and the Balance Sheet Data at September 30, 1999 are derived from the unaudited condensed financial statements included elsewhere in this Information
Statement. The Balance Sheet Data at September 30, 1998 is derived from unaudited condensed financial statements not included in this Information Statement. The historical selected financial data may not necessarily be indicative of Huttig's past or future performance as a separate, stand-alone company. Such historical data should be read in conjunction with "Huttig Management's Discussion and Analysis of Results of Operations and Financial Condition" and Huttig's financial statements and notes thereto included elsewhere in this Information Statement.




                                  NINE MONTHS ENDED
                                    SEPTEMBER 30,                               YEAR ENDED DECEMBER 31,
                              -------------------------   -------------------------------------------------------------------
                                  1999          1998          1998          1997          1996          1995          1994
                              -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                     (UNAUDITED)                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Income
 Data:
 Net sales ................    $594,914      $521,849      $707,450      $625,503      $595,089      $570,856      $598,665
 Depreciation and
   amortization ...........       4,860         3,925         5,586         4,409         4,929         5,228         5,234
 Operating profit .........      19,541        18,960        26,971        19,842        22,105        18,889        19,500
 Interest expense,
   net ....................       5,789         4,892         6,870         4,467           200           352           402
 Income before
   taxes ..................      13,528        14,103        21,851        14,814        20,757        20,094        20,082
 Provision for
   income taxes ...........       5,075         5,159         8,255         5,759         8,469         8,243         8,225
 Net income ...............       8,453         8,944        13,596         9,055        12,288        11,851        11,857
 Net income per
   share(basic and
   diluted) ...............       8,453         8,944        13,596         9,055        12,288        11,851        11,857
Balance Sheet Data
 (at end of period):
 Assets ...................     217,720       204,559       218,462       153,950       206,430       191,535       185,527
 Long-term debt:
  Note Payable--
    Parent ................      92,182        93,940        93,940        67,100            --            --            --
  Other long-term
    debt ..................       1,189         1,449         1,379         1,715         2,074         2,540         4,911

                       HUTTIG MANAGEMENT'S DISCUSSION AND
                        ANALYSIS OF RESULTS OF OPERATIONS
                             AND FINANCIAL CONDITION

GENERAL

The building products industry and Huttig are affected by various factors including general economic conditions, the level of new residential building and home improvement activity, weather conditions, interest rates, employment levels, and the availability of credit. See "Risk Factors."

Huttig has experienced improvement in its results of operations since 1994, with revenue growing from $598.7 million in 1994 to $707.5 million in 1998. $107.7 million of this revenue growth has been accomplished due to acquisitions completed since 1993. Additionally, Huttig's operating profit has increased from $19.5 million in 1994 to $27.0 million in 1998, a compounded annual growth rate of 8.4%.

These trends are reflected in a 6.2% compounded annual growth rate in gross margin, which resulted from the $11.7 million contribution of acquired businesses and $8.8 million from the sales of higher margin products at existing branches. Gross profit as a percentage of revenue has grown from 13.2% in 1994 to 14.2% in 1998. Operating profit as a percentage of revenue has increased from 3.3% in 1994 to 3.8% in 1998.


NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1998

Revenue increased 14.0% from $521.8 million in the first nine months of 1998 to $594.9 million in the comparable period of 1999. $47.1 million of this increase was due to the 1998 mid-year acquisitions of Consolidated Lumber Company and Number One Supply and the balance to same-branch sales growth of 5.2%.

Gross profit grew $6.3 million to $78.8 million in the first nine months of 1999. $4.3 million resulted from the acquisitions discussed above and $2.0 million from the increase in same-branch sales. Gross profit as a percentage of sales on a same-branch basis declined 0.3% over the 1998 period.


Selling, general and administrative expense increased $4.8 million, or 9.7%, from the comparable prior period, to $54.4 million, primarily as a result of acquisitions (a $3.7 million increase). On a same-branch basis, excluding acquisitions, these expenses increased only 2.4%, and therefore in the first nine months of 1999 were 9.3% of sales compared to 9.5% in the same period last year.


As a result of the contribution from the acquisitions, operating profit in the first nine months of 1999 was $19.5 million, or $.6 million higher than the same period last year.

Interest expense increased $0.9 million as the result of higher borrowings.

Net income decreased $0.5 million for the first nine months of 1999 compared to the same period in 1998, with the operating profit gain being offset by higher borrowing costs.


FISCAL 1998 COMPARED TO FISCAL 1997


Revenue increased 13.1% from $625.5 million in 1997 to $707.5 million in 1998. $32.5 million of this increase was due to the mid-1997 acquisition of MALLCO Lumber Co. and $43.0 million was due to the mid-1998 acquisitions of Number One Supply and of certain assets and assumption of certain liabilities of Consolidated Lumber Company, Inc. Same-branch sales grew $6.5 million, or 1.1%, in 1998.

Gross profit in 1998 grew $18.1 million, or 21.9%, from the prior year and gross profit margins improved to 14.2% from 13.2%. Total gross profit increased $9.4 million as a result of the acquisitions, and $8.7 million from same store sales increases as margins increased due to an improved product mix, including a greater percentage of value-added products, primarily an increase in pre-hung doors.

Selling, general and administrative expenses increased $9.7 million, or 16.8%, to $67.9 million in 1998 from $58.2 million in 1997. This was primarily because of the $5.0 million effect of acquisitions, but also due to an increase in compensation expense. This caused these expenses as a percentage of sales to increase from 9.3% in 1997 to 9.6% in 1998.


Because the gross profit margin increase was greater than the related increase in expenses, operating profit margins increased as a percentage of sales to 3.8% in 1998 from 3.2% in 1997. Operating profit totaled $27.0 million in 1998, a 35.9% increase from $19.8 million in 1997.

Interest expense increased $2.4 million in 1998 compared to 1997 as result of higher borrowings.

Net income increased 50.1% from $9.1 million in 1997 to $13.6 million in 1998 and net income as a percentage of sales increased from 1.4% in 1997 to 1.9% in 1998.


FISCAL 1997 COMPARED TO FISCAL 1996

Revenue increased 5.1% from $595.1 million in 1996 to $625.5 million in 1997 due to the benefit of the sales contribution of the MALLCO Lumber acquisition in July 1997.


Gross profit declined $0.8 million, or 1.0%, in 1997 compared to 1996 because of an increase in raw materials costs for Huttig's molding manufacturing operations and the inability to increase selling prices due to competition from importers.

Selling, general and administrative expense increased $2.0 million, or 3.5%, from $56.2 million in 1996 to $58.2 million in 1997, due to $1.1 million from the acquisition noted above and expenses for repair of several older facilities. As a percentage of sales, these expenses decreased marginally to 9.3% in 1997 from 9.4% in the prior period. Operating income decreased 10.2% from $22.1 million in 1996 to $19.8 million in 1997.


Interest expense increased $4.3 million in 1997 compared to 1996 as result of higher borrowings.


Net income decreased 26.3% from $12.3 million in 1996 to $9.1 million in 1997, and net income as a percentage of sales decreased from 2.1% in 1996 to 1.4% in 1997.



LIQUIDITY AND CAPITAL RESOURCES

Huttig has depended primarily on the cash generated from its own operations to finance its needs. The combination of income from operations and cash generation from improved working capital management has been used to finance capital expenditures and seasonal working capital needs. Huttig's working capital requirements are generally greatest in the first eight months of the year and Huttig generates cash from working capital reductions in the last four months of the year. A continuing management focus to improve inventory turnover and accounts receivable and accounts payable days outstanding resulted in reduced working capital needs. Inventory turns increased to 10.1 in 1998 from 8.1 in 1997 and 7.3 in 1996 resulting in a positive effect on cash flow of $12.4 million over the two years. To the extent internal funds generated were insufficient, Huttig borrowed from Crane Co. and to the extent cash generated by Huttig was greater than current requirements, the cash was returned to Crane. In particular, Huttig historically has borrowed from Crane to finance acquisitions, but has typically been able to generate cash sufficient to finance all other needs. In 1998, capital expenditures of $5.8 million and acquisition costs aggregating $44.9 million were financed through $34.2 million in cash generated from operations, with the remainder through borrowings from Crane.

At September 30, 1999, Huttig had commitments for approximately $2.9 million of capital improvements. No single commitment exceeded $260,000. The commitments are primarily for machinery for productivity improvements, transportation equipment replacement and equipment related to information systems improvements.

In the future, Huttig expects to continue to finance seasonal working capital requirements and acquisitions through cash from operations and finance acquisitions through a credit facility. $100 million of the proceeds from the credit facility is expected to be used to repay indebtedness to Crane and Rugby in connection with the spin-off and the exchange.


EFFECTS OF INFLATION

In 1997, raw material price increases had a negative impact on Huttig's results of operations as it was unable to pass along these added costs to customers through sales price increases due to increased competition from imports. However, as Huttig continues to grow, its manufacturing operations decrease as a percentage of its overall business and any impact of inflation is lessened. Furthermore, management believes that, to the extent inflation affects its costs in the future and competitive conditions permit, Huttig can offset these increased costs by increasing sales prices.


YEAR 2000


The Year 2000 issue relates to most computer software programs using two digits, rather than four, to define the applicable year for dates. Any of Huttig's information technology (IT) and non-information technology (non-IT) systems may recognize a date using "00" as the year 1900, rather than the year 2000. This could result in system failures or miscalculations, causing disruptions in operations, including the inability to process transactions and engage in similar normal business activities within Huttig and with third parties.

Huttig has implemented a Year 2000 program for its IT and non-IT systems consisting of four phases: 1) awareness, formation, planning and management; 2) inventory, analysis, compliance testing, prioritization and planning; 3) implementation and validation; and 4) Year 2000 compliance. Huttig's senior management receive regular updates on the status of Huttig's Year 2000 program.


Huttig's Year 2000 program was initiated in 1997. As of this date, all mission-critical systems, including IT and non-IT systems, have been evaluated, tested and validated. Both internal and independent external resources, including hardware and software suppliers, have been used in this effort, and Huttig has relied significantly upon information from other third-party providers. To the extent that these efforts can affect compliance, Huttig believes that all such systems are now compliant.


In addition to mission-critical systems, Huttig has identified twenty significant third parties, including customers and suppliers, who could have a material effect on Huttig's operations should those parties fail to remediate their own Year 2000 issues. Based upon the information provided by all of these third parties, no problems have been identified. However, Huttig continues to collect and update information on a daily basis. Huttig plans to continue to track third-party activities through the end of 1999. There can be no absolute assurance that any third party systems or products are Year 2000 compliant or that such third parties will not have a material adverse effect on Huttig.

Year 2000 costs incurred to date are approximately $1.4 million, of which $0.6 million was expensed and approximately $0.8 million was capitalized for various software and hardware expenditures in connection with replacing non-compliant systems. No future costs are anticipated for completion of the Year 2000 program. Year 2000 funding has been provided by normal operating cash flows of the business. No other information technology projects have been or are being delayed by this program.


Thorough validation of Year 2000 compliance of mission-critical systems was performed by internal staff with the assistance of the providers of the hardware and software systems. A testing and validation protocol was utilized to fully confirm compliance. The protocol was composed of a variety of test scenarios including setting system dates ahead, performing routine procedures and carefully reviewing results to validate proper functioning of the systems. In all cases Huttig believes mission-critical systems are Year 2000 ready.


Huttig believes that completed modifications and conversions of its software and hardware systems and its efforts to verify the readiness and compliance of material third parties will allow it to have a smooth transition into the Year 2000. To further ensure a smooth transition, a contingency plan is under development to monitor all year-end activities. The plan encompasses internal systems as well as key suppliers and will include specific actions to be taken to identify and resolve issues should any occur.


Overall, the success of the Year 2000 compliance program depends on the work done by a number of technical experts, successful software modifications performed by third parties, and other factors. A deficiency with respect to any of these factors could cause a failure in Huttig's Year 2000 program, in whole or in part. The failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, certain normal business activities or operations, which could have a material adverse effect on Huttig's results of operations, liquidity or financial condition. Due to the inherent uncertainty in the Year 2000 problem, particularly in regard to third party vendor and customer Year 2000 readiness, Huttig is unable to determine at this time whether the consequences of any Year 2000 disruptions or failures will have a material adverse effect on Huttig's results of operations, liquidity or financial condition. However, based on current information, the most reasonably likely worst case scenario would involve the temporary disruption of Huttig's ability to fulfill customer orders and no material adverse effect on Huttig's financial condition is expected from this specific scenario.


MARKET RISK DISCLOSURE

Huttig currently has no floating rate indebtedness, holds no derivative instruments and does not generate significant income from non-U.S. sources. Accordingly, changes in interest rates and currency exchange rates do not generally have a direct effect on Huttig's financial position. Huttig is subject to periodic fluctuations in the price of wood commodities. Profitability is influenced by these fluctuations as prices change between the time Huttig buys and sells the wood. In addition, to the extent changes in interest rates affect the housing and remodeling market, Huttig would be affected by such changes.

       HUTTIG UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION


     The following Unaudited Pro Forma Condensed Combined Financial Information has been prepared to reflect the spin-off, gives effect to Huttig's acquisition of certain assets and assumption of certain liabilities of Consolidated Lumber Company, Inc. and the pending acquisition of Rugby USA by Huttig. This pro forma financial information is based on the historical financial statements of Huttig, Rugby USA and Consolidated Lumber Company, Inc. included elsewhere in this Information Statement, giving effect to such acquisitions under the purchase method of accounting and the assumptions and adjustments (which management believes are reasonable) described in the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information. The pro forma adjustments set forth in the following Unaudited Pro Forma Condensed Combined Financial Information are estimated and may differ from the actual adjustments when they become known, however, no material differences are anticipated. The Unaudited Pro Forma Condensed Combined Financial Information should be read in conjunction with the notes thereto, "Huttig Management's Discussion and Analysis of Results of Operations and Financial Condition" and the audited consolidated financial statements of Huttig, Rugby USA and Consolidated Lumber Company, Inc. included elsewhere in this Information Statement.

     The Huttig unaudited pro forma condensed combined statements of income have been prepared on the basis that the spin-off and the acquisition of Rugby USA by Huttig, including the initial borrowings under the Huttig credit facility and the application of a portion of the proceeds of said borrowings to repay certain indebtedness to Crane and Rugby, and the acquisition of certain assets and assumption of certain liabilities of Consolidated Lumber Company, Inc., had occurred at January 1, 1998. The Huttig unaudited pro forma condensed combined balance sheet has been prepared on the basis that the spin-off, Rugby USA acquisition and the borrowings had occurred on September 30, 1999. The pro forma adjustments as described in the Notes to Unaudited Pro Forma Condensed Combined Financial Information are based on currently available information and contain adjustments that management believes are reasonable. The pro forma adjustments do not reflect any operating efficiencies and cost savings that may be achieved with respect to the combined companies, nor do they reflect any additional expenses that Huttig may incur as a separate, stand-alone public company after the spin-off. This pro forma information is provided for comparative purposes only and does not necessarily represent what the financial position or results of operations would have actually been if the transactions had in fact occurred on such date or at the beginning of such period or to be indicative of the financial results or results of operations for any future date or period. Additionally, the value of the equity used to acquire Rugby USA and the purchase accounting adjustments made in connection with the development of the pro forma condensed combined financial information are preliminary and have been made solely for purposes of developing such pro forma condensed combined financial information. The value of the equity used to acquire Rugby USA, which will comprise 32% of the outstanding shares of the combined entity (exclusive of the shares of restricted stock issued to Huttig's Chief Executive Officer), was based upon trading multiples of comparable publicly traded companies and resulted in an estimated market capitalization of $140 million. Huttig expects the acquisition to occur immediately after the spin-off is completed. When the spin-off and acquisition are completed, approximately 32% of the Huttig shares will be held by Rugby. The value of the equity used to acquire Rugby USA, $44.8 million, which was estimated for purposes of this condensed combined consolidated financial information, will be adjusted to reflect the market price of the Huttig common stock when trading commences. There can be no assurance that the acquisition of Rugby USA will be completed or that the value of the equity used to acquire Rugby USA will not change significantly.

        HUTTIG UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998




                                                      HISTORICAL
                                         -----------------------------------
                                                      CONSOLIDATED
                                                         LUMBER       RUGBY          PRO FORMA               PRO
                                            HUTTIG    COMPANY (a)      USA          ADJUSTMENTS             FORMA
                                         ----------- ------------- ----------- --------------------   -----------------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales ..............................  $707,450      $31,253     $600,209      $  (144,279)(c)        $1,194,633
Cost of sales ..........................   606,993       22,850      475,456         (104,447)(c)         1,000,852
Selling, general and administrative         67,900        6,664      103,436          (33,838)(c)           144,162
Depreciation and amortization ..........     5,586          239        5,189           (4,823)(b)             6,191
                                          --------      -------     --------      -----------            ----------
Operating profit .......................    26,971        1,500       16,128           (1,171)               43,428
Interest expense, net ..................     6,870           --        9,787           (7,790)(d)             8,867
Miscellaneous income, net ..............     1,750           73           --               --                 1,823
                                          --------      -------     --------      -----------            ----------
Income before taxes ....................    21,851        1,573        6,341            6,619                36,384
Provision for income taxes .............     8,255          594        2,885            2,515 (e)            14,249
                                          --------      -------     --------      -----------            ----------
Income from continuing
 operations ............................  $ 13,596      $   979     $  3,456      $     4,104            $   22,135
                                          ========      =======     ========      ===========            ==========
Basic and diluted income from
 continuing operations per share .......  $ 13,596                                                       $     1.08
Average basic and diluted shares
 outstanding ...........................         1                                                           20,500 (f)



   See Notes to Unaudited Pro Forma Condensed Combined Financial Information.

        HUTTIG UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
               FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1999





                                                        HISTORICAL
                                                --------------------------         PRO FORMA
                                                   HUTTIG       RUGBY USA         ADJUSTMENTS          PRO FORMA
                                                ------------   -----------   --------------------   ---------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales ...................................    $ 594,914      $474,763        $  (128,687)(c)       $ 940,990
Cost of sales ...............................      516,085       381,558            (99,704)(c)         797,939
Selling, general and administrative .........       54,428        73,794            (23,688)(c)         104,534
Depreciation and amortization ...............        4,860         4,469             (4,907)(b)           4,422
                                                 ---------      --------        -----------           ---------
Operating profit ............................       19,541        14,942               (388)             34,095
Interest expense, net .......................        5,789         1,113               (279)(d)           6,623
Miscellaneous expense, net ..................          224                                                  224
                                                 ---------                                            ---------
Income before taxes .........................       13,528        13,829               (109)             27,248
Provision for income taxes ..................        5,075         5,887                (42)(e)          10,920
                                                 ---------      --------        -----------           ---------
Income from continuing operations ...........    $   8,453      $  7,942        $       (67)          $  16,328
                                                 =========      ========        ===========           =========
Basic and diluted income from continuing
 operations per share .......................    $   8,453                                            $     .80
Average basic and diluted shares
 outstanding ................................            1                                               20,500 (f)



   See Notes to Unaudited Pro Forma Condensed Combined Financial Information.

           HUTTIG UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1999




                                                        HISTORICAL
                                                 ------------------------
                                                                                 PRO FORMA
                                                   HUTTIG      RUGBY USA        ADJUSTMENTS        PRO FORMA
                                                 ----------   -----------   -------------------   ----------
                                                                       (in thousands)
Assets
Current Assets:
 Cash ........................................    $  4,003     $  8,285        $   (12,288)(g)     $     --
 Accounts receivable (net) ...................      78,459       60,296             (2,949)(m)      135,806
 Inventories .................................      52,720       55,134                 --          107,854
 Other current assets ........................         612       40,885            (35,054)(c)        6,443
                                                  --------     --------        -----------         --------
   Total current assets ......................     135,794      164,600            (50,291)         250,103
Other assets .................................      42,738        7,605             (6,605)(h)       43,738
Deferred taxes ...............................          --           --              7,284 (p)        7,284
Property, plant and equipment -- net .........      39,188       24,178            (24,178)(i)       39,188
                                                  --------     --------        -----------         --------
   Total assets ..............................    $217,720     $196,383        $   (73,790)        $340,313
                                                  ========     ========        ===========         ========
Liabilities and Equity
Current Liabilities:
 Loans and current maturities of
   long-term debt ............................    $    255     $     --                 --         $    255
 Accounts payable ............................      50,396       30,080              1,000 (o)       81,476
 Payable to parent ...........................      13,382           --            (13,382)(j)           --
 Accrued liabilities .........................      15,913       31,778            (21,251)(n)       26,440
                                                  --------     --------        -----------         --------
   Total current liabilities .................      79,946       61,858            (33,633)         108,171
Deferred taxes ...............................         563        1,565             (2,128)(p)           --
Long-term debt ...............................       1,189           --            100,000 (k)      101,189
Note payable to parent .......................      92,182           --            (92,182)(j)           --
Postretirement benefits ......................       7,657           --                 --            7,657
Deferred credit ..............................          --           --              8,752 (q)        8,752
Equity .......................................      36,183      132,960            (54,599)(l)      114,544
                                                  --------     --------        -----------         --------
   Total liabilities and equity ..............    $217,720     $196,383        $   (73,790)        $340,313
                                                  ========     ========        ===========         ========


   See Notes to Unaudited Pro Forma Condensed Combined Financial Information.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                          (DOLLAR AMOUNTS IN THOUSANDS)

(a) This column reflects the historical results of operations related to the net assets acquired from Consolidated Lumber Company, Inc. prior to the July 1, 1998 acquisition date.

(b) This adjustment reflects the amortization of goodwill resulting from the Consolidated Lumber Company, Inc. acquisition, reduction in depreciation and amortization related to Rugby USA assets not acquired (see Note (c) below), and the reduction in depreciation and amortization expense resulting from the negative goodwill related to the Rugby USA proposed acquisition as follows:



                                                                  YEAR ENDED        NINE MONTHS ENDED
                                                              DECEMBER 31, 1998     SEPTEMBER 30, 1999
                                                             -------------------   -------------------
   Amortization of Consolidated Lumber Company, Inc.
    goodwill .............................................        $    949              $     --
   Amortization of Rugby USA deferred credit (see
    Note (i)) ............................................            (583)                 (438)
   Rugby USA depreciation and amortization of assets
    not acquired (see Note (c) below) ....................          (1,095)                 (821)
   Rugby USA depreciation and amortization ...............          (4,094)               (3,648)
                                                                  --------              --------
   Net decrease in depreciation and amortization .........        $ (4,823)             $ (4,907)
                                                                  ========              ========


(c) Certain assets of Rugby USA will be distributed to its shareholder prior to the acquisition by Huttig. These adjustments reflect the reductions of assets from the September 30, 1999 pro forma condensed combined balance sheet and the elimination of the income associated with these assets from the pro forma condensed combined statements of income for the year ended December 31, 1998 and the nine months ended September 30, 1999.

(d) Huttig expects to incur $100,000 of borrowings, the proceeds of which will be used to pay off $68,000 of indebtedness to Crane and $32,000 of indebtedness to Rugby. This adjustment reflects the receipt of the debt proceeds, the payments of the parent company indebtedness, debt acquisition costs of $1,000 and the reduction of interest expense. Interest was assumed to be 8.5% per annum. An increase of 1/8 of a percentage point in the interest rate would result in an increase of interest expense of $125. The adjustment to interest expense is computed as follows:



                                                           YEAR ENDED        NINE MONTHS ENDED
                                                       DECEMBER 31, 1998     SEPTEMBER 30, 1999
                                                      -------------------   -------------------
   Interest on $100 million of borrowings .........        $  8,500              $  6,375
   Amortization of debt acquisition costs .........             200                   150
   Huttig interest to Crane .......................          (6,703)               (5,691)
   Rugby USA interest to Rugby ....................          (9,787)               (1,113)
                                                           --------              --------
   Net decrease in interest expense ...............        $ (7,790)             $   (279)
                                                           ========              ========


(e) This adjustment reflects the tax effect of the pro forma adjustments. The tax effect was determined using an effective tax rate of 38% which approximates the statutory federal rate adjusted for state taxes.


(f) Reflects 13.9 million shares to effect the spin-off and 6.6 million shares for the Rugby USA acquisition.

(g)  This adjustment reflects the net decrease in Cash due to:



   Proceeds from assumed borrowings .............................     $ 100,000
   Repayment of indebtedness to Crane ...........................       (68,000)
   Repayment of indebtedness to Rugby ...........................       (32,000)
   Remittance of Huttig cash balance at the
    spin-off date to Crane ......................................        (4,003)
   Remittance of Rugby USA cash balance at the
    acquisition date to Rugby ...................................        (8,285)
                                                                      ---------
   Net decrease in Cash .........................................     $ (12,288)
                                                                      =========

(h)  Reflects the net decrease in Other assets due to:



   Elimination of Rugby USA intangible assets ...................     $  (7,605)
   Capitalization of debt acquisition costs
    related to the new borrowings ...............................         1,000
                                                                      --------
   Net decrease in Other assets .................................     $  (6,605)
                                                                      =========

(i) Reflects the net decrease to Property, plant and equipment due to the application of negative goodwill from the Rugby USA acquisition. The estimated fair value of the Rugby USA net assets acquired and the derivation of negative goodwill is shown below:



   Estimated fair value of Rugby USA net assets acquired ........    $   77,730
   Estimated value of Huttig shares issued to acquire
    Rugby USA ...................................................        44,800
                                                                     ----------
   Excess of net assets acquired over value of Huttig
    shares issued ...............................................        32,930
   Deferred credit ..............................................         8,752
                                                                     ----------
   Application of negative goodwill from the Rugby USA
    acquisition .................................................    $   24,178
                                                                     ==========

     The purchase price of the Rugby USA net assets was estimated for the purpose of preparing the pro forma condensed combined financial information because the Huttig shares to be issued in the transaction do not yet have a market value. The purchase price is estimated to be $44.8 million. This is derived by multiplying the Huttig shares to be issued in the transaction (32% of the total Huttig shares) by the estimated total Huttig value of $140 million. The estimate of the value of Huttig used for this purpose was based upon trading multiples of comparable publicly traded companies, with consideration also given to the debt to equity ratio of those companies compared to the pro forma debt to equity ratio of Huttig.


     The Rugby USA assets acquired, which consist principally of property, plant and equipment, accounts receivable and inventories, net of liabilities assumed, have been reflected in the accompanying pro forma condensed combined balance sheet at fair value. However because the Rugby USA net assets are being acquired at a purchase price less than their fair value, the fair value of the property, plant and equipment has been reduced to zero. The remainder of the difference between the purchase price and the fair value of the net assets has been reflected as a deferred credit in accordance with APB 16.

     The accounting for the purchase price will be adjusted, if necessary, to reflect the actual market price of the Huttig shares issued when trading commences in Huttig common stock. If the actual purchase price is lower than the estimate, the deferred credit will increase by an equivalent amount. If the actual purchase price is higher than the estimate, the deferred credit would decrease first and then, if necessary, the value of the property, plant and equipment will increase.


     The deferred credit is being amortized over 15 years. Each $1 million decrease in the purchase price and each $1 million increase in the purchase price (up to $8.8 million) would affect the deferred credit by the same amount and the resulting annual amortization by $70 thousand. An increase in the purchase price of greater than $8.8 million would result in an allocation of purchase price to property, plant and equipment, which would be amortized over an estimated life of seven years, and each such increase of $1 million would increase depreciation by $140 thousand.


(j) Reflects the remittance of the Huttig cash balance at the spin-off date to Crane and elimination of $105,564 (Payable to parent -- $13,382 and Note payable to parent -- $92,182) to be effected as follows:



     Repayment of indebtedness to Crane .......................................    $ 68,000
     Capital contribution by Crane ............................................      33,561
     Remittance of the Huttig cash balance at the spin-off date to Crane.......       4,003
                                                                                   --------
     Total ....................................................................    $105,564
                                                                                   ========

     In addition, Rugby USA will establish a note payable to Rugby through a dividend. After the acquisition this note will be paid off with proceeds from the assumed borrowing.

(k)  Represents $100,000 in assumed borrowings.

(l)  Represents the net change in Equity due to:

   Capital contribution by Crane ..............................................    $ 33,561
   Assumed value of equity issued to acquire Rugby USA (see Note (i) above) ...      44,800
   Elimination of Rugby USA historical equity .................................    (132,960)
                                                                                   ----------
   Net change in Equity .......................................................    $(54,599)
                                                                                   ==========

     The pro forma book equity consists of the following:

   Capital contribution by Crane ..............................................    $ 33,561
   Assumed value of equity issued to acquire Rugby USA ........................      44,800
   Huttig historical equity ...................................................      36,183
                                                                                   --------
                                                                                   $114,544
                                                                                   ========

(m)  Reflects elimination of Rugby USA receivable of $2,949 from Rugby.


(n) Reflects the Rugby USA tax liabilities that by agreement will be retained by Rugby.


(o) Reflects the payable arising from debt acquisition costs related to the assumed borrowings.

(p)  Reflects the net increase in deferred taxes due to:

     Deferred tax asset arising from the difference between the assigned values and
     the tax bases of the assets and liabilities of Rugby USA .....................     $ 9,412
     Reclassification of existing deferred tax liabilities ........................      (2,128)
                                                                                        -------
     Increase in net deferred tax asset ...........................................     $ 7,284
                                                                                        =======

(q) Reflects negative goodwill resulting from the Rugby USA acquisition (See Note (i) above).

                               CREDIT FACILITIES

BANK REVOLVING CREDIT FACILITY


     Huttig has received a commitment letter dated November 9, 1999 with respect to, and expects to enter into, a bank credit facility with Bank One, NA, as agent for a group of lenders (the "Credit Facility"). The following is a summary of the material provisions of the term sheet included with the commitment letter and that are expected to be contained in the Credit Facility. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, final documentation which will evidence the Credit Facility.

     The Credit Facility is expected to provide for unsecured revolving credit loans in an aggregate principal amount not to exceed $125 million, with all outstanding indebtedness thereunder repayable on the fifth anniversary of the closing of the Credit Facility. It is expected that Huttig will use certain of the proceeds of the Credit Facility to fund the debt repayments to Crane and Rugby and for other purposes relating to the acquisition of Rugby USA by Huttig as provided in the Exchange Agreement, for general corporate purposes, and to finance possible future negotiated acquisitions by Huttig. If Rugby USA is not acquired by Huttig, the aggregate available principal amount would be reduced to $93 million.

     It is expected that amounts borrowed under the Credit Facility may be repaid and reborrowed so long as Huttig is not in default of any conditions to each loan, including, among others, compliance with specified financial covenants, an absence of any material litigation and an absence of any event which, with the passage of time or giving of notice, could become a default under the terms and conditions of the Credit Facility.

     In addition, the Credit Facility is expected to provide for mandatory prepayments equal to the net proceeds of certain extraordinary asset dispositions by Huttig or any of its subsidiaries, and such prepayments would permanently reduce availability under the Credit Facility by an equivalent amount.


     Upon the establishment of the Credit Facility, it is expected that Huttig's obligations thereunder will be guaranteed by each of Huttig's present and future subsidiaries but will otherwise be unsecured.

     The obligations under the Credit Facility are expected to rank pari passu in right of payment with the other unsecured indebtedness of Huttig, including the Notes issued pursuant to the Note Purchase Agreement described below.


     Huttig is expected to have certain interest rate options on borrowings under the Credit Facility. The applicable interest rate on loans under the Credit Facility is expected to be based generally upon either (i) the Eurodollar Rate plus 75-150 basis points per annum depending upon the leverage ratio of Huttig, or (ii) the highest of (A) the corporate base rate or prime rate of interest as announced by Bank One from time to time, (B) the Federal Funds Effective Rate plus 50 basis points per annum and, until December 31, 2000, (C) the sum of the Federal Reserve Board Open Market Committee target Federal Funds Rate for such day plus 150 basis points per annum plus the Applicable Eurodollar Margin plus, in each of (A), (B) and (C), as much as an additional 50 basis points per annum depending upon the leverage ratio of Huttig.

     The Credit Facility is expected to include customary covenants that, among other things, may restrict Huttig's ability (i) to pay dividends and repurchase or retire its common stock in the absence of compliance with pro forma financial covenants, (ii) to merge or consolidate with or into other entities or enter into joint ventures, (iii) to dispose of assets, (iv) to grant liens and encumbrances, (v) to make investments, loans, guaranties and advances, including acquisitions, (vi) to enter into transactions with its affiliates and (vii) to sell its accounts receivable. Additionally, the Credit Facility is expected to contain financial covenants that will require Huttig to maintain specified debt, net worth and other financial ratios. Huttig management does not expect that the foregoing covenants will materially impact the ability of Huttig and its subsidiaries to operate their respective businesses.

     It is expected that the Credit Facility will contain customary default provisions, including the failure to make payments under the facility when due, the breach of any representations and warranties, default in any covenant or agreement that is not cured within any applicable grace period, cross default to any occurrence of default under any certain other indebtedness of Huttig or its subsidiaries, bankruptcy, certain ERISA defaults, the occurrence of one or more material judgments against Huttig and certain change of control events.


SENIOR NOTES


     Huttig expects to complete the offering of $75 million in unsecured notes (the "Notes") pursuant to a Note Purchase Agreement among Huttig and various note purchasers expected to be entered into in early January 2000 (the "Note Purchase Agreement"). Upon completion of the offering of the Notes, Huttig expects to apply the net proceeds to repay outstanding borrowings under the Credit Facility. The following is a summary of the material provisions expected to be contained in the Note Purchase Agreement. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, final documentation which will evidence the Note Purchase Agreement and Notes.

     The Notes are expected to have a final maturity ten years after the date of issuance, with six annual equal payments of principal commencing on the fifth anniversary of the issuance. The Notes are expected to bear interest at a rate to be determined at the time of issuance based on a spread over the yield of the U.S. Treasury Note yield maturing closest to the average life of the Notes, with interest payable semiannually.

     It is expected that Huttig will be permitted to prepay the Notes at any time subject to a make-whole premium based on the difference between (i) the remaining outstanding principal of the Notes and (ii) the present value of the remaining principal of and interest on the Notes discounted at a rate equal to the sum of 50 basis points plus the yield on U.S. Treasury Notes corresponding to the then remaining average life of the Notes. Upon a change of control, it is expected that each holder of the Notes will have the right to require Huttig to repurchase all or part of such holder's Notes at par value. For purposes of the foregoing, a change of control would be deemed to occur if one person or affiliated group acquires more than 50% of the voting stock of Huttig.


     The obligations under the Notes are expected to rank pari passu in right of payment with Huttig's other unsecured indebtedness, including the Credit Facility described above.

     Obligations of Huttig with respect to the Notes will be guaranteed by each subsidiary of Huttig but will otherwise be unsecured.


     The Note Purchase Agreement is expected to contain covenants that, among other things, restrict the ability of Huttig and its subsidiaries to change the nature of their businesses, consolidate or merge with or into other businesses, incur indebtedness, make or retain investments, grant liens, mortgages or other encumbrances, sell a material portion of its assets, enter into transactions with affiliates, except on an arms-length basis, and otherwise restrict certain corporate activities. In addition, it is expected that the Note Purchase Agreement will require compliance with certain financial covenants, including requiring Huttig and its subsidiaries to maintain a minimum consolidated net worth and to satisfy a minimum fixed charge coverage ratio test. Huttig does not expect that such covenants will materially impact the ability of Huttig and its subsidiaries to operate their respective businesses.


     The Note Purchase Agreement is not expected to contain limitations on the ability of the subsidiaries of Huttig to make distributions to Huttig.

     The Note Purchase Agreement is expected to contain customary events of default, including the failure to pay principal when due or any interest or other amount that becomes due within five days after the due date thereof, any representation or warranty being made by Huttig that is false or incorrect in any material respect on or as of the date made, a default in the performance of any negative covenants, a default in the performance of certain other covenants or agreements for a period of thirty days, default in or acceleration of certain other indebtedness, certain insolvency events, judgments against Huttig in specified amounts and failure to satisfy such judgments within specified periods.

                                  THE SPIN-OFF

REASONS FOR THE SPIN-OFF


     On December 6, 1999, Crane's board of directors approved the spin-off of Huttig. The

Crane board of directors believes that the spin-off is in the best interest of Crane's stockholders.

     Huttig is being spun-off for the following reasons:

     o The spin-off is necessary to effect the acquisition of Rugby USA and should allow Huttig to pursue more effectively its acquisition strategy by, among other things, providing it the flexibility to use its stock as currency to purchase other potential acquisition targets.

     o The growth and management strategies of Huttig's distribution business are not fully aligned with the other businesses of Crane. Separation of Huttig's business from Crane will allow Huttig to better position its own strategic objectives in its area of expertise, which should result in enhanced growth.

     o The spin-off will enable Huttig to have direct access to capital markets. Depending upon market conditions, Huttig may raise equity capital to retire some or all of its outstanding debt. With certain exceptions, the Registration Rights Agreement with Rugby prohibits Huttig from publicly offering any newly issued shares of common stock until the earlier of the date on which Rugby disposed of 50 percent of the Huttig common stock received in the exchange and two years after the completion of the exchange. See "The Acquisition Transactions -- The Registration Rights Agreement."

     o The spin-off will allow Huttig to recruit, retain and motivate key employees by providing them with stock-based compensation incentives directly tied to the success of Huttig's business.


MANNER OF EFFECTING THE SPIN-OFF


     Crane will effect the spin-off by distributing all issued and outstanding shares of Huttig common stock, together with accompanying preferred share purchase rights, to holders of record of Crane common stock as of the close of business on December 8, 1999. The spin-off will be made on the basis of one share of Huttig common stock for every 4.5 shares of Crane common stock held as of the close of business on December 8, 1999.

     Prior to the spin-off, Crane will deliver all outstanding shares of Huttig common stock to the distribution agent for distribution. As promptly as practicable after the spin-off, the distribution agent will mail certificates for whole shares of Huttig common stock to Crane stockholders of record on December 8, 1999.


     If a stockholder owns fewer than 4.5 shares of Crane common stock or is otherwise entitled to receive a fractional share of Huttig common stock, that stockholder will receive cash instead of a fractional share of Huttig common stock. The distribution agent will, promptly after the date of the spin-off, aggregate all such fractional share interests in Huttig common stock with those of other similarly situated stockholders and sell such fractional share interests in Huttig common stock at then-prevailing prices. The distribution agent will distribute the cash proceeds to stockholders entitled to such proceeds pro rata based upon their fractional interests in Huttig common stock. No interest will be paid on any cash distributed in lieu of fractional shares.


     If you hold your shares of Crane common stock through a stockbroker, bank or other nominee, you are not likely to be a stockholder of record. Therefore, your receipt of Huttig common stock distributed in the spin-off will depend on the arrangements between you and the nominee that is the record owner and holder of your shares of Crane common stock. It is anticipated that stockbrokers and banks will generally credit their customers' accounts with Huttig common stock on or about December 16, 1999. You should check directly with your stockbroker, bank or other nominee to confirm the particular arrangements relating to your account.


     No owner of Crane common stock will be required to pay any cash or other consideration for shares of Huttig common stock received in the spin-off or to surrender or exchange any shares of Crane common stock to receive shares of Huttig common stock. The shares of Huttig common stock distributed in the spin-off will be fully paid and nonassessable. The shares of Huttig common stock will not be entitled to preemptive rights. See "Description of Huttig Capital Stock."

     Participants in the Crane Dividend Reinvestment and Stock Purchase Plan will be credited with the number of shares (including fractional shares) of Huttig common stock distributed in the spin-off in respect of the Crane common stock held in their dividend reinvestment accounts. Shares of Huttig common stock credited as a result of the spin-off to a participant in the Crane Dividend Reinvestment and Stock Purchase Plan in respect of the Crane common stock held in that participant's dividend reinvestment account will be aggregated with shares of Huttig common stock distributed in the spin-off in respect of Crane common stock held by that participant outside such account and the distribution agent will mail, as promptly as practicable after the spin-off, a certificate for the aggregage number of whole shares attributable to such stockholder.


     NO CONSIDERATION WILL BE PAID BY STOCKHOLDERS OF CRANE FOR THE SHARES OF HUTTIG COMMON STOCK TO BE RECEIVED BY THEM IN THE SPIN-OFF, NOR WILL THEY BE REQUIRED TO SURRENDER OR EXCHANGE SHARES OF CRANE COMMON STOCK OR TAKE ANY OTHER ACTION IN ORDER TO RECEIVE HUTTIG COMMON STOCK.


RESULTS OF THE SPIN-OFF


     After the spin-off, Huttig will be a separate public company. The number and identity of its stockholders immediately after the spin-off will be the same as the number and identity of Crane's stockholders at the close of business on December 8, 1999. Immediately after the spin-off, it is expected that Huttig will have approximately 5,100 holders of record of its common stock and approximately 13.9 million shares of its common stock outstanding, based on the number of record stockholders and issued and outstanding shares of Crane common stock at the close of business on November 30, 1999 and on the distribution ratio of one share of Huttig common stock for every 4.5 shares of Crane common stock owned by a Crane stockholder at that time. After completion of the acquisition of Rugby USA, it is expected that Huttig will have approximately
20.5 million shares of common stock outstanding, approximately 68% of which will be held by former Crane stockholders and approximately 32% of which will be held by Rugby.


     The spin-off will not affect the number of outstanding shares of Crane common stock or the rights attendant to those shares.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF

     The following is a summary of the material U.S. federal income tax consequences of the spin-off. It is not intended to address the tax consequences for every stockholder. In particular, this summary does not cover state, local or non-U.S. income and other tax consequences. Accordingly, stockholders are strongly encouraged to consult their individual tax advisors for information on the tax consequences applicable to their individual situations. In addition, stockholders residing outside of the United States are encouraged to seek tax advice regarding the tax implications of the spin-off.

     Crane has received a tax ruling from the IRS stating in principle that, among other things, the spin-off will qualify as a tax-free distribution under
Section 355 of the Internal Revenue Code. In accordance with this tax ruling:

     o No gain or loss will be recognized by Crane upon the spin-off of Huttig common stock to Crane's stockholders.

     o No gain or loss will be recognized by Crane's stockholders as a result of their receipt of Huttig common stock in the spin-off except to the extent that a stockholder receives cash in lieu of any fractional share.

     o A Crane stockholder who receives cash as a result of the sale of a fractional share of Huttig common stock by the distribution agent on behalf of such stockholder will be treated as having received the fractional share in the spin-off and then having sold the fractional share. Accordingly, the stockholder will recognize gain or loss equal to the difference between the cash received and the amount of tax basis allocable (as described below) to the fractional share. Such gain or loss will be capital gain or loss if the fractional share would have been held by the stockholder as a capital asset.

     o A stockholder's tax basis in Crane common stock will be apportioned between Crane common stock and

          Huttig common stock received in the spin-off on the basis of the relative fair market values of the shares at the time of the spin-off.

     o The holding period of Huttig common stock received in the spin-off will be the same as the holding period of Crane common stock with respect to which Huttig common stock will be distributed, provided that the stockholder holds the Crane common stock as a capital asset on the date of the spin-off.

     A tax ruling relating to the qualification of a spin-off as a tax-free distribution within the meaning of Section 355 of the Internal Revenue Code generally is binding on the IRS. However, the continuing validity of a tax ruling is subject to certain factual representations and assumptions. Crane and Huttig are not aware of any facts or circumstances that would cause the representations and assumptions contained in the tax ruling request made by Crane to be untrue.


     If the spin-off were not to qualify as a tax-free distribution within the meaning of Section 355 of the Code, Crane would recognize taxable gain equal to the excess of the fair market value of the Huttig common stock distributed to Crane's stockholders over Crane's tax basis in the Huttig common stock. In addition, each Crane stockholder who receives Huttig common stock in the spin-off would generally be treated as receiving a taxable distribution in an amount equal to the fair market value of Huttig common stock. If the spin-off qualified under Section 355 of the Code but was disqualified as tax-free to Crane because of certain post-spin-off circumstances, such as an acquisition of Huttig within two years after the spin-off that, together with the spin-off, is treated as pursuant to a single plan, Crane would recognize taxable gain but the spin-off would generally remain tax-free to each Crane stockholder. See "Risk Factors."


     Promptly following the spin-off, Crane will send a letter to the holders of Crane common stock who receive Huttig common stock in the spin-off that will explain the allocation of tax basis between Crane common stock and Huttig common stock.

     THE FOREGOING IS ONLY A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF UNDER CURRENT LAW AND IS INTENDED FOR GENERAL INFORMATION ONLY. EACH CRANE STOCKHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF THE SPIN-OFF TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION OF STATE, LOCAL AND NON-U.S. TAX LAWS, AND AS TO POSSIBLE CHANGES IN TAX LAW THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

     The Tax Allocation Agreement provides that Huttig will be responsible for any taxes imposed on Crane that would not have been payable but for the breach by Huttig of any representation, warranty or obligation under the Tax Allocation Agreement, the tax ruling request or the Distribution Agreement. See "Arrangements with Crane Relating to the Spin-Off -- Tax Allocation Agreement."


LISTING AND TRADING OF HUTTIG COMMON STOCK


     Currently, there is no public market for Huttig common stock. Huttig has applied to have its common stock approved for listing on the New York Stock Exchange under the trading symbol "HBP". A when-issued trading market for Huttig common stock may develop on or about December 8, 1999. The prices at which Huttig common stock may trade on a when-issued basis cannot be predicted. On or after December 8, 1999, Crane common stock may be traded either "ex-distribution -- when issued" or "regular way" (with due bills attached). Crane common stock traded "ex-distribution -- when issued" will entitle the buyer to receive only the underlying shares of Crane common stock. Crane common stock traded "regular way" (with due bills attached) will have due bills attached entitling the buyer to receive and requiring the seller to deliver the shares of Huttig common stock to be issued in the spin-off as well as the underlying shares of Crane common stock.


     Beginning on the first New York Stock Exchange trading day after the date of the spin-off, it is expected that trading of Crane common stock "ex-distribution -- when issued" or "regular way" (with due bills attached) will no longer be permitted and Crane common stock will trade "regular way" only, entitling the buyer to receive only Crane common stock.

     Until Huttig common stock is fully distributed and an orderly market develops, the prices at which trading in Huttig common stock occurs may fluctuate significantly and may be lower or higher than the price that would be expected for a fully-distributed issue. The prices at which Huttig common stock will trade following the spin-off will be determined by the marketplace and may be influenced by many factors, including:


     o    the depth and liquidity of the market for Huttig common stock;

     o investor perceptions of Huttig, its business and the industries in which it operates and of the combined company if the acquisition of Rugby USA is completed;

     o    Huttig's dividend policy;

     o    Huttig's or the combined company's financial results; and


     o    general economic and market conditions.

     Substantially all of the shares of Huttig common stock distributed in the spin-off will be eligible for immediate resale in the public market. In transactions similar to the spin-off, it is not unusual for a significant redistribution of shares to occur during the first few weeks or even months following completion of the transaction. Huttig is not able to predict whether substantial amounts of Huttig common stock will be sold in the open market following the spin-off or what effect these sales may have on prices at which Huttig common stock may trade. Sales of substantial amounts of Huttig common stock in the public market during this period, or the perception that any redistribution has not been completed, could materially adversely affect the market price of Huttig common stock.

     Generally, Huttig common stock distributed in the spin-off will be freely transferable, except for securities received by persons deemed to be Huttig "affiliates" under the Securities Act of 1933. Persons who may be deemed to be Huttig affiliates after the spin-off generally include individuals or entities that control, are controlled by, or are under common control with Huttig, including Huttig directors and executive officers. Persons who are Huttig affiliates will be permitted to sell their shares of Huttig common stock received in the spin-off only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as in accordance with the requirements of Rule 144 under the Securities Act.


                ARRANGEMENTS WITH CRANE RELATING TO THE SPIN-OFF

     For the purpose of governing certain of the relationships between Crane and Huttig relating to the spin-off and to provide for an orderly transition and for other matters, Crane and Huttig have entered into the agreements described below, copies of which have been filed as exhibits to the Registration Statement of which this Information Statement is a part. The following summaries of the material terms of these agreements are qualified by reference to the agreements as so filed.


DISTRIBUTION AGREEMENT


     Huttig and Crane have entered into a Distribution Agreement that provides for the actions required to effect the spin-off.

     The Distribution Agreement provides that on or prior to the effectiveness of the spin-off, Crane will deliver to the distribution agent a certificate or certificates representing all of the outstanding shares of Huttig common stock. Crane will instruct the distribution agent to distribute on the date of the spin-off or as soon thereafter as practicable one share of Huttig common stock for every 4.5 shares of Crane common stock held by holders of record of Crane common stock as of December 8, 1999. As promptly as practicable after the spin-off, the distribution agent will mail certificates for whole shares of Huttig common stock to Crane stockholders of record on December 8, 1999.


     If a stockholder owns fewer than 4.5 shares of Crane common stock or is otherwise entitled to receive a fractional share of Huttig common stock, that stockholder will receive cash instead of a fractional share of Huttig common stock. The distribution agent will, promptly after the date of the spin-off, aggregate all such fractional share interests in Huttig common stock with those of other similarly situated stockholders and sell such fractional share interests in Huttig common stock at then-prevailing prices. The distribution agent will distribute the cash proceeds to stockholders entitled to such proceeds pro rata based upon their fractional interests in Huttig common stock. No interest will be paid on any cash distributed in lieu of fractional shares.


     The Distribution Agreement also provides that, after the spin-off, Crane will continue to have all rights in and to the name "Crane" and all related corporate symbols and logos and Huttig will have all rights in and to the name "Huttig" and all related corporate symbols and logos.


     The Distribution Agreement provides generally that all assets and liabilities of Huttig and the building products business conducted by Huttig will be vested solely in Huttig after the spin-off. Crane will have no interest in the assets of the building products business and will have no obligation with respect to the liabilities of the building products business after the spin-off. Similarly, Huttig will have no interest in the assets of Crane's other businesses and will have no obligation with respect to the liabilities of Crane's other businesses after the spin-off.


     The Distribution Agreement provides that, prior to the spin-off, Huttig will pay to Crane from time to time, and specifically on the day prior to the spin-off, Huttig's net cash balances on hand in reduction of intercompany indebtedness. Also prior to the spin-off, Huttig will arrange for the Credit Facility, and on the day prior to the spin-off will issue a note to Crane in a principal amount, expected to be $68 million, equal to 68% of the funds available to be borrowed by Huttig under the Credit Facility to repay debt to Crane and Rugby. The Distribution Agreement also provides that if Crane advances funds to Huttig to fund acquisitions, Huttig will from time to time prior to the spin-off issue notes in the principal amount of such advances up to $15 million in the aggregate. Any such notes will be repaid with proceeds from the Credit Facility.


     The Distribution Agreement also provides that at the time of the spin-off:


     o intercompany receivables, payables and other balances between Huttig and Crane and/or an affiliate of Crane will be settled and eliminated, except for the indebtedness evidenced by the notes referred to in the preceding paragraph, and with other limited exceptions related to the spin-off;

     o agreements, arrangements, commitments or understandings between Huttig and Crane and/or an affiliate of Crane, other than ordinary course business arrangements, generally will be terminated, except spin-off related arrangements and agreements with third parties; and


     o Huttig will be responsible for obtaining and maintaining its own insurance coverage and will no longer be an insured party under Crane's insurance policies after the spin-off, except that Huttig will have the continued right to (i) assert claims for insured incidents occurring on or prior to the date of the spin-off under Crane's "occurrence basis" policies with third-party insurers and (ii) prosecute claims properly asserted with the insurance carrier prior to the date of the spin-off under Crane's "claims made" basis policies for insured incidents occurring on or prior to the date of the spin-off.


     The Distribution Agreement provides generally that all costs and expenses incurred through the time of the spin-off in connection with the spin-off, the preparation, execution and delivery of the agreements described in this section and the consummation of the contemplated transactions will be charged to and paid by Crane, other than (i) costs and expenses of the Credit Facility and Notes and (ii) costs and expenses to the extent attributable to the operation of Huttig's business, which will be paid by Huttig. Except as otherwise expressly provided in any agreement, all costs and expenses incurred subsequent to the spin-off and in connection with implementation of the spin-off agreements will be paid by the party for whose benefit the expenses are incurred. Any subsequent expenses that cannot be allocated on that basis will be split equally between Huttig and Crane.


     The Distribution Agreement provides that the spin-off will not occur until all of the following conditions are satisfied or waived by the Crane board of directors:

     o    receipt of the tax ruling from the IRS;

     o expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Acts of 1976 with respect to the Rugby USA acquisition;

     o receipt of financing commitments for Huttig's credit facility in form and substance satisfactory to Crane;

     o receipt of all material governmental consents required for the spin-off and the exchange;

     o the Form 10 registration statement having become effective under the Exchange Act;

     o    Huttig common stock having been approved for listing on the NYSE;

     o    approval of the exchange by Rugby's shareholders; and

     o no order having been entered and in effect that would prohibit or make illegal the spin-off or the exchange.


Huttig is not aware of any required material consents except those otherwise listed above as separate conditions. The tax ruling, the financing commitment, the approval for listing on the New York Stock Exchange of the Huttig common stock and the approval of the exchange by Rugby's shareholders have been received. The waiting period has expired under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.


EMPLOYEE MATTERS AGREEMENT

     Huttig and Crane will enter into an Employee Matters Agreement concerning Huttig's employee benefits obligations, including both compensation and benefits, with respect to its employees in connection with the spin-off. Under the Employee Matters Agreement, Huttig assumes certain liabilities for pension, welfare and other employee benefits with respect to its employees and certain former employees who remain covered under one or more of its benefit plans and arrangements and agrees to establish certain benefit plans for such individuals. The Employee Matters Agreement does not alter or affect any employee benefit plan currently sponsored or maintained by Huttig exclusively for the benefit of its employees.

     The Employee Matters Agreement does not preclude Huttig from discontinuing or changing such plans, or establishing any new plans, at any time after the spin-off. In addition, the Employee Matters Agreement represents an agreement between Crane and Huttig and does not create or establish any contract with, or other right or interest in, any employee of Crane or Huttig or any other party with respect to employee benefits.

     Retirement Plans. Effective prior to or immediately after the spin-off, Huttig will establish its own qualified and non-qualified employee benefit plans, which generally will be the same as Crane's plans as in effect at that time, except that Huttig will not establish or maintain any qualified defined benefit pension plan for its salaried or hourly employees. Benefits accrued by Huttig salaried and hourly employees under the applicable Crane pension plans will be frozen, and Huttig will have no liability, and Crane will have no obligation to transfer assets, with respect to such benefits. Crane will retain responsibility for funding and paying when due retirement benefits accrued by Huttig employees under any Crane pension plan prior to the spin-off.

     Huttig employees who have accrued benefits under a Crane pension plan will be fully vested in those benefits. In addition, both salaried and hourly employees who have accrued benefits under a Crane pension plan will continue to receive service credit for retirement benefit eligibility purposes under the Crane pension plan for service with Huttig after the spin-off. However, Huttig employees will accrue no further benefits under the Crane pension plan after the spin-off.


     Huttig will establish a new qualified defined contribution plan for its employees that will be substantially similar to the Crane 401(k) plan and also will incorporate a discretionary profit sharing contribution feature. Huttig also intends to continue its 401(k) Target Plan for former bargaining employees of Palmer G. Lewis Company, its American Pine Products 401(k) Profit Sharing Plan and its Whittier-Ruhle Savings and Investment Plan. All of the account balances of Huttig employees under the Crane 401(k) plan will be fully vested and a corresponding amount of assets will be transferred from the Crane 401(k) plan to one or more of the qualified defined contribution plans maintained by Huttig.

     Stock and Incentive Compensation Plans. In addition to the tax-qualified retirement plans discussed above, Huttig will establish certain nonqualified stock and incentive compensation plans and arrangements similar to those currently offered by Crane. These plans and arrangements include the EVA Incentive Compensation Plan, a Stock Incentive Plan providing for stock options and awards of restricted stock and a Restricted Stock Plan for Non-Employee Directors of Huttig. Huttig will assume liability for the account balances of its employees under Crane's EVA Incentive Compensation Plan. The treatment of awards or grants to Huttig employees under Crane's stock-based plans is described below. Huttig further intends to establish an employee stock purchase plan for its employees that will allow them to invest in Huttig's future growth by purchasing Huttig stock at market prices.

     Crane Stock Plans. Pursuant to the Employee Matters Agreement, each outstanding stock option for Crane Common Stock granted under the Crane Stock Option Plan as of the close of business on the date of the spin-off will be adjusted to reflect the spin-off as described below. The number of shares of Crane common stock subject to the option as of the date of the spin-off will be multiplied by the Option Ratio (as defined below) and then rounded to the nearest whole share. The per-share exercise price of the Crane option as of the spin-off will be divided by the Option Ratio.

     For purposes of the adjustments described above, the "Option Ratio" means the amount obtained by dividing (a) the average of the high and low sales prices of the Crane common stock, regular way, as listed on the NYSE on the trading day immediately prior to the date of the spin-off by (b) the average of the high and low sales prices of the Crane common stock, ex-distribution -- when issued, on the date of the spin-off.

     Crane stock options held by Huttig employees will continue to vest in accordance with their terms and will remain exercisable for 90 days after the date of the spin-off. All unexercised Crane stock options held by Huttig employees after such date will be forfeited.


     Crane and Huttig have agreed with Mr. Barry J. Kulpa, President and Chief Executive Officer of Huttig, that his shares of Crane restricted stock will be treated in the following manner in connection with the spin-off. His shares of time-based Crane restricted stock will be converted into an economically equivalent number of shares of time-based Huttig restricted stock, and the vesting schedule for both time-based grants will remain unchanged. Mr. Kulpa's shares of performance-based Crane restricted stock will be canceled. For information about the Crane restricted stock held by Mr. Kulpa, see the Summary Compensation Table under "Compensation of Executive Officers."


     Health and Welfare Plans. As of the spin-off, Huttig generally will assume all liabilities and responsibilities for providing health and welfare benefits to its employees and retirees. However, during a transitional period, Crane and Huttig may jointly participate in certain contracts, policies and other administrative or indemnity arrangements with third parties to provide health and welfare benefits applicable to their respective employees and retirees.

     With respect to postretirement medical and life insurance benefits, Huttig presently intends to continue to pay 50% of any premium or cost of such coverage for its current retirees between the ages of 55 and 65. For active employees who began working with Huttig prior to 1992, Huttig intends to continue to offer the same postretirement medical and life insurance benefits as are currently offered, but Huttig will not pay any of the premium or cost of such coverage. For active employees who began working with Huttig in 1992 or later, Huttig does not intend to offer group postretirement medical and life insurance benefits.


TAX ALLOCATION AGREEMENT


     Through the date of the spin-off, Huttig's results of operations have been and will be included in Crane's consolidated U.S. federal income tax returns. As a part of the spin-off, Huttig and Crane will enter into a Tax Allocation Agreement that provides, among other things, for the allocation between Crane and Huttig of federal, state, local and non-U.S. tax liabilities relating to Huttig's business.

     The terms of the Tax Allocation Agreement provide that Huttig will pay its allocable share of any taxes due with respect to consolidated tax returns that Huttig files with Crane for all periods that commence prior to the spin-off. Each of Huttig and Crane will be separately responsible for the filing of tax returns and payment of all taxes for periods beginning after the date of the spin-off. Under the Tax Allocation Agreement, Huttig is responsible for any taxes imposed on Crane that would not have been payable but for the breach by Huttig of any representation, warranty or obligation under the Tax Allocation Agreement, the tax ruling request or the Distribution Agreement. These representations, warranties and obligations relate to Huttig's continuing satisfaction of certain statutory and judicial requirements necessary for the spin-off to be tax-free to Huttig, Crane and its stockholders. In particular, Huttig has represented generally that (1) during the two-year period following the spin-off, Huttig will not enter into any transaction or make any change in its equity structure that may cause the spin-off to be treated as part of a plan pursuant to which one or more persons acquire Huttig stock representing a 50-percent or greater equity interest in Huttig, (2) it will not repurchase outstanding Huttig common stock after the spin-off representing 20 percent or more of the outstanding Huttig common stock, and (3) following the spin-off, it will continue the active conduct of its businesses. Other representations and obligations of Huttig in the Tax Allocation Agreement, ruling request and Distribution Agreement are either unrelated to the tax-free status of the spin-off or constitute statements of fact as to which there is no uncertainty.


     The Tax Allocation Agreement provides that for a period of two years after the spin-off, Huttig will not liquidate, merge or consolidate with any other person without Crane's prior written consent. The Tax Allocation Agreement also provides that, during the same period, Huttig will not enter into any transaction or make any change in its equity structure that may cause the spin-off to be treated as part of a plan pursuant to which one or more persons acquire Huttig stock representing a 50-percent or greater equity interst in Huttig.


     Although the Tax Allocation Agreement is binding between Crane and Huttig, it is not binding on the Internal Revenue Service and does not affect the liability of Huttig or its subsidiaries, or the liability of Crane and its subsidiaries, to the IRS for all federal taxes of the consolidated group relating to periods through the date of the spin-off.


                          THE ACQUISITION TRANSACTIONS


 SHARE EXCHANGE AGREEMENT

     Crane, Huttig and Rugby have entered into a Share Exchange Agreement that provides that, as soon as practicable after the spin-off occurs, Rugby will transfer to Huttig all of the outstanding capital stock of Rugby USA in exchange for newly issued shares of Huttig common stock. As a result of this exchange, Rugby USA will become a wholly owned subsidiary of Huttig. The number of shares to be issued to Rugby will equal 32% of the Huttig common stock outstanding, excluding, for purposes of calculating the 32%, the shares of Huttig restricted stock that will be held by Mr. Kulpa. Following the closing, Huttig will have the royalty-free exclusive right, when used in relation to Huttig's lines of business as currently conducted, to operate in the United States under the name "Rugby Building Products" for a period of two years.

     Certain Preliminary Actions

     The Exchange Agreement provides that, prior to the exchange, Rugby USA will dispose of a number of locations currently operated by Rugby USA. If those assets have not been sold to a third party, Rugby USA will transfer them to a subsidiary of Rugby immediately prior to the exchange. Rugby has agreed to indemnify Huttig and Crane against any losses that either may incur that are related to the transferred assets.

     The Exchange Agreement provides that on the day prior to completion of the spin-off, Huttig will pay to Crane, in reduction of outstanding indebtedness, Huttig's net cash balance on hand at the close of business on that day. On the day prior to the closing of the exchange, Rugby USA will distribute to Rugby its net cash balance on hand at the close of business on that day, less any amount then owing by Rugby USA under its existing working capital line of credit, and will repay all outstanding indebtedness under that line of credit.

     Prior to the exchange, Rugby will also eliminate a Rugby USA receivable from Rugby of up to $9 million in respect of the proceeds of a prior disposition by Rugby USA, without affecting the net cash balances of Rugby USA.

     The Exchange Agreement provides that Huttig will use its best efforts to arrange financing to provide at closing:

     o a working capital facility of $30 million or such other amount as Huttig's board may determine;

     o an acquisitions facility of $20 million or such other amount as Huttig's board may determine; and

     o a credit facility to fund the repayment of outstanding debt owed by Huttig to Crane and by Rugby USA to Rugby in the maximum amount that, taken together with the working capital and acquisitions facilities, would be consistent with an NAIC-2 rating for Huttig's indebtedness. The National Association of Insurance Commissioners (NAIC) assigns a rating to every corporate security held by an insurance company. An NAIC-2 rating is an investment grade rating equivalent to a Standard & Poors rating of BBB+ to BBB-. This repayment facility is expected to aggregate $100 million.

     Transactions Simultaneous with the Exchange

     The Exchange Agreement provides that, at the closing of the exchange, Huttig will repay from the acquisitions facility any advances made by Crane to fund asset acquisitions by Huttig from the date of the Exchange Agreement through the closing of the exchange, but not more than $15 million in the aggregate. At the closing of the exchange, Huttig will pay 68% of the proceeds of the debt repayment facility to Crane and 32% of the proceeds of that facility to Rugby. These debt repayments will satisfy all indebtedness between Huttig and Crane, on the one hand, and Rugby USA and Rugby, on the other.

     Representations, Warranties and Covenants of the Parties

     The Exchange Agreement contains customary representations and warranties of the parties, including without limitation:

     o as to the due organization, qualification and capitalization of the respective parties;

     o that each party has the necessary corporate power and authority to execute, deliver, and perform each party's obligations under the Exchange Agreement and other agreements between the parties;

     o that the execution, delivery and performance of each party's obligations under the Exchange Agreement and other agreements will not conflict with or violate any party's governing documents, applicable laws, contracts or other agreements in a materially adverse manner to that party;

     o that no material governmental consents, approvals or permits are required by each party for the execution, delivery and performance of the Exchange Agreement, Registration Rights Agreement and Transition Services Agreement, except those identified in the Exchange Agreement;

     o that each of Huttig and Rugby USA are in possession of all material permits necessary to operate their businesses and are not in violation of any applicable law except where it could not reasonably have a material adverse effect on that party;

     o as to the financial statements of Huttig and Rugby USA included in the Form 10;

     o    regarding certain of each party's assets, liabilities and obligations;
          and

     o that since September 30, 1999, there has not been any material adverse effect on each of Huttig and Rugby USA, and that the businesses of Huttig and Rugby USA have been conducted in the ordinary course and in a manner consistent with past practices.

     Huttig and Crane have also represented their compliance with federal securities laws regarding any filings required in connection with the spin-off, including the Form 10.

     The Exchange Agreement also contains covenants of the parties, including, without limitation, covenants that the businesses of Huttig and Rugby USA will be conducted in the ordinary course consistent with past practice until the closing of the exchange, including management of working capital. The Exchange Agreement contains other covenants, including, without limitation, a covenant by Rugby to convene a meeting of its shareholders for purposes of voting on the exchange.

     Rugby has also agreed that prior to the closing of the exchange, either Rugby or Rugby USA shall pay Rugby USA's estimated U.S. federal and state income taxes for the period beginning January 1, 1999 and ending on the date of closing of the exchange. Rugby is required to pay to Huttig after the exchange the amount, if any, by which the actual federal and state income taxes due by Rugby USA for this period exceed the estimated tax payments made by Rugby or Rugby USA prior to the closing of the exchange.

     In the Exchange Agreement, Crane has agreed not to, and to cause Huttig not to, directly or indirectly:

     o encourage inquiries or proposals regarding a sale of Huttig or a material portion of its assets;

     o engage in negotiations concerning, or provide non-public information to a third party relating to, a sale of Huttig or a material portion of its assets; or

     o agree to or approve a sale of Huttig or a material portion of its assets.

     These restrictions do not apply to an unsolicited proposal for a sale of Huttig or a material portion of its assets that Crane's board of directors determines is more favorable from a financial point of view to Crane and its stockholders than the spin-off and the exchange.

     Rugby has agreed to provisions with respect to Rugby USA that are identical to those discussed in the preceding paragraph, except that the restrictions also do not apply to the extent fiduciary obligations of the board of directors of Rugby under applicable law require Rugby to take actions otherwise restricted by the Exchange Agreement. In addition, Rugby is permitted to disclose to its shareholders any information that is required to be disclosed under applicable law.

     Conditions to Closing

     The obligations of the parties to the Exchange Agreement to effect the spin-off and the exchange are subject to the satisfaction or waiver of certain conditions, including, without limitation, receipt of the tax ruling from the IRS, the SEC having declared the registration statement effective, Huttig's common stock having been approved for listing on the NYSE, expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Acts of 1976, receipt of commitments for the financing described above and approval of Rugby's shareholders.


     The tax ruling, the financing commitment, the approval for listing on the New York Stock Exchange of the Huttig common stock and the approval of the exchange by Rugby's shareholders have been received. The waiting period has expired under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.


     Termination

     The Exchange Agreement may be terminated:

     1. by the mutual written consent of (i) Crane and Rugby at any time prior to the spin-off and (ii) Huttig and Rugby at any time prior to the Exchange;

     2. by any party to the Exchange Agreement if a final order restraining or preventing the consummation of the transactions has been entered by a competent governmental authority;

     3. by any party to the Exchange Agreement if the exchange has not occurred by January 31, 2000; provided, that a party may not terminate the Exchange Agreement under this provision if the failure of the exchange to have occurred results primarily from that party's breach of its representations, warranties or covenants in the Exchange Agreement; and provided further that no party may terminate the Exchange Agreement solely pursuant to this provision if the spin-off has been declared by the Crane board of directors;

     4. by any party if the required vote in favor of the exchange by Rugby's shareholders is not obtained;

     5. by any party if any condition to that party's obligations becomes incapable of being fulfilled before January 31, 2000 despite that party's exercise of its reasonable best efforts to cause the condition to be fulfilled;

     6. by Crane or Huttig if (i) the Rugby board of directors withdraws or changes, or resolves to withdraw or change, its approval or recommendation of the Exchange Agreement or the exchange in a manner adverse to Crane or Huttig, (ii) the Rugby board of directors recommends, or resolves to recommend, to the shareholders of Rugby a sale to a third party of Rugby USA or a material portion of its assets that it has determined is more favorable to Rugby and its shareholders from a financial point of view, or (iii) Rugby has entered into an agreement to consummate a transaction described in clause (ii) of this sentence;

     7. by Rugby, if the Rugby board of directors determines, based on written advice of independent legal counsel, that failure to terminate the Exchange Agreement would cause the Rugby board of directors to breach its fiduciary duties or if an unsolicited financially superior proposal for an acquisition of Rugby USA has been made and Rugby or Rugby USA enters into an agreement to consummate that acquisition;

     8. by Crane or Huttig if (i) the Crane board of directors determines not to consummate the spin-off, (ii) an unsolicited financially superior proposal for an acquisition of Huttig has been made and (iii) Crane or Huttig enters into an agreement to consummate that acquisition; or

     9. by Rugby, if (i) the Crane board of directors resolves not to consummate the spin-off or (ii) Crane or Huttig enters into an agreement to consummate a financially superior acquisition of Huttig.

     Expenses Following Certain Termination Events

     Upon a termination of the Exchange Agreement, Crane will be obligated to pay Rugby $5 million if:

     o Crane or Huttig terminates the Exchange Agreement on the basis provided in paragraph 8, above; or

     o Rugby terminates the Exchange Agreement on a basis provided in paragraph 9, above.

     Upon a termination of the Exchange Agreement, Rugby will be obligated to pay Crane $5 million if

     o Crane or Huttig terminates the Exchange Agreement on a basis provided in paragraph 6, above;

     o Rugby terminates the Exchange Agreement on a basis provided in paragraph 7, above; or

     o Crane, Huttig or Rugby terminates the Exchange Agreement on the basis provided in paragraph 4, above, and within six months of termination for this reason Rugby shall have entered into an agreement relating to a financially superior acquisition of Rugby USA or a material portion of its assets.

 THE REGISTRATION RIGHTS AGREEMENT

     At the closing of the exchange, Huttig and Rugby will enter into a Registration Rights Agreement that provides, among other things, that so long as the Huttig common stock owned by Rugby and received in the exchange constitutes at least 30%, 20% and 10% of the outstanding Huttig common stock, Rugby will be entitled to designate for nomination by the Huttig board three, two or one director(s), respectively. So long as the Huttig common stock owned by Rugby and received in the exchange constitutes 10% or more of the outstanding Huttig common stock, Rugby is required to be present at all meetings of the stockholders of Huttig and to vote its shares of Huttig common stock in favor of the Huttig board's nominees for election to the Huttig board.

     At the time the Exchange Agreement was executed, the Crane Fund agreed with Rugby that, so long as the Huttig common stock owned by Rugby and received in the exchange constitutes 10% or more of the outstanding Huttig common stock, the Crane Fund would (i) be present at all meetings of the stockholders of Huttig and (ii) vote its shares of Huttig common stock for the nominees designated by Rugby as provided in the Registration Rights Agreement.

     In the Registration Rights Agreement, Huttig has agreed not to grant registration rights to any person that become exercisable before the second anniversary of the date of the exchange or, if earlier, the date on which the shares owned by Rugby and received in the exchange constitute less than 10% of the outstanding common stock on the date of the exchange.

     Initial Offering Rights

     Under the Registration Rights Agreement, Rugby has the right to require Huttig to file, no later than four months after the Exchange, a registration statement on Form S-1 covering either the sale, in an underwritten offering, of at least 50% of the shares of Huttig common stock received in the exchange, or the distribution of all of the shares so received in exchange for debt securities of Rugby.

     If Rugby does not sell all the shares registered in the initial underwritten offering, and provided that the unsold shares constitute more than 2% of the outstanding Huttig common stock as of the date of the exchange, Rugby has the right to require Huttig to file an additional registration statement on Form S-1 covering the sale by Rugby in an underwritten offering of at least the shares of Huttig common stock not sold in the initial offering. Huttig has the right to postpone the filing of this second registration statement for up to 120 days.

     During the first two years after the exchange, or, if earlier, until the date Rugby sells 50% of the Huttig common stock it received in the exchange, Huttig may not publicly offer or sell any newly issued shares of Huttig common stock. Notwithstanding the foregoing, Huttig may make public offers or sales during the restriction period described in the preceding sentence (i) solely to employees or directors of Huttig, (ii) pursuant to a dividend reinvestment plan and (iii) in business combination transactions, none of which individually exceeds $15 million, that would otherwise qualify as private placements and are issued pursuant to a shelf registration statement on Form S-4.

     During the first nine months after the exchange, or, if earlier, until the date the initial underwritten offering described above is completed, Huttig may not offer or sell in a private offering or pursuant to an acquisition shelf registration in connection with a business transaction any newly issued shares of Huttig common stock.

     Shelf Registration Right

     Pursuant to the Registration Rights Agreement, at any time after the twelfth full calendar month after the exchange, Rugby has the right to require Huttig to effect a shelf registration with respect to the Huttig common stock owned by Rugby and received in the exchange. Huttig would be required to keep that registration statement effective until the Huttig common stock owned by Rugby and received in the exchange constitutes less than 10% of the outstanding Huttig common stock. Rugby will be entitled to two underwritten offerings and/or debt exchangeable for common stock offerings under the shelf registration statement unless Rugby required Huttig to effect an additional underwritten offering on Form S-1 as provided above; in that case, Rugby will be entitled to only one underwritten offering or debt exchangeable for common stock offering under the shelf registration statement. Any sale of Huttig common stock by Rugby pursuant to the shelf registration in other than an underwritten offering may be made only by or through an investment banking firm or firms as may be reasonably acceptable to Rugby and Huttig.

     Notwithstanding the foregoing, Huttig will not be required to effect an underwritten offering or debt exchangeable for common stock offering under the shelf registration statement:

     o unless Rugby proposes to offer or sell a number of shares having a market value of at least $20 million;

     o if (A) Huttig has effected (i) an underwritten offering or debt exchangeable for common stock offering within the prior four month period or (ii) three underwritten offerings and/or debt exchangeable for common stock offerings on behalf of Rugby or (B) Rugby has withdrawn a prior request for an underwritten offering or debt exchangeable for common stock offering within the prior four month period;


     o during the period starting with the date 60 days prior to the filing of, and ending on a date 90 days following the effective date of, a registration statement filed by Huttig, other than (i) a registration statement relating to a business combination transaction, (ii) an offering solely to employees or directors or (iii) pursuant to a dividend reinvestment plan; or

     o for a period of up to 30 days if Huttig's board of directors determines that a delay would be in the best interests of Huttig and its stockholders; provided that no such delay shall occur more than once within any twelve month period.

     Huttig and its other stockholders have the right to participate in any underwritten offering effected under the shelf registration statement described above; provided, however, that shares requested to be registered by Rugby shall have priority over other shares, if, in the opinion of the lead managing underwriter, the amount of common stock to be included in the offering exceeds the amount which can be sold without adversely affecting the distribution of the shares being offered.

     Incidental Registration Rights

     During the five year period starting on the date of the exchange, Rugby has the right to include shares of Huttig common stock that it received in the exchange in any underwritten offering made by Huttig for its own account or for the account of other stockholders exercising their demand registration rights. This right does not apply to a registration relating to a business combination transaction, an offering solely to employees or directors or pursuant to a dividend reinvestment plan. Rugby's rights as described in this paragraph would continue after the fifth anniversary of the exchange for so long as Rugby is not eligible to sell shares pursuant to Rule 144(k) under the Securities Act.

     If, in an underwritten offering in which Rugby participates by virtue of its exercise of the rights described in the preceding paragraph, the managing underwriter determines that the number of shares requested to be included exceeds the number of shares that can be sold without adversely affecting the distribution of the offered shares, Rugby has certain preferential rights over other stockholders before the second anniversary of the exchange or, if earlier, the date on which the shares owned by Rugby and received in the exchange constitute less than 10% of the outstanding common stock on the date of the exchange.

     Expenses

     Huttig is required to pay all registration expenses, except for duplicative filing fees, which will be paid by Rugby, incurred in connection with registrations pursuant to the Registration Rights Agreement. Rugby is required to pay only its underwriting discounts, selling commissions, stock transfer taxes and the fees and expenses of its legal counsel.

TRANSITION SERVICES AGREEMENT

     At the closing of the exchange, Huttig and Rugby will enter into a Transition Services Agreement under which Huttig will provide designated services to Rugby USA's industrial businesses, which Rugby has agreed Rugby USA will sell to a third party or transfer to Rugby prior to the exchange.

     The Transition Services

     Huttig will provide, or cause to be provided, any or all of the following categories of transition services to Rugby USA's industrial businesses for a term of six months from the completion of the exchange:

     o    general accounting;

     o    cash management;

     o    tax;

     o    payroll;

     o    human resources;

     o    information technology;

     o    transportation; and

     o    various miscellaneous services.

The aggregate fee for these services will be up to approximately $50,000 per month for the first three months after the exchange and up to approximately $100,000 per month thereafter.

     Termination and Assignability

     Rugby may terminate any or all of the services provided under the Transition Services Agreement by giving Huttig fifteen days prior written notice and payment for any unpaid services previously rendered by Huttig. The Transition Services Agreement is freely assignable by Rugby in connection with any transaction in which it disposes of all or substantially all of the industrial business assets to a third party.

                                   MANAGEMENT



DIRECTORS


     The Restated Certificate of Incorporation of Huttig provides for three classes of directors whose initial terms of office will expire at the annual meeting of stockholders to be held in 2000, 2001 and 2002, respectively. Huttig expects to hold its first annual meeting of stockholders in April of 2000. Successors to any directors whose terms have expired are elected to three-year terms and hold office until their successors are elected and qualified.



     The Huttig board of directors consists of the individuals named below. The age, business experience during the past five years, directorships in other companies and expected ownership of Huttig common stock (based on holdings of Crane common stock as of November 30, 1999 and the terms of the spin-off) for each of the directors are also set forth below.






                                                                                       HUTTIG COMMON STOCK
                                                                                          EXPECTED TO BE
                                                                                      BENEFICIALLY OWNED (1)
                                                                                     -----------------------
DIRECTORS WHOSE TERMS WILL EXPIRE IN 2000

Dorsey R. Gardner ..................................................................           1,762

Age 57; President, Kelso Management Company, Inc., Boston, MA (investment management). Other directorships: Crane Co., Filene's Basement Corp., Security
 First Technologies, Inc.

James L. L. Tullis .................................................................             444

Age 52; Chairman and Chief Executive Officer, Tullis-Dickerson & Co., Inc.,
 Greenwich, CT (venture capital investments in the health care industry) since 1986.
 Other directorships: Crane Co., PSS Worldmed, Inc.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2001

E. Thayer Bigelow, Jr. .............................................................           5,467

Age 58; Senior Advisor, Time Warner, Inc., New York, NY (a media and entertainment company) since October 1998. Chief Executive Officer, Court TV,
 New York, NY, an affiliate of Time Warner Entertainment LP (cable television program services) March 1997 to October 1998. President and Chief Executive
 Officer, Time Warner Cable Programming, Inc., Stamford, CT, a subsidiary of Time
 Warner Entertainment LP (cable television program services), 1991 to 1997. Other directorships: Crane Co., Lord Abbett & Co. Mutual Funds

Richard S. Forte ...................................................................           3,677

Age 55; President, Dawson Forte Cashmere Company, South Natick, MA (importer) since January 1997. Chairman since January 1997 and, prior thereto, President,
 Forte Cashmere Company, Inc. (importer and manufacturer). Other directorships:
 Crane Co.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2002

R. S. Evans ........................................................................         457,507

Age 55; Chairman and Chief Executive Officer of Crane. Other directorships: Crane
 Co., Fansteel, Inc., HBD Industries, Inc., Hexcel Corporation, Southdown
 Corporation.

                                                                                          HUTTIG COMMON STOCK
                                                                                             EXPECTED TO BE
                                                                                         BENEFICIALLY OWNED (1)
                                                                                        -----------------------
Barry J. Kulpa ........................................................................         88(2)

Age 51; President, Huttig Sash & Door Company since October 1997. Senior Vice
 President and Chief Operating Officer of Dal-Tile International (manufacturer and distributor of ceramic tile), 1994 to 1997. Vice President and Chief Financial Officer
 of David Weekley Homes (regional homebuilder), 1992 to 1994.
----------



(1) As determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. No director except Mr. R. S. Evans is expected to own more than 1% of the outstanding shares of Huttig common stock. See "Beneficial Ownership of Huttig Common Stock by Directors and Management."


(2) In addition, Mr. Kulpa owns 30,000 shares of Crane restricted stock, 15,000 performance-based shares of which will be canceled and 15,000 time-based shares of which will be converted into shares of Huttig restricted stock. See "Arrangements with Crane Relating to the Spin-Off -- Employee Matters Agreement."


     Upon completion of the acquisition of Rugby USA, the Huttig board of directors would be expanded to nine members, three of whom will be designees of Rugby. Rugby's nominees are named below. The age, business experience during the past five years, directorships in other companies and expected ownership of Huttig common stock for each of Rugby's nominees are also set forth below.


                                                                                     HUTTIG COMMON STOCK
                                                                                        EXPECTED TO BE
                                                                                    BENEFICIALLY OWNED (1)
                                                                                   -----------------------
DIRECTOR WHOSE TERM WILL EXPIRE IN 2000

R. Mike Sharp .....................................................................          None

Age 55; Corporate Development Director of The Rugby Group PLC since 1998.
 Group Finance Director of The Rugby Group PLC from 1995 to 1998. Chief
 Executive of The Rugby Group PLC's joinery division from 1992-1995. Other directorships: The Rugby Group PLC

DIRECTOR WHOSE TERM WILL EXPIRE IN 2001

David A. Harding ..................................................................          None

Age 52; Group Finance Director of The Rugby Group PLC since October 1998.
 Finance Director of T&N PLC (International automotive engineering group) from 1995 to 1998. Finance Director of Dairy Crest (food processing company) from
 1993 to 1995. Senior financial posts (including Deputy Group Finance Director) at
 TI Group PLC (international engineering company) from 1980 to 1993. Other directorships; The Rugby Group PLC, Coventry Building Society (UK) and
 Adelaide Brighton Limited (Australia)

DIRECTOR WHOSE TERM WILL EXPIRE IN 2002

James Jordan ......................................................................          None

Age 38; A solicitor of the English Supreme Court. Group Legal Manager of The
 Rugby Group PLC since October 1999. Previously, General Counsel Europe/Pacific for English China Clays plc (a major industrial minerals and specialty chemicals company) from 1989 to 1999 and a director of ECC Overseas Investments Limited
 (a mineral holding company for non-UK mining operations) from 1992 to 1999.
 Senior solicitor with the City of Plymouth (a public authority) between 1987-1989



----------

(1) As determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Excludes 6,558,293 shares of Huttig common stock expected to be owned by Rugby, which may be deemed to be beneficially owned by the nominees named herein, each of whom is a director or executive officer of Rugby. Each nominee expressly disclaims beneficial ownership of the shares of Huttig common stock owned by Rugby. No Rugby nominee is expected to own more than 1% of the outstanding shares of Huttig common stock. See "Beneficial Ownership of Huttig Common Stock by Directors and Management."


COMMITTEES OF THE BOARD OF DIRECTORS

     The board of directors has established an Audit Committee, an Organization and Compensation Committee and an Executive Committee.

     Executive Committee. The Executive Committee is empowered to act in lieu of the full board of directors at any meeting at which it is not feasible for a quorum of the full board of directors to meet. The Executive Committee can take any action that could be taken by the board of directors except, among other things, electing or removing officers of Huttig, amending the Restated Certificate of Incorporation or Bylaws or approving a merger, consolidation or sale of substantially all of Huttig's assets.

     Audit Committee. The principal functions of the Audit Committee include:


     o Reviewing with the board of directors and the independent accountants matters relating to the quality of financial reporting and internal accounting controls.

     o Maintaining communication between the internal and external auditors and the board of directors.

     o Reviewing and communicating to the board of directors the nature, extent and results of the internal and external audit functions.

     Organization and Compensation Committee. The Organization and Compensation Committee will:

     o Make recommendations to the board of directors concerning approval of the compensation of officers and other key employees.

     o Make recommendations to the board of directors concerning director compensation.

     o Administer Huttig's incentive compensation plans, including the EVA Incentive Compensation Plan and Stock Incentive Plan and approval of significant changes or additions to Huttig's compensation policies and practices.

     The memberships of committees are as follows: Executive Committee: R. S. Evans, B. J. Kulpa and J. L. L. Tullis; Audit Committee: E.T. Bigelow, Jr., R.
S. Forte and D. R. Gardner; Organization and Compensation Committee: E.T. Bigelow, Jr. (Chairman), D. R. Gardner and J. L. L. Tullis.


COMPENSATION OF DIRECTORS


     The standard retainer payable to each non-employee director is $10,000 per year. Mr. R. S. Evans will receive an annual fee of $100,000 for his services as Chairman of the Board of Huttig. Pursuant to the Non-Employee Director Restricted Stock Plan, non-employee directors, except the designees of Rugby, will receive, in lieu of cash, shares of Huttig common stock with a market value equal to that portion of the standard annual retainer which exceeds $5,000. All directors who are not full-time employees of Huttig participate in the plan. The shares will be issued each year after Huttig's annual meeting, will be forfeitable if the director ceases to remain a director until Huttig's next annual meeting, except in the case of death, disability or change in control, and may not be sold for a period of five years or such earlier date as the director leaves the board.


     Directors also receive $500 for each board meeting attended. Non-employee members of the Executive Committee receive an annual retainer of $2,000. Members of other committees receive $500 and chairmen receive $750 for each committee meeting attended.


     Each Huttig director who will be designated by Rugby upon completion of Huttig's acquisition of Rugby USA will agree with Rugby to transfer to Rugby all compensation payable to him for his services as a non-employee director of Huttig.

EXECUTIVE OFFICERS


     Set forth below are the name, age, position and office to be held with Huttig, and principal occupations and employment during the past five years of those individuals who are expected to serve as Huttig's executive officers immediately following the spin-off. Huttig's executive officers will be elected to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified.


BARRY J. KULPA, age 51, has served as Huttig's President and Chief Executive Officer since October of 1997. Prior to joining Huttig, Mr. Kulpa served as Senior Vice President and Chief Operating Officer of Dal-Tile International (manufacturer and distributor of ceramic tile) from 1994 to 1997. From 1992 to 1994, he was Vice President and Chief Financial Officer of David Weekley Homes (regional homebuilder).


GREGORY D. LAMBERT, age 48, has served as Chief Financial Officer and Vice President, Administration since January of 1999. Prior to joining Huttig, Mr. Lambert served as Senior Vice President and Treasurer of Ames Department Store (discount retailer) from 1996 to 1998. From 1994 to 1996, he was Vice President of Strategic Planning for Homart Development, a shopping center developer. From 1980 to 1994, Mr. Lambert was the Director of Strategic Planning for May Department Stores (retailer).


DAVID DEAN, age 56, has served as Controller of Huttig since August of 1992.


DAVID A. GIFFIN, age 50, has served as Regional Vice President since September of 1998. Prior to that, Mr. Giffin was Vice President of Human Resources for Huttig from 1991 to 1998.


HOWARD L. HATFIELD, age 55, became a Regional Vice President upon Huttig's acquisition of Consolidated Lumber Company in July of 1998. Prior to joining Huttig, he was President, Chief Executive Officer and owner of Consolidated Lumber Company, Inc. from 1980 to 1998.


CARL A. LILIEQUIST, age 45, became a Regional Vice President upon Huttig's acquisition of PGL Building Products in July of 1988.


STOKES R. RITCHIE, age 48, has been a Regional Vice President since August of 1998. Prior to joining Huttig, Mr. Ritchie was Vice President of Sales and Marketing of the Westex Division of LYDALL, Inc. (OEM automotive products manufacturer) from 1996 to 1998. From 1994 to 1996, Mr. Ritchie was Vice President, Sales and Marketing for American Woodmark Corporation.


     If Huttig completes its acquisition of Rugby USA, the following individual would be appointed by the Huttig board of directors as Chief Operating Officer of Huttig:


STEPHEN C. BROWN, age 53, has served as the President and Chief Executive Officer of Rugby Building Products, Inc. since April of 1997. Prior to joining Rugby Building Products, Inc., Mr. Brown was President of Armor Bond (a manufacturer and distributor of vinyl siding and accessories) from 1995 to 1997. From 1984 to 1995, Mr. Brown was President of MacMillan Bloedel Building Materials, U.S. (a national wholesale distributor).

     BENEFICIAL OWNERSHIP OF HUTTIG COMMON STOCK BY DIRECTORS AND MANAGEMENT



     To focus management attention on growth in shareholder value, Huttig believes that officers and key employees should have a significant equity stake in the Company. Huttig therefore plans to encourage its officers and key employees to increase their ownership of and to hold common stock through the Stock Incentive, Employee Stock Purchase and Savings and Investment Plans.
With the exception of the directors designated by Rugby, each of whom will receive his entire retainer in cash and remit the same directly to Rugby, non-employee directors will also receive 50% of their annual retainer in restricted stock issued under the Non-Employee Director Restricted Stock Plan. The following table sets forth the number of shares of Huttig common stock expected to be beneficially owned, directly or indirectly, by the non-employee directors as a group, the executive officers named in the Summary Compensation Table, all of Huttig's directors and executive officers as a group and Huttig's other key employees as a group, based on holdings as of November 30, 1999, but giving effect to the spin-off and assuming that Huttig completes its acquisition of Rugby USA as of November 30, 1999.



                                     SHARES
                                      UNDER                        SHARES IN
                                   RESTRICTED    STOCK OPTIONS      COMPANY
                          SHARES      STOCK       EXERCISABLE    SAVINGS PLAN
                          OWNED     PLANS(1)    WITHIN 60 DAYS     (401(K))
                        --------- ------------ ---------------- --------------
Non-Employee
 Directors as a
 Group (8
 persons)     (3)        466,879        560              --          1,978
Barry J. Kulpa ........       --         --(4)           --             88
Carl A. Liliequist.....       --         --              --          1,576
David A. Giffin .......       17         --              --            427
David Dean ............       --         --              --            233
Other Executive
 Officers (4
 persons) .............       --         --              --            116
Sub-total --
 Directors and
 Executive
 Officers as a
 Group (16
 persons) .............  466,896        560(4)           --          4,418
Key Employees
 (6 persons) ..........      183         --              --          1,835
Total .................  467,079        560(4)           --          6,253



                                                     % OF SHARES
                                                OUTSTANDING AS OF (2)
                                       ----------------------------------------
                         TOTAL SHARES
                         BENEFICIALLY   IMMEDIATELY AFTER   ASSUMING COMPLETION
                           OWNED(2)        THE SPIN-OFF     OF THE ACQUISITION
                        -------------- ------------------- --------------------
Non-Employee
 Directors as a
 Group (8
 persons)     (3)           469,417             3.4%                2.3%
Barry J. Kulpa ........          88               *                   *
Carl A. Liliequist.....       1,576               *                   *
David A. Giffin .......         444               *                   *
David Dean ............         233               *                   *
Other Executive
 Officers (4
 persons) .............         116               *                   *
Sub-total --
 Directors and
 Executive
 Officers as a
 Group (16
 persons) .............     471,874             3.4%                2.3%
Key Employees
 (6 persons) ..........       2,018               *                   *
Total .................     473,892             3.4%                2.3%


----------
*    Represents holdings of less than 1%.

(1) Subject to forfeiture if established performance and/or service conditions are not met.

(2) As determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.


(3) Excludes 6,558,293 shares of Huttig common stock expected to be owned by Rugby, which may be deemed to be beneficially owned by each of Messrs. Harding, Jordan and Sharp, each of whom is a director or executive officer of Rugby. Each of the foregoing expressly disclaims beneficial ownership of the shares of Huttig common stock owned by Rugby.

(4) Mr. Kulpa owns 30,000 shares of Crane restricted stock, consisting of 15,000 performance-based shares which will be canceled and 15,000 time-based shares which will be converted into shares of Huttig restricted stock. See "Arrangements with Crane Relating to the Spin-Off -- Employee Matters Agreement."

                        PRINCIPAL STOCKHOLDERS OF HUTTIG



     The following table sets forth the ownership of Huttig common stock by each person expected to beneficially own more than 5% of Huttig common stock, based on holdings as of November 30, 1999, but giving effect to the spin-off and assuming that Huttig completes its acquisition of Rugby USA.






                                            AMOUNT AND NATURE
                      NAME AND ADDRESS        OF BENEFICIAL       PERCENT
 TITLE OF CLASS     OF BENEFICIAL OWNER         OWNERSHIP         OF CLASS
---------------- ------------------------- ------------------ ---------------
Common Stock     The Rugby Group PLC (1)       6,558,293           32.0%
                 Crown House
                 Rugby CV21 2DT
                 England

Common Stock     The Crane Fund(2)             1,728,537            8.4%(3)
                 100 First Stamford Place
                 Stamford, CT 06902


----------
(1) On November 8, 1999, the directors of Rugby unanimously recommended to Rugby shareholders to accept the cash offer from RMC Group p.l.c. for all of the issued share capital of Rugby. The address of RMC Group p.l.c. is RMC House, Coldharbour Lane, Thorpe, Eghan, Surrey TW20 8JD. Each of The Rugby Group PLC and RMC Group p.l.c. is a widely-held public company listed on the London Stock Exchange.

(2) The Crane Fund is a charitable trust managed by trustees appointed by the board of directors of Crane Co. The incumbent trustees are: G.A. Dickoff, A.I. duPont, J.R. Packard, M.L. Raithel and D.S. Smith, all of whom are executive officers of Crane. Pursuant to the trust instrument, the shares held by the trust shall be voted by the trustees as directed by the board of directors of Crane, the distribution of the income of the trust for its charitable purposes is subject to the control of the board of directors of Crane and the shares may be sold by the trustees only upon the direction of the board of directors of Crane. None of the directors or the trustees has any direct beneficial interest in, and all disclaim beneficial ownership of, shares held by The Crane Fund.


(3) If Huttig does not complete the acquisition of Rugby USA, the shares of Huttig common stock beneficially owned by The Crane Fund would constitute 12.4% of the outstanding Huttig common stock.

                       COMPENSATION OF EXECUTIVE OFFICERS


SUMMARY COMPENSATION TABLE

     Shown below is information concerning the annual and long-term compensation for services rendered in all capacities to Huttig and its subsidiaries for the year ended December 31, 1998 for Barry J. Kulpa, Huttig's Chief Executive Officer, and the other three most highly compensated individuals who serve as executive officers of Huttig and received at least $100,000 in cash compensation for services to Huttig for the year 1998. The compensation described in this table was paid by Huttig or an affiliate of Huttig.



                                          ANNUAL COMPENSATION                            LONG TERM COMPENSATION
                             ---------------------------------------------- -------------------------------------------------
                                                                  OTHER      RESTRICTED   SECURITIES               ALL (3)
                                                                 ANNUAL         STOCK     UNDERLYING   LTIP(2)      OTHER
          NAME AND                                BONUS (1)   COMPENSATION    AWARD (2)    OPTIONS/    PAYOUTS   COMPENSATION
     PRINCIPAL POSITION       YEAR   SALARY ($)      ($)           ($)           ($)       SARS (#)      ($)         ($)
---------------------------- ------ ------------ ----------- -------------- ------------ ------------ --------- -------------
Barry J. Kulpa ............. 1998     250,000      130,671       7,625        272,813       36,000    --        2,498
 President and
 Chief Executive
 Officer
Carl A. Liliequist ......... 1998     147,188      166,031          --             --        2,250    --        5,339
 Regional Vice
 President
David A. Giffin ............ 1998     115,753       37,608          --             --          750    --        5,184
 Regional Vice
 President
David Dean ................. 1998      98,600       23,259          --             --           --    --        3,912
 Controller


----------
(1) Represents the amounts paid to the named executives under Crane's EVA Incentive Compensation Plan. After giving effect to such payments, the named executives have credited to their accounts under such plan the following amounts, which are subject to increase or decrease in future years: Barry J. Kulpa, $87,114, Carl A. Liliequist, $297,127, David A. Giffin, $ -0-, and David Dean, $ -0-. Under the program one-third of the account balance in any year will be payable to the named executive. Under the Employee Matters Agreement, Huttig will be responsible for the account balances of the foregoing employees and the other Huttig employees participating in this plan. See "Arrangements with Crane Relating to the Spin-Off--Employee Matters Agreement."
(2) Shares of restricted stock issued under Crane's Restricted Stock Award Plan that are subject to performance-based conditions on vesting are classified as long-term incentive awards reportable in the column LTIP Payouts of the Summary Compensation Table upon vesting. The shares of common stock under the Restricted Stock Award Plan held by each of the named executive officers and the aggregate value thereof at December 31, 1998 were as follows:




                                                   RESTRICTED STOCK AWARD PLAN
                                                  -----------------------------
                                    RESTRICTED                      AGGREGATE
                                    STOCK HELD         LTIP         RESTRICTED     AGGREGATE
                                   # OF SHARES     # OF SHARES     SHARES HELD       VALUE
                                  -------------   -------------   -------------   ----------
   Barry J. Kulpa .............       7,500          15,000          22,500        $679,219
   Carl A. Liliequist .........          --              --              --              --
   David A. Giffin ............          --              --              --              --
   David Dean .................          --              --              --              --

     The shares of restricted stock which are performance-based, listed under the heading "LTIP", may lapse upon failure to achieve the performance criteria and so the value presented above for such shares remains at-risk to the executive. Dividends are paid on all restricted stock at the same rate as other shares of Common Stock and are reported in the column Other Annual Compensation of the Summary Compensation Table. Under the Employee Matters Agreement,

     Huttig has agreed with Mr. Kulpa that his shares of time-based Crane restricted stock will be converted into an economically equivalent number of shares of time-based Huttig restricted stock and his shares of performance-based Crane restricted stock will be canceled. There are an aggregate of 15,000 such time-based shares, consisting of the 7,500 shares reported above and an additional 7,500 shares granted in 1999.


(3) Amounts include Crane's matching contribution for eligible employees for the purchase of common stock in Crane's Saving & Investment Plan (401(k)) and premiums for life insurance.


OPTION GRANTS IN LAST FISCAL YEAR

     Shown below is information on grants to the named executive officers of options to purchase shares of Crane common stock pursuant to the Crane Stock Option Plan during the year ended December 31, 1998, which are reflected in the Summary Compensation Table above. See "Arrangements with Crane Relating to the Spin-Off -- Employee Matters Agreement."


                                 NUMBER OF            % OF
                                 SECURITIES      TOTAL/OPTIONS/
                                 UNDERLYING           SARS
                                  OPTIONS/         GRANTED TO       EXERCISE OR                     GRANT DATE
                                    SARS          EMPLOYEES IN       BASE PRICE     EXPIRATION        PRESENT
            NAME                GRANTED (1)     FISCAL YEAR (1)     $/SHARE (2)        DATE        VALUE ($) (3)
----------------------------   -------------   -----------------   -------------   ------------   --------------
Barry J. Kulpa .............      36,000               75%           $  36.37      04/20/2008        $396,360
Carl A. Liliequist .........       2,250                5               36.37      04/20/2008          24,773
David A. Giffin ............         750                2               36.37      04/20/2008           8,258
David Dean .................          --               --                  --      --                      --

----------
(1)  No SARs were granted.


(2) The exercise price of options granted under Crane's Stock Option Plan were not and may not be less than 100% of the fair market value of the shares on the date of grant. Options granted become exercisable 50% one year, 75% two years and 100% three years after grant and expire, unless exercised, 10 years after grant. If employment terminates, the optionee generally may exercise the option only to the extent it could have been exercised on the date his employment terminated and must be exercised within three months thereof. In the event employment terminates by reason of retirement, permanent disability or change in control, options become fully exercisable. The exercise price may be paid by delivery of shares owned for more than six months and income tax obligations related to exercise may be satisfied by surrender of shares received upon exercise, subject to certain conditions. Under the Employee Matters Agreement, Crane stock options held by Huttig employees will be adjusted to reflect the spin-off, will continue to vest in accordance with their terms and will remain exercisable for 90 days after the date of the spin-off. All unexercised Crane stock options beld by Huttig employees after such date will be forfeited. See "Arrangements with Crane Relating to the Spin-Off -- Employee Matters Agreement."


(3) The amounts shown were calculated using a Black-Scholes option pricing model which derives a value of $11.01 per share for each option granted. The estimated values assume a risk-free rate of return of 5.60% based upon the 100-year Treasury (adjusted for constant maturities) from the Federal Reserve Statistical Release H.15(519), stock price volatility of 24.22%, a dividend payout ratio of .92% and an option duration of 5.29 years. The actual value, if any, that an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised, and so the value realized by an executive may be more or less than the value estimated by the Black-Scholes model.

                   AGGREGATE OPTION EXERCISES IN LAST FISCAL
                    YEAR AND FISCAL YEAR-END OPTION VALUES




                                                               NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                OPTIONS/SARS(1) AT           OPTIONS/SARS (1) AT
                                                                FISCAL YEAR-END (#)         FISCAL YEAR-END ($)(2)
                                                           ----------------------------- ----------------------------
                                 SHARES
                               ACQUIRED ON       VALUE
            NAME              EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------- -------------- -------------- ------------- --------------- ------------- --------------
Barry J. Kulpa .............     --             --             11,250        47,250           24,159       24,159
Carl A. Liliequist .........     --             --             18,000         4,500          268,099       21,403
David A. Giffin ............     --             --             15,749         1,876          252,339       10,711
David Dean .................     --             --                750           750            5,608        5,608

----------------------
(1)  No SARs were held at December 31, 1998.

(2) Computed based upon the difference between aggregate fair market value at December 31, 1998 and aggregate exercise price.

RETIREMENT BENEFITS

     All of Huttig's officers, including the individuals identified in the Summary Compensation Table, are participants in Crane's pension plan for non-bargaining employees. Directors who are not employees do not participate in the plan. Following the spin-off, Huttig's executives will participate in retirement plans maintained by Huttig. See "Arrangements with Crane Relating to the Spin-Off -- Employee Matters Agreement." Under the Crane pension plan, eligibility for retirement benefits is subject to certain vesting requirements, which include completion of five years of service where employment is terminated prior to normal or other retirement or death, as determined by applicable law and the plan. Benefit accruals continue for years of service after age 65.

     The annual pension benefits payable under the pension plan are equal to 12/3% per year of service of the participant's average annual compensation during the five highest consecutive compensation years of the 10 years of service immediately preceding retirement less 12/3% per years of service of the participant's Social Security benefit. Compensation for purposes of the pension plan is defined as total W-2 compensation less (i) the imputed income value of group life insurance and auto allowance, (ii), income derived from participation in Crane's Restricted Stock Award Plan and (iii) on or after January 1, 1993, income derived from Crane's Stock Option Plan and a former Crane's stock appreciation rights plan. In general, such covered compensation for any year would be equivalent to the sum of the salary set forth in the Summary Compensation Table for such years plus the bonus shown in the Table for the immediately preceding year.

     The table below sets forth the estimated annual benefit payable on retirement at normal retirement age (age 65) under Crane's pension plan based on benefit accruals through December 31, 1998 for specified salary and years of service classifications, and assumes benefits to be paid in the form of a single life annuity. The amounts have not been reduced by the Social Security offset referred to above. Huttig's employees will not accrue any additional pension benefits under the Crane pension plan after the spin-off. See "Arrangements with Crane Relating to the Spin-Off -- Employee Matters Agreement."



                                YEARS OF SERVICE




   AVERAGE ANNUAL
    COMPENSATION           10           20           25           30             35
--------------------   ----------   ----------   ----------   ----------   -------------
$150,000............    $25,005      $50,010      $ 62,513     $ 75,015     $   87,518
$175,000............     29,173       58,345        72,931       87,518        102,104
$200,000............     33,340       66,680        83,350      100,020        116,690
$225,000............     37,508       75,015        93,769      112,523        131,276*
$235,000............     39,175       78,349        97,936      117,524        136,111*
$250,000** .........     41,675       83,350       104,188      125,025        145,863*

----------
* Effective January 1, 1996, the actual retirement benefit at normal retirement date payable pursuant to Section 235(a) of the Tax Equity and Fiscal Responsibility Act of 1982 (and subsequent to 1986 at the age at which unreduced Social Security benefits may commence pursuant to the Tax Reform Act of 1986) may not exceed the lesser of $120,000 or 100% of the officer's average compensation during his highest three consecutive calendar years of earnings (the "Tax Act Limitation"). The Tax Act Limitation may be adjusted annually for changes in the cost of living. The 1998 limit was $130,000, and the limit remains at $130,000 for 1999. The dollar limit is subject to further reduction to the extent that a participant has fewer than 10 years of service with Crane or 10 years of participation in the defined benefit plan.

** Between January 1, 1989 and December 31, 1993, for the purpose of determining benefit accruals and benefit limitations under the pension plan for all plan years beginning in 1989, a participant's compensation is deemed to be limited to $200,000 indexed for inflation ($235,840 for 1993) ("Limitation"). However, in no event will the Limitation reduce any participant's accrued benefit below his accrued benefit as of December 31, 1988. Commencing January 1, 1994, the compensation limit was further reduced to $150,000 indexed for inflation in future years ("OBRA '93 Limitation"). As a result of the OBRA '93 limitation, the covered compensation under Crane's pension plan for the foregoing individuals for the years 1994 through 1996 was limited to $150,000, and was increased to $160,000 for 1997, 1998 and 1999. In no event will the OBRA '93 Limitation reduce any participant's accrued benefit as of December 31, 1993.

OTHER AGREEMENTS AND INFORMATION

     Huttig has entered into indemnification agreements with Barry J. Kulpa, Gregory D. Lambert and each non-employee director of Huttig. The Indemnification Agreements require Huttig to indemnify the officers or directors to the full extent permitted by law against any and all expenses (including advances thereof), judgments, fines, penalties and amounts paid in settlement incurred in connection with any claim against such person arising out of the fact that he was a director, officer, employee, trustee, agent or fiduciary of Huttig or was serving as such for another entity at Huttig's request, and to maintain directors and officers liability insurance coverage or to the full extent permitted by law to indemnify such person for the lack of insurance coverage. It is expected that similar indemnification agreements will be entered into after the exchange with the directors to be designated by Rugby.

     Barry J. Kulpa has an agreement which, in the event of a change in control of Huttig, provides for the continuation of his then current base salary, incentive compensation and benefits for the three year period following the change in control. Upon termination within three years after a change in control, by Huttig without cause or by him with "Good Reason" (as defined in the agreement), Mr. Kulpa is immediately entitled to a proportionate amount of the greater of the last year's bonus or the average bonus paid in the last three years, three times the sum of his annual salary and the average of the last three years' bonuses, and all accrued deferred compensation and vacation pay. Employee benefits, medical coverage and other welfare benefits also continue until the end of the three year period. "Good Reason" under the agreement includes, among other things, any action by Huttig which results in a diminution of his position, authority, duties or responsibilities. The agreement also provides that Mr. Kulpa may terminate his employment for any reason during the 30 day period immediately following the first year after the change of control, which shall be deemed "Good Reason" under the agreement. If it is determined that any economic benefit or payment or distribution by Huttig to Mr. Kulpa pursuant to the agreement or otherwise (including, but not limited to, any economic benefit received by him by reason of the acceleration of rights under Huttig's incentive plan) ("Payment"), is subject to the excise tax imposed by
Section 4999 of the Internal Revenue Code, the agreement provides that Huttig shall make additional cash payments to Mr. Kulpa such that after payment of all taxes including any excise tax imposed on such payments, he will retain an amount equal to the excise tax on all the Payments. The agreement is for a three-year period, but is automatically renewed annually for a three-year period unless Huttig gives notice that the period will not be extended.


                       DESCRIPTION OF HUTTIG CAPITAL STOCK


     Huttig's Restated Certificate of Incorporation provides that its authorized capital stock consists of (i) 50,000,000 shares of common stock, $.01 par value, of which (based on the number of shares of Crane common stock outstanding as of November 30, 1999) 13,936,372 shares will be issued to stockholders of Crane in the spin-off and approximately 6,558,293 shares will be issued to Rugby in the exchange, and (ii) 5,000,000 shares of preferred stock, par value $.01 per share, of which 250,000 shares will be designated as Series A Junior Participating Preferred Stock for issuance in connection with the exercise of rights. See "-- Rights Plan."



COMMON STOCK

     Each share of Huttig common stock will entitle its holder of record to one vote in the election of directors and on all other matters to be voted on by the stockholders. Holders of Huttig common stock will not have cumulative voting rights. As a result, the holders of a majority of the shares of Huttig common stock voting for the election of directors may elect all nominees standing for election as directors.


     Subject to the rights of holders of preferred stock, holders of Huttig common stock will be entitled to receive such dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available for that use. It is currently anticipated that no cash dividends will be paid on Huttig common stock in the foreseeable future in order to conserve cash for use in Huttig's business, possible future acquisitions and debt reduction. Huttig's board of directors expects to periodically re-evaluate this dividend policy taking into account Huttig's operating results, capital needs and other factors.


     Subject to the rights of holders of preferred stock, holders of Huttig common stock will be entitled to share on a pro rata basis in any distribution to stockholders upon the liquidation, dissolution or winding up of Huttig. No holder of Huttig common stock will have any preemptive right to subscribe for any Huttig common stock or other security.


PREFERRED STOCK

     Huttig's board of directors, without further action by the stockholders, may from time to time authorize the issuance of shares of preferred stock in one or more series and, within certain limitations, fix the powers, preferences and rights and the qualifications, limitations or restrictions thereof and the number of shares constituting any series or designations of such series. Satisfaction of any dividend preferences of outstanding preferred stock would reduce the amount of funds available for the payment of dividends on Huttig common stock. Holders of preferred stock would normally be entitled to receive a preference payment in the event of the liquidation, dissolution or winding up of Huttig before any payment is made to the holders of Huttig common stock.

     Under certain circumstances, the issuance of preferred stock may render more difficult or tend to discourage a change in control of Huttig. Although Huttig currently has no plans to issue shares of preferred stock, the board of directors, without stockholder approval, may issue preferred stock that could adversely affect the rights of holders of shares of Huttig common stock. For a description of the terms of the Series A Junior Participating Preferred Stock, see "-- Rights Plan."


RIGHTS PLAN


     Huttig will issue one preferred share purchase right for each share of Huttig common stock distributed in the spin-off.


     The rights are designed to assure that all of Huttig's stockholders receive fair and equal treatment in the event of any unsolicited proposal to acquire control of Huttig and to guard against takeover tactics that are not in the best interests of all stockholders. The rights could make the acquisition of control of Huttig in a transaction not approved by Huttig's board of directors more difficult.


     Each right will entitle the registered holder to purchase from Huttig one one-hundredth of a share of Series A Junior Participating Preferred Stock at a price of $27.50 per one one-hundredth of a Preferred Share, subject to adjustment. The description and terms of the rights are set forth in a Rights Agreement dated as of December 6, 1999 between Huttig and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.


     Until the earlier to occur of:

     o 10 days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 20% or more of Huttig's outstanding common stock (an "Acquiring Person"); or

     o 10 business days (or such later date as may be determined by Huttig's board of directors before any person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in any person becoming an Acquiring Person (the "Distribution Date"), the rights will be evidenced by the Huttig common stock certificates.

     The Rights Agreement excludes from the definition of "Acquiring Person" the Company, any employee benefit plan of the Company, Crane, Crane's subsidiaries, certain Crane charitable funds and Rugby. The exception for Rugby will be effective only for so long as Rugby and affiliated and associated persons beneficially own no Huttig common stock other than the Huttig common stock acquired pursuant to the Share Exchange Agreement, except for shares received as a dividend or otherwise in respect of the shares so acquired, and except that Rugby may acquire an additional 1% of the outstanding shares. The exception for Crane and its subsidiaries will be effective only until the effective date of the spin-off.


     The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the rights), the rights will be transferred only with Huttig common stock. Until the Distribution Date (or earlier redemption or expiration of the rights), new certificates for Huttig common stock issued upon transfer or new issuance will contain a notation incorporating the Rights Agreement by reference.

     Until the Distribution Date (or earlier redemption or expiration of the rights), the surrender for transfer of any certificates for Huttig common stock, even without such notation, will also constitute the transfer of the rights associated with Huttig common stock represented by that certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the rights will be mailed to holders of record of Huttig common stock as of the close of business on the Distribution Date and those separate certificates alone will evidence the rights.

     The rights will not be exercisable until the Distribution Date. The rights will expire at the close of business on December 6, 2009, unless this date is extended or unless Huttig earlier redeems or exchanges the rights, in each case, as described below.


     The purchase price payable, and the number of series A preferred shares or other securities or property issuable, upon exercise of the rights will be subject to adjustment from time to time to prevent dilution:

     o in the event of a stock dividend on, or a subdivision, combination or reclassification of, the series A preferred shares;

     o upon the grant to holders of the series A preferred shares of certain rights or warrants to subscribe for or purchase series A preferred shares at a price, or securities convertible into series A preferred shares with a conversion price, less than the then-current market price of the series A preferred shares; or

     o upon the distribution to holders of the series A preferred shares of evidence of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in series A preferred shares) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding rights and the number of one one-hundredths of a series A preferred share issuable upon exercise of each right are also subject to adjustment in the event of a split of Huttig common stock or a dividend on Huttig common stock payable in shares of Huttig common stock or subdivisions, consolidations or combinations of Huttig common stock occurring, in any such case, prior to the Distribution Date.

     Series A preferred shares purchasable upon exercise of the rights will not be redeemable. Each series A preferred share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Huttig common stock. If Huttig is liquidated, the holders of the series A preferred shares will be entitled to a minimum preferential liquidation payment of $100.00 per share but will be entitled to an aggregate payment of 100 times the payment made per share of Huttig common stock. Each series A preferred share will have 100 votes, voting together with Huttig common stock. Finally, if Huttig engages in a merger, consolidation, or any other transaction in which shares of Huttig common stock are exchanged, each series A preferred share will be entitled to receive 100 times the amount received per share of Huttig common stock. These rights are protected by customary antidilution provisions.

     Because of the nature of the series A preferred shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in a series A preferred share purchasable upon exercise of each right should approximate the value of one share of Huttig common stock.

     If any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a right, other than rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Huttig common stock having a market value of two times the exercise price of the right.

     At any time after any person or group becomes an Acquiring Person and prior to the acquisition by that person or group of 50% or more of the outstanding shares of Huttig common stock, the board of directors may exchange the rights (other than rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Huttig common stock, or one one-hundredth of a series A preferred share, per right.

     If Huttig is acquired in a merger or other business combination transaction or 50% or more of Huttig's consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a right (other than rights that have become void) will thereafter have the right to receive, upon the exercise of a right at the then current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of that transaction will have a market value of two times the exercise price of the right.

     With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. No fractional series A preferred shares will be issued (other than fractions which are integral multiples of one one-hundredth of a series A preferred share, which may, at Huttig's election, be evidenced by depository receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the series A preferred shares on the last trading day prior to the date of exercise.

     At any time before a person or group of affiliated or associated persons becomes an Acquiring Person, the board of directors may redeem the rights in whole, but not in part, at a price of $.01 per right. The redemption of the rights may be made effective at such time, on such basis and with such conditions as the board of directors in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only rights of the holders of the rights will be to receive the redemption price.

     The terms of the rights may be amended by the board of directors without the consent of the holders of the rights, except that from and after the time that any person or group of affiliated or associated persons becomes an Acquiring Person, no amendment may adversely affect the interests of the holders of the rights.

     Until a right is exercised, the holder of the right will have no rights as a stockholder, including, without limitation, the right to vote or to receive dividends.


CERTAIN PROVISIONS OF HUTTIG'S GOVERNING DOCUMENTS

     The following is a description of certain provisions of Huttig's Restated Certificate of Incorporation and Bylaws. The description is qualified in its entirety by reference to the full texts of those documents. Certain provisions of Huttig's Certificate and Bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Huttig, without the approval of Huttig's board of directors.

     Classification of Directors. The Certificate and Bylaws provide that the board of directors will consist of three classes of directors. The initial members of the board of directors will be divided into three classes to serve as follows: one class will initially hold office for a term to expire at the first annual meeting of stockholders after their initial election; another class will initially hold office for a term to expire at the second annual meeting of stockholders after their initial election; and the third class will initially hold office for a term to expire at the third annual meeting of stockholders after their initial election. At each annual meeting of Huttig's stockholders, only the election of directors of the class whose term is expiring will be voted upon, and upon election each director will serve a three-year term. See "Management -- Directors."

     Right to Call a Special Meeting. The Certificate provides that special meetings of the stockholders may only be called by the Chairman or by the board pursuant to a resolution approved by a majority of the entire board. Accordingly, stockholders will not have the right to call a special meeting of the stockholders.

     No Action by Consent. The Certificate provides that any action required to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by the written consent of stockholders.

     Fiduciary Duties of Directors. As permitted by the DGCL, Huttig's Certificate includes a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability:

     o for any breach of the director's duty of loyalty to the corporation or its stockholders;

     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     o for unlawful payment of a dividend or an unlawful stock purchase or redemption; or

     o for any transaction from which the director derives an improper personal benefit.

     The Certificate further provides that, if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of directors shall be eliminated or limited to the fullest extent so permitted. The Certificate also specifies that no amendment to or repeal of the provisions shall apply to or have any effect on the liability or alleged liability of any of Huttig's directors for or with respect to any acts or omissions of such director occurring prior to the amendment or repeal.


ANTI-TAKEOVER LEGISLATION

     Because neither the Certificate nor the Bylaws contain a provision expressly electing not to be covered by Section 203 of the DGCL, Huttig is subject to this statutory anti-takeover provision. Section 203 provides that any person who acquires 15% or more of a corporation's voting stock (thereby becoming an "interested stockholder") may not engage in a "business combination" with the corporation for a period of three years following the time the person became an interested stockholder, unless:

     o the board of directors of the corporation approved, prior to such time, either the business combination or the transaction that resulted in the person becoming an interested stockholder;

     o upon consummation of the transaction that resulted in that person becoming an interested stockholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by persons who are directors and officers of that corporation and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer); or

     o the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 662/3% of the outstanding shares of voting stock not owned by the interested stockholder.

     In determining whether a stockholder is the "owner" of 15% or more of a corporation's voting stock for purposes of Section 203, ownership is defined to include the right, directly or indirectly, to acquire stock or to control the voting or disposition of stock. A "business combination" is defined to include:


     o mergers or consolidations of a corporation with an interested stockholder;

     o sales or other dispositions of ten percent or more of the assets of a corporation with or to an interested stockholder;

     o certain transactions resulting in the issuance or transfer to an interested stockholder of any stock of a corporation or its subsidiaries;

     o certain transactions which would result in increasing the proportionate share of the stock of a corporation or its subsidiaries owned by an interested stockholder, and

     o receipt by an interested stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits from, by or to a corporation or any of its majority-owned subsidiaries.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for Huttig common stock will be ChaseMellon Shareholder Services, L.L.C.

         LIABILITY AND INDEMNIFICATION OF HUTTIG OFFICERS AND DIRECTORS

ELIMINATION OF LIABILITY

     As described above under "Description of Huttig Capital Stock -- Certain Provisions of Huttig's Governing Documents -- Fiduciary Duties of Directors," Huttig's Restated Certificate of Incorporation eliminates, subject to certain statutory limitations, the liability of its directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney's fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his or her being a director or officer of the corporation, if it is determined that he or she acted in accordance with the applicable standard of conduct set forth in such statutory provision.

     The Huttig bylaws provide for mandatory indemnification to its directors and officers and to persons serving at the Company's request in a similar capacity with another corporation or other enterprise generally as provided in the DGCL.

     Huttig's bylaws also require the Company to indemnify or advance expenses within 60 days of receipt of the written request for such indemnification or advance from the director or officer. The costs and expenses associated with the successful establishment in a court proceeding of the director's or officer's right to indemnification or advancement of expenses is also required to be indemnified by Huttig under its bylaws. The bylaws further require Huttig to purchase and maintain directors' and officers' liability insurance, provided that such insurance is available under terms which are deemed acceptable by a majority vote of Huttig's board of directors.

     Huttig also has entered into indemnification agreements with its directors and certain executive officers. See "Compensation of Executive Officers -- Other Agreements and Information."

     Huttig also maintains insurance on behalf of any person who is or was a Huttig director or officer, or is or was serving at Huttig's request as a director, officer, employee or agent of another entity against any liability asserted against such person and incurred by such person in any such capacity or arising out of his or her status as such, whether or not Huttig would have the power to indemnify such person against such liability under the DGCL. In addition, Crane has agreed in the Distribution Agreement to use its reasonable best efforts to cover for a period of six years from the spin-off under Crane's officers' and directors' liability insurance policies current officers and directors of Crane who will be or become directors or officers of Huttig with respect to claims arising from facts or events prior to the spin-off.


                       WHERE YOU CAN FIND MORE INFORMATION

     Huttig has filed a Registration Statement on Form 10 with the SEC with respect to Huttig common stock. The Registration Statement and the exhibits to it contain some information not appearing in this Information Statement. This Information Statement provides a summary of the material terms of all of the agreements and contracts appearing as exhibits to the Registration Statement. You are encouraged to review the exhibits to the Registration Statement for a more complete description of the contracts and agreements summarized in this Information Statement.

     You may access and read the Registration Statement and all of the exhibits to it through the SEC's Internet site at www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may also read and copy any document Huttig files at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Huttig's SEC filings will also be available after the spin-off at the offices of the New York Stock Exchange.

     After the spin-off, Huttig will be required to file annual, quarterly and special reports and other information with the SEC. Huttig will also be subject to proxy solicitation requirements. Once filed, you can access this information from the SEC in the manner set forth in the preceding paragraph.

                         INDEX TO FINANCIAL STATEMENTS




                                                                                        PAGE
                                                                                       -----
Huttig Financial Statements

 Independent Auditors' Report ......................................................   F-2

 Consolidated Balance Sheets at December 31, 1998 and 1997 and unaudited
   Consolidated Balance Sheets at September 30, 1999 ...............................   F-3

 Consolidated Statements of Income and Retained Earnings for the Years Ended
   December 31, 1998, 1997 and 1996 and unaudited Consolidated Statements of Income and Retained Earnings for the Nine Months Ended September 30,
   1999 and 1998 ...................................................................   F-4

 Consolidated Statements of Cash Flows for the Years Ended December 31, 1998,
   1997 and 1996 and unaudited Consolidated Statements of Cash Flows for the
   Nine Months Ended September 30, 1999 and 1998 ...................................   F-5

 Notes to Consolidated Financial Statements ........................................   F-6

Rugby USA Financial Statements

 Report of Independent Accountants .................................................   F-15

 Consolidated Balance Sheets at December 31, 1998 and 1997 and unaudited
   Consolidated Balance Sheet at September 30, 1999 ................................   F-16

 Consolidated Statements of Operations and Retained Earnings/Accumulated Deficit
   for the Years Ended December 31, 1998, 1997 and 1996 and unaudited
   Consolidated Statements of Operations and Retained Earnings/Accumulated
   Deficit for the Nine Months Ended September 30, 1999 and 1998 ...................   F-17

 Consolidated Statements of Cash Flows for the Years Ended December 31, 1998
   and 1997 and unaudited Consolidated Statements of Cash Flow for the Nine
   Months Ended September 30, 1999 and 1998 ........................................   F-18

 Notes to Consolidated Financial Statements ........................................   F-19

Consolidated Lumber Company, Inc. Financial Statements

 Report of Independent Auditors ....................................................   F-29

 Statement of Assets Acquired and Liabilities Assumed at December 31, 1997 .........   F-30

 Statement of Revenues and Expenses Associated with Operations Acquired for the
   Year Ended December 31, 1997 and unaudited Statement of Revenues and
   Expenses Associated with Operations Acquired for the Six Months Ended June
   30, 1998 and 1997 ...............................................................   F-31

 Notes to Financial Statements .....................................................   F-32


                         INDEPENDENT AUDITORS' REPORT



To the Shareholder of
 Huttig Building Products, Inc.:


We have audited the accompanying consolidated balance sheets of Huttig Building Products, Inc. (formerly Huttig Sash & Door Company) (an indirect wholly owned subsidiary of Crane Co. through Crane International Holdings, a direct subsidiary of Crane Co.) and its subsidiaries (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of income and retained earnings and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.





/s/ DELOITTE & TOUCHE LLP
St. Louis, Missouri
January 20, 1999
(June 21, 1999 as to Note 10)

                         HUTTIG BUILDING PRODUCTS, INC.
                      (FORMERLY HUTTIG SASH & DOOR COMPANY)
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)



                                                                                                 (UNAUDITED)
                                                                        DECEMBER 31,            SEPTEMBER 30,
                                                                 ---------------------------   --------------
                                                                     1998           1997            1999
                                                                 ------------   ------------   --------------
ASSETS
CURRENT ASSETS:
 Cash ........................................................    $   9,423      $   2,210        $  4,003
 Accounts receivable, net ....................................       67,028         54,404          78,459
 Receivable -- Parent ........................................       17,098          5,624              --
 Inventories .................................................       43,130         36,406          52,720
 Prepaid expenses ............................................          585            575             612
                                                                  ---------      ---------        --------
   Total current assets ......................................      137,264         99,219         135,794
                                                                  ---------      ---------        --------
PROPERTY, PLANT AND EQUIPMENT -- At cost:
 Land ........................................................        7,335          7,678           7,324
 Buildings and improvements ..................................       39,081         42,708          36,517
 Machinery and equipment .....................................       24,638         20,501          27,944
                                                                  ---------      ---------        --------
   Gross property, plant and equipment .......................       71,054         70,887          71,785
 Less accumulated depreciation ...............................       33,746         35,492          32,597
                                                                  ---------      ---------        --------
   Property, plant and equipment, net ........................       37,308         35,395          39,188
                                                                  ---------      ---------        --------
OTHER ASSETS:
 Cost in excess of assets acquired, net ......................       42,109         16,840          40,809
 Other .......................................................        1,677          1,609           1,929
 Deferred income taxes .......................................          104            887              --
                                                                  ---------      ---------        --------
   Total other assets ........................................       43,890         19,336          42,738
                                                                  ---------      ---------        --------
 TOTAL .......................................................    $ 218,462      $ 153,950        $217,720
                                                                  =========      =========        ========
LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
 Current maturities of long-term debt ........................    $     319      $     359        $    255
 Accounts payable -- trade and collections as agents .........       54,424         33,815          50,396
 Accrued payrolls ............................................       11,109          9,900          10,092
 Accrued liabilities .........................................        8,533          6,452           5,821
 Payable -- Parent ...........................................           --             --          13,382
                                                                  ---------      ---------        --------
   Total current liabilities .................................       74,385         50,526          79,946
                                                                  ---------      ---------        --------
LONG-TERM DEBT:
 Notes payable -- Parent .....................................       93,940         67,100          92,182
 Other long-term debt ........................................        1,379          1,715           1,189
                                                                  ---------      ---------        --------
   Total long-term debt ......................................       95,319         68,815          93,371
                                                                  ---------      ---------        --------
ACCRUED POSTRETIREMENT BENEFITS ..............................        7,303          6,750           7,657
                                                                  ---------      ---------        --------
DEFERRED INCOME TAXES ........................................           --             --             563
COMMITMENTS AND CONTINGENCIES (Note 6) .......................
SHAREHOLDER'S EQUITY:
 Common stock -- No par value -- authorized, 3,000
   shares; issued and outstanding, 1,000 shares ..............           10             10              10
 Retained earnings ...........................................       41,445         27,849          36,173
                                                                  ---------      ---------        --------
   Total shareholder's equity ................................       41,455         27,859          36,183
                                                                  ---------      ---------        --------

TOTAL ........................................................    $ 218,462      $ 153,950        $217,720
                                                                  =========      =========        ========

                 See notes to consolidated financial statements.

                         HUTTIG BUILDING PRODUCTS, INC.
                      (FORMERLY HUTTIG SASH & DOOR COMPANY)
                                AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




                                                                                               (UNAUDITED)
                                                                                            NINE MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,                  SEPTEMBER 30,
                                           ------------------------------------------   -------------------------
                                               1998           1997           1996           1999          1998
                                           ------------   ------------   ------------   -----------   -----------
NET SALES ..............................    $ 707,450      $ 625,503      $ 595,089      $594,914      $521,849
                                            ---------      ---------      ---------      --------      --------
OPERATING COSTS AND
 EXPENSES:
 Cost of sales .........................      606,993        543,097        511,892       516,085       449,334
 Selling, general and administrative           67,900         58,155         56,163        54,428        49,630
 Depreciation and amortization .........        5,586          4,409          4,929         4,860         3,925
                                            ---------      ---------      ---------      --------      --------
   Total operating costs and
    expenses ...........................      680,479        605,661        572,984       575,373       502,889
                                            ---------      ---------      ---------      --------      --------
OPERATING PROFIT .......................       26,971         19,842         22,105        19,541        18,960
                                            ---------      ---------      ---------      --------      --------
OTHER INCOME (EXPENSE):
 Interest expense -- Parent ............       (6,703)        (4,285)            --        (5,691)       (4,761)
 Interest expense -- net of interest
   income of $3 and $18 in 1997
   and 1996, respectively ..............         (167)          (182)          (200)          (98)         (131)
 Other miscellaneous, net ..............        1,750           (561)        (1,148)         (224)           35
                                            ---------      ---------      ---------      --------      --------
   Total other expense, net ............       (5,120)        (5,028)        (1,348)       (6,013)       (4,857)
                                            ---------      ---------      ---------      --------      --------
INCOME BEFORE TAXES ....................       21,851         14,814         20,757        13,528        14,103
PROVISION FOR INCOME
 TAXES .................................        8,255          5,759          8,469         5,075         5,159
                                            ---------      ---------      ---------      --------      --------
NET INCOME .............................       13,596          9,055         12,288         8,453         8,944
RETAINED EARNINGS,
 BEGINNING OF YEAR .....................       27,849        148,734        136,446        41,445        27,849
DIVIDENDS PAID TO PARENT ...............           --        129,940             --        13,725            --
                                            ---------      ---------      ---------      --------      --------
RETAINED EARNINGS, END OF
 YEAR ..................................    $  41,445      $  27,849      $ 148,734      $ 36,173      $ 36,793
                                            =========      =========      =========      ========      ========
NET INCOME PER SHARE
 (basic and diluted) ...................    $  13,596      $   9,055      $  12,288      $  8,453      $  8,944
                                            =========      =========      =========      ========      ========
DIVIDENDS PER SHARE ....................    $      --      $ 129,940      $      --      $ 13,725      $     --
                                            =========      =========      =========      ========      ========

                 See notes to consolidated financial statements.

                         HUTTIG BUILDING PRODUCTS, INC.
                      (FORMERLY HUTTIG SASH & DOOR COMPANY)
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)



                                                                                                      (UNAUDITED)
                                                                                                   NINE MONTHS ENDED
                                                         YEARS ENDED DECEMBER 31,                    SEPTEMBER 30,
                                                -------------------------------------------   ---------------------------
                                                    1998            1997            1996          1999           1998
                                                -----------   ---------------   -----------   ------------   ------------
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net income .................................    $  13,596      $     9,055      $  12,288     $   8,453      $   8,944
 Loss (gain) on disposal of capital
   assets ...................................       (1,661)              --             --           224             --
 Depreciation ...............................        3,540            3,372          3,642         2,631          2,607
 Amortization ...............................        2,046            1,037          1,287         2,229          1,318
 Deferred taxes .............................         (102)            (202)          (282)          667             94
 Accrued postretirement benefits ............          553              500            436           354            428
 Changes in operating assets and
   liabilities (exclusive of acquisitions):
   Accounts receivable ......................       (1,864)          (1,742)        (1,731)      (10,783)       (10,860)
   Inventories ..............................        2,081           10,297           (973)       (8,969)         3,568
   Other current assets .....................          324              265           (149)          (27)           136
   Accounts payable .........................       16,629              494            191        (4,028)        10,633
   Accrued liabilities ......................        2,812             (165)         2,494        (4,235)         1,301
   Other ....................................       (3,720)             175            189          (124)           131
                                                 ---------      -----------      ---------     ---------      ---------
   Total cash from operating activities .....       34,234           23,086         17,392       (13,608)        18,300
                                                 ---------      -----------      ---------     ---------      ---------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Capital expenditures .......................       (5,765)          (3,338)        (2,515)       (7,030)        (3,199)
 Cash used for acquisitions .................      (44,861)         (12,050)                      (1,891)       (45,096)
 Proceeds from disposition of capital
   assets ...................................        7,730              388            201         2,366             44
                                                 ---------      -----------      ---------     ---------      ---------
   Total cash from investing activities .....      (42,896)         (15,000)        (2,314)       (6,555)       (48,251)
                                                 ---------      -----------      ---------     ---------      ---------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Cash dividend paid to Parent ...............           --          (62,840)            --       (13,725)            --
 Repayment of long-term debt ................         (376)            (386)          (514)         (254)          (281)
 Proceeds from (payments to) Parent .........       16,251           55,672        (15,670)       28,722         30,984
                                                 ---------      -----------      ---------     ---------      ---------
   Total cash from financing activities .....       15,875           (7,554)       (16,184)       14,743         30,703
                                                 ---------      -----------      ---------     ---------      ---------
INCREASE (DECREASE) IN CASH .................        7,213              532         (1,106)       (5,420)           752
CASH, BEGINNING OF YEAR .....................        2,210            1,678          2,784         9,423          2,210
                                                 ---------      -----------      ---------     ---------      ---------
CASH, END OF YEAR ...........................    $   9,423      $     2,210      $   1,678     $   4,003      $   2,962
                                                 =========      ===========      =========     =========      =========
SUPPLEMENTAL DISCLOSURE OF
 CASH FLOW INFORMATION:
 Interest paid ..............................    $   6,860      $     4,471      $     220     $   5,746      $   4,281
                                                 =========      ===========      =========     =========      =========
 Income taxes paid ..........................    $   4,466      $     6,099      $  10,009     $   3,048      $   2,614
                                                 =========      ===========      =========     =========      =========
NON-CASH FINANCING ACTIVITY:
 Dividends paid to Parent ...................           --      $  (129,940)            --       (13,725)            --
 Issuance of note payable to Parent .........           --           67,100             --            --             --
                                                                -----------                    ---------
   Cash dividends paid to Parent ............    $      --      $   (62,840)     $      --       (13,725)     $      --
                                                 =========      ===========      =========     =========      =========
 Liabilities assumed in connection with
   asset acquisitions .......................    $   4,224      $       864      $      --           506          4,224
                                                 =========      ===========      =========     =========      =========

                 See notes to consolidated financial statements.

                         HUTTIG BUILDING PRODUCTS, INC.
                      (FORMERLY HUTTIG SASH & DOOR COMPANY)
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)


1. ACCOUNTING POLICIES AND PROCEDURES

     ORGANIZATION -- Huttig Building Products, Inc. (formerly Huttig Sash & Door Company), an indirect wholly owned subsidiary of Crane Co. through Crane International Holdings, a direct subsidiary of Crane Co. (the "Parent" or "Crane"), and its subsidiaries (the "Company") is one of the largest nationwide distributors of doors, windows, molding, trim and related building products in the United States, and operates one finished lumber production plant. The Company primarily sells its products for new residential construction and renovation.

     PRINCIPLES OF CONSOLIDATION -- The financial statements include the accounts of Huttig Building Products, Inc. and its wholly owned subsidiaries, CIPCO, Inc., which was formed January 2, 1997 and Rondel's, Inc., which was acquired on March 31, 1993. All intercompany accounts and transactions have been eliminated.

     REVENUE RECOGNITION -- Revenues are recorded when title passes to the customer, which occurs upon delivery of product, or when services are rendered.


     USE OF ESTIMATES -- The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates.

     INVENTORIES -- Inventories are stated at the lower of cost or market. Approximately 68% and 83% of inventories were determined by using the LIFO (last in, first out) method of inventory valuation as of December 31, 1998 and 1997, respectively; the remainder was determined by the FIFO (first in, first out) method. Had the Company used the FIFO method of inventory valuation for all inventories, net income would have been decreased by $2,632, $1,956 and $735 in 1998, 1997 and 1996, respectively. During 1998, 1997, and 1996 LIFO inventory quantities were reduced, resulting in a partial liquidation of the LIFO bases, the effect of which increased net earnings by $1,922, $2,377, and $1,605, respectively. The replacement cost would be higher than the LIFO valuation by $15,368 in 1998 and $19,599 in 1997.

     PROPERTY, PLANT AND EQUIPMENT -- Property, plant and equipment are stated at cost. Depreciation was computed primarily by the straight-line method over the estimated useful lives of the respective assets which range from three to twenty-five years. Amortization expense on property under capital leases is included in depreciation expense.

     OTHER ASSETS -- Goodwill is being amortized on a straight-line basis over fifteen to forty years. Other intangible assets are being amortized on a straight-line basis over their estimated useful lives which range from two to five years.

     VALUATION OF LONG-LIVED ASSETS -- The Company periodically evaluates the carrying value of long-lived assets, including goodwill and other intangible assets, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved.

     PARENT COMPANY SERVICES -- Crane supplies the Company certain shared services including insurance, legal, tax and treasury functions. The costs associated with these services are charged through the intercompany account to the Company based upon specific identification.

                         HUTTIG BUILDING PRODUCTS, INC.
                      (FORMERLY HUTTIG SASH & DOOR COMPANY)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     INCOME TAXES -- The Company is included in the federal income tax return of its Parent. The Company is charged its proportionate share of federal income taxes determined as if it filed a separate federal income tax return. Income tax payments represent payments of intercompany balances. Income tax expense is based on reported earnings before income taxes. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes using currently enacted tax rates.

     RECENT ACCOUNTING PRONOUNCEMENTS -- During 1998, the Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), Reporting Comprehensive Income, and Statement of Financial Accounting Standards No. 131 ("SFAS 131"), Disclosures about Segments of an Enterprise and Related Information.

     SFAS 130 established standards for reporting and display of comprehensive income in a full set of financial statements. In addition to displaying an amount for net income (loss), the Company is now required to display other comprehensive income (loss), which includes other changes in equity (deficit). SFAS 130 had no effect on the Company's financial statements for the years ended December 31, 1996, 1997 and 1998.

     SFAS 131 established standards for the way that public business enterprises report information about operating segments in annual financial statements and also established standards for related disclosures about products and services, geographic areas, and major customers. Management has considered the requirements of SFAS 131 and, as discussed in Note 8, believes the Company operates in one business segment.

     In June 1998, Statement of Financial Accounting Standards No. 133 ("SFAS 133"), Accounting for Derivative Instruments and Hedging Activities, was released. SFAS 133, as amended by SFAS 137, is effective for all fiscal years beginning after June 15, 2000. The Company has historically made no use of derivative instruments and financial hedges and believes there will be no impact of the new accounting pronouncement on the financial statements.

     RECLASSIFICATIONS -- Certain prior year amounts have been reclassified to conform to the current year presentation.

     UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS -- The unaudited interim consolidated financial statements as of September 30, 1999 and for the nine-month periods then ended were prepared in condensed format, in accordance with the SEC rules and regulations for interim financial statements. In the opinion of management, the interim financial statements reflect all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation. The accounting principles applied in preparation of the interim financial statements are consistent with those applied in the annual financial statements. Results of operations for the nine-month period ended September 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.


2. PENSIONS AND OTHER POSTRETIREMENT BENEFITS

     The Company has defined benefit pension plans covering substantially all salaried and hourly employees not covered by collective bargaining agreements. The plans generally provide benefit payments using a formula based on length of service and final average compensation, except for some hourly employees for whom the benefits are a fixed amount per year of service. The Company's policy is to fund at least the minimum amount required by the applicable regulations.

     The Company's defined benefit plans for hourly and salaried employees are part of the Parent's defined benefit plans. The liabilities of the Company for such plans are recorded through the receivable-Parent balance. As a result, the Company is charged its proportionate share of the total

                         HUTTIG BUILDING PRODUCTS, INC.
                      (FORMERLY HUTTIG SASH & DOOR COMPANY)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

expense for the plans. Pension expense related to the Company's defined benefit pension plans was $1,224, $1,013 and $970 in 1998, 1997 and 1996, respectively. The Company also participates in several multi-employer pension plans which provide benefits to certain employees under collective bargaining agreements. Total contributions to these plans were $468 in 1998, $454 in 1997 and $480 in 1996.

     In addition to providing pension benefits, certain health care and life insurance benefits are provided for a majority of employees. Employees hired before January 1, 1992 become eligible for these benefits if they meet minimum age and service requirements. The Company does not prefund those benefits and has the right to modify or terminate benefits.

     The following table sets forth the amounts recognized in the Company's balance sheet at December 31, for company sponsored post-retirement benefits:


                                                         1998           1997          1996
                                                     ------------   ------------   ----------
Change in benefit obligation:
 Benefit obligation at beginning of year .........     $  6,750       $  6,250
 Service cost ....................................          248            236
 Interest cost ...................................          500            447
 Actuarial gain ..................................          (12)           (52)
 Benefits paid ...................................         (183)          (131)
                                                       --------       --------
   Benefit obligation at end of year .............     $  7,303       $  6,750
                                                       ========       ========
Funded status ....................................     $ (7,303)      $ (6,750)
Unrecognized actuarial loss ......................          242            667
                                                       --------       --------
   Accrued benefit cost ..........................     $ (7,061)      $ (6,083)
                                                       ========       ========
Discount rate ....................................         6.75%          7.25%        7.50%
Components of net periodic benefit cost:
 Service cost ....................................     $    248       $    236      $   214
   Interest cost .................................          500            447          497
 Recognized actuarial gain .......................          (12)           (52)        (124)
                                                       --------       --------      -------
   Net periodic benefit cost .....................     $    736       $    631      $   587
                                                       ========       ========      =======

     The cost of covered healthcare benefits was assumed to increase 8.5% for 1998, and then to decrease gradually to 4.75% by 2005 and remain at that level thereafter. In 1997, the cost of covered healthcare benefits was assumed to increase 9.4%, and then to decrease gradually to 5% by 2007 and remain at that level thereafter.

                                                                    1 PERCENTAGE     1 PERCENTAGE
                                                                   POINT INCREASE   POINT DECREASE
                                                                  ---------------- ---------------
Effect on total of service and interest cost components .........       $120             $104
Effect on postretirement benefit obligation .....................        375              329

                         HUTTIG BUILDING PRODUCTS, INC.
                      (FORMERLY HUTTIG SASH & DOOR COMPANY)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. ACCOUNTS RECEIVABLE


     Receivables are carried at net realizable value.

     A summary of the allowance for doubtful accounts, cash discounts, returns and allowances activity at December 31 follows:


                                             1998        1997        1996
                                          ---------   ---------   ---------
  Balance at beginning of year             $1,459      $1,912      $1,946
  Provisions                                1,171         847         920
  Deductions                                1,098       1,300         954
                                           ------      ------      ------
  Balance at end of year                   $1,532      $1,459      $1,912
                                           ======      ======      ======

4. LONG-TERM DEBT

                                                         1998         1997
                                                      ----------   ----------
Notes payable -- Parent ...........................    $93,940      $67,100
Industrial revenue bond ...........................        429          588
Capital lease obligations (see Note 6) ............      1,269        1,486
                                                       -------      -------
   Total long-term debt ...........................     95,638       69,174
Less current portion ..............................        319          359
                                                       -------      -------
Long-term debt -- net of current portion ..........    $95,319      $68,815
                                                       =======      =======

     The notes payable -- Parent bears interest at a weighted average rate of 8.09%. Interest payments are due quarterly through June 30, 2003. Accrued intercompany interest of $1,941 and $1,434 at December 31, 1998 and 1997, respectively, is included in receivable-Parent.


     The industrial revenue bond bears interest at a rate of 6.46%, based on 63% of the Bank's preferred lending rate which was 10.25% at December 31, 1997 and principal payments of $39 are made quarterly until 2001. The bond is collateralized by property with a net book value of $1,908 and $1,988 at December 31, 1998 and 1997, respectively.


     At December 31, 1998, the principal amounts of long-term debt repayments required for future years were $319 in 1999, $263 in 2000, $228 in 2001, $67,221 in 2002, and $26,962 in 2003.


5. FAIR VALUE OF FINANCIAL INSTRUMENTS


     The carrying value of investments and short-term debt approximates the fair value. Long-term debt rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value for debt issues that are not quoted on an exchange. The estimated fair value of long-term debt at December 31, 1998 approximates the carrying value of $95,638.

                         HUTTIG BUILDING PRODUCTS, INC.
                      (FORMERLY HUTTIG SASH & DOOR COMPANY)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6. COMMITMENTS AND CONTINGENCIES


     The Company leases certain of its vehicles, equipment and warehouse and manufacturing facilities under capital and operating leases with various terms. Certain leases contain renewal or purchase options. Future minimum payments, by year, and in the aggregate, under these leases with initial or remaining terms of one year or more consisted of the following at December 31, 1998:



                                                                       MINIMUM
                                             CAPITAL     OPERATING     SUBLEASE
                                              LEASES       LEASES       INCOME        NET
                                            ---------   -----------   ---------   ----------
1999 ....................................    $   216     $  5,373      $ 1,360     $  4,229
2000 ....................................        204        4,595          966        3,833
2001 ....................................        204        3,961          652        3,513
2002 ....................................        204        2,907          599        2,512
2003 ....................................        161        1,546          457        1,250
Thereafter ..............................        554          844           17        1,381
                                             -------     --------      -------     --------
   Total minimum lease payments .........    $ 1,543     $ 19,226      $ 4,051     $ 16,718
                                                         ========      =======     ========
Interest ................................        274
                                             -------
Present value ...........................    $ 1,269
                                             =======

     The present value of the $1,269 above includes $161 due within one year.


     The weighted average interest rate for capital leases is 9.2%. These obligations mature in varying amounts through 2007. Rental expense for all operating leases was $6,672, $5,778, and $5,572 for 1998, 1997 and 1996,
respectively.


     The cost of assets capitalized under leases is as follows at December 31:

                                                 1998         1997
                                              ----------   ----------
Land, buildings and improvements ..........    $ 3,966      $ 3,966
Machinery and equipment ...................         --          126
                                               -------      -------
   Cost of leased assets ..................      3,966        4,092
Less accumulated depreciation .............      2,696        2,582
                                               -------      -------
   Cost of leased assets -- net ...........    $ 1,270      $ 1,510
                                               =======      =======

     LITIGATION -- As of December 31, 1998, the Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company's financial condition and results of operations. The Company is involved in two remediation actions to clean up hazardous wastes as required by federal and state laws. Estimated future environmental remediation costs of $500 at December 31, 1998 and $143 at December 31, 1997 were fully accrued.

     The Company, through its Parent, has established insurance programs to cover product and general liability losses. These programs have deductible amounts before coverage begins. The Company does not deem its deductible exposure to be material.

                         HUTTIG BUILDING PRODUCTS, INC.
                      (FORMERLY HUTTIG SASH & DOOR COMPANY)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. INCOME TAXES


     A reconciliation between income taxes based on the application of the statutory federal income tax rate to income taxes as set forth in the consolidated statements of income and retained earnings follows:




                                                             1998            1997            1996
                                                        -------------   -------------   -------------
Income before taxes .................................     $  21,851       $  14,814       $  20,757
                                                          =========       =========       =========
Statutory federal tax at 35% ........................     $   7,648       $   5,185       $   7,265
Increase resulting from:
 State and local income taxes .......................           411             280             943
 Nondeductible goodwill and other expenses ..........           196             294             261
                                                          ---------       ---------       ---------
Provision for income taxes ..........................     $   8,255       $   5,759       $   8,469
                                                          =========       =========       =========
Percentage of income before taxes ...................          37.8%           38.9%           40.8%
                                                          =========       =========       =========

     Deferred income taxes at December 31 are comprised of the following:




                                                             1998                        1997
                                                  --------------------------   -------------------------
                                                    ASSETS      LIABILITIES      ASSETS      LIABILITIES
                                                  ----------   -------------   ----------   ------------
Depreciation ..................................    $    --        $   698       $    --        $   646
Difference between book and tax basis .........         --            838            --            865
Inventory related .............................         --            273            --            372
Insurance related .............................      1,301             --         1,203             --
Employee benefits related .....................      3,113             --         4,039             --
Other .........................................      1,552             --           696             --
                                                   -------        -------       -------        -------
   Total ......................................    $ 5,966        $ 1,809       $ 5,938        $ 1,883
                                                   =======        =======       =======        =======

     At December 31, 1998 and 1997, net current deferred tax assets of $4,053 and $3,168, respectively, were included in receivable-Parent. Net non-current deferred tax assets of $104 and $887 at December 31, 1998 and 1997, respectively, were included in deferred income taxes. The provision for income taxes is composed of the following:




                                    1998        1997        1996
                                 ---------   ---------   ---------
Current:
 U.S. Federal tax ............    $7,708      $5,499      $7,256
 State and local tax .........       649         464       1,495
                                  ------      ------      ------
   Total current .............     8,357       5,961       8,751
                                  ------      ------      ------
Deferred:
 U.S. Federal tax ............       (86)       (170)       (238)
 State and local tax .........       (16)        (32)        (44)
                                  ------      ------      ------
   Total deferred ............      (102)       (202)       (282)
                                  ------      ------      ------
 Total income tax ............    $8,255      $5,759      $8,469
                                  ======      ======      ======

                         HUTTIG BUILDING PRODUCTS, INC.
                      (FORMERLY HUTTIG SASH & DOOR COMPANY)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. SALES BY PRODUCT

     The Company operates in one business segment, the distribution of building materials used principally in new residential construction and in home improvement, remodeling and repair work. The Company derives substantially all of its revenues from domestic customers. The following table presents, for the periods indicated, the Company's sales by product.




                                                     1998          1997          1996
                                                 -----------   -----------   -----------
Doors ........................................    $259,943      $232,502      $214,957
Specialty Building Materials .................     140,871       133,746       128,169
Windows ......................................     132,991       128,195       128,126
Moldings .....................................      88,641        93,907       102,159
Lumber and Other Commodity Products ..........      85,004        37,152        21,678
                                                  --------      --------      --------
 Total sales .................................    $707,450      $625,503      $595,089
                                                  ========      ========      ========

9. ACQUISITIONS

     Costs in excess of net assets acquired at December 31, 1998 and 1997 consists of the following:



                                              1998         1997
Costs in excess of net assets acquired      $48,412      $21,629
Accumulated amortization                      6,303        4,789
                                            -------      -------
Total - net                                 $42,109      $16,840
                                            =======      =======

     During 1998, the Company completed two acquisitions. In June, the Company acquired Number One Supply, a building products distribution business based in Baltimore, Maryland and Raleigh, North Carolina, for a total cost of $4,900. In July, the Company acquired certain net assets of Consolidated Lumber Company, Inc., a wholesale distributor of lumber and millwork products in the greater Kansas City, Missouri area for a total cost of approximately $40,000. In connection with the acquisition of Consolidated Lumber Company, Inc., the Company recorded $26,200 of goodwill which will be amortized using the straight-line basis over 15 years.

     During July 1997, the Company completed one acquisition at a total cost of $12,100. The Company acquired MALLCO Lumber & Building Materials Inc., a leading wholesale distributor of lumber, doors and engineered wood products serving Arizona and the surrounding region.

     All acquisitions were accounted for by the purchase method. The results of operations for all acquisitions have been included in the financial statements from their respective dates of purchase. The following unaudited pro forma financial information presents the combined results of operations of the Company and Number One Supply and Consolidated Lumber, Inc. as if the acquisitions had taken place at the beginning of 1998. The pro forma amounts give effect to certain adjustments including the amortization of goodwill and intangibles, decreased interest expense and income tax effects. This pro forma information does not necessarily reflect the results of operations as it would have been if the businesses had been managed by the Company during these periods and is not indicative of results that may be obtained in the future. Pro forma 1998 results are as follows: net sales of $744,658 and net income of $14,682. Pro Forma 1997 results are as follows: net sales of $706,993 and net income of $12,751.

10. PARENT COMPANY

     On April 15, 1999, the Company issued dividends of $13,725. On June 21, 1999, Crane's Board of Directors authorized management to develop a plan for the possible spin-off of the Company to Crane shareholders on a tax-free basis.

                         HUTTIG BUILDING PRODUCTS, INC.
                      (FORMERLY HUTTIG SASH & DOOR COMPANY)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. SUBSEQUENT EVENTS (UNAUDITED)

     On October 18, 1999, the Company's Board of Directors approved the acquisition of Rugby USA, Inc. The acquisition will be accomplished as follows:

     The Company plans to obtain financing commitments adequate to provide for a working capital facility of approximately $30 million, an acquisition facility of approximately $20 million and a debt repayment facility for intercompany debt expected to be $100 million. After Crane declares the dividend of the Company stock to its shareholders, and one day prior to the date on which the spin-off is consummated, the Company will pay all cash balances to Crane for the reduction of all intercompany debt except for the Note Payable to Crane. Crane will contribute capital adequate to reduce the Note Payable to Crane to 68% of the actual amount of the debt repayment facility of the Company and Rugby USA, Inc. combined, plus any amounts (up to $15 million) that Crane has advanced to the Company between the date of the Share Exchange Agreement and the day prior to the date the spin-off is consummated. As soon as practicable after the spin-off of the Company, the following actions will take place simultaneously. The Company will issue new stock, which will constitute 32% of the Company's stock (exclusive of the restricted shares issued to the Company's Chief Executive Officer), in exchange for 100% of the stock of Rugby USA, Inc. The Company shall pay 68% of the debt repayment facility to Crane and 32% to The Rugby Group PLC for the repayment of debt owed by the Company to Crane and Rugby USA, Inc. to its parent company.

     As part of the spin-off, the Company will establish its own pension and other post-retirement plans with equivalent benefits to the plans in which its employees currently participate, except that there will be no defined benefit pension plan for salaried or hourly employees. Benefits accrued by Company employees will be frozen, and the Company will have no liability and Crane will have no obligation to transfer assets with respect to those benefits. Crane will maintain responsibility for funding and paying when due retirement benefits accrued by Company employees prior to the spin-off. In addition, several of the Company's officers participate in the Stock Option Plan and in the Restricted Stock Award Plan of Crane. The Company has established a stock incentive plan with similar features to the two Crane plans. The Company has also established a Non-employee Director Restricted Stock Plan similar to Crane's where non-employee directors receive a portion of their retainer in stock with certain restrictions. The Company also plans to establish an employee stock purchase plan that will allow employees to purchase Company stock at market prices.

                         HUTTIG BUILDING PRODUCTS, INC.
                      (FORMERLY HUTTIG SASH & DOOR COMPANY)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONCLUDED)

12. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table sets forth selected consolidated financial information of Huttig on a quarterly basis for the first three quarters of 1999 and each quarter of 1998 and 1997. Huttig's business is seasonal and particularly sensitive to weather conditions. Interim amounts are therefore subject to significant fluctuations.



                NET         COST OF      DEPRECIATION AND     OPERATING       NET
QUARTER        SALES         SALES         AMORTIZATION         PROFIT       INCOME
                                         (IN THOUSANDS)
1999
First        $174,775      $153,887           $1,623           $ 3,987      $ 1,232
Second        205,979       176,436            1,649             7,810        3,288
Third         214,160       185,762            1,588             7,744        3,933
             --------      --------           ------           -------      -------
             $594,914      $516,085           $4,860           $19,541      $ 8,453
             ========      ========           ======           =======      =======
1998
First        $146,858      $127,575           $1,129           $ 2,953      $   966
Second        172,782       150,148            1,097             5,581        2,612
Third         202,209       171,484            1,699            10,638        5,312
Fourth        185,601       157,786            1,661             7,799        4,706
             --------      --------           ------           -------      -------
             $707,450      $606,993           $5,586           $26,971      $13,596
             ========      ========           ======           =======      =======
1997
First        $133,657      $116,999           $1,073           $ 1,944      $ 1,000
Second        153,140       133,093            1,053             4,760        1,838
Third         176,045       152,419            1,140             7,213        3,487
Fourth        162,661       140,586            1,143             5,925        2,730
             --------      --------           ------           -------      -------
             $625,503      $543,097           $4,409           $19,842      $ 9,055
             ========      ========           ======           =======      =======

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholder of Rugby USA, Inc.


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and retained earnings/accumulated deficit and of cash flows present fairly, in all material respects, the financial position of Rugby USA, Inc. (the "Company"), a wholly-owned subsidiary of The Rugby Group Plc, and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


As discussed in Note 13, the Company sold Pioneer Plastics and adopted a plan to distribute and sell certain other identified net assets. Further, the plan provides for all of the equity shares in the Company to be exchanged for equity shares in a newly-registered company as soon as practicable following the public distribution of its shares by its parent.




/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP
Atlanta, Georgia


January 31, 1999, except for Note 13, as to which the date is October 19, 1999

                                RUGBY USA, INC.
               (A WHOLLY-OWNED SUBSIDIARY OF THE RUGBY GROUP PLC)

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)




                                                                SEPTEMBER 30,          DECEMBER 31,
                                                                    1999            1998          1997
                                                               --------------   -----------   ------------
                                                                 (UNAUDITED)
ASSETS
CURRENT ASSETS
 Cash ......................................................      $   8,285      $  15,355     $   7,431
 Accounts receivable, net ..................................         57,347         44,654        35,804
 Receivable from parent ....................................          2,949             --            --
 Inventories ...............................................         55,134         47,726        47,834
 Prepaid income taxes ......................................             --          3,486           849
 Deferred income taxes .....................................            703            703         1,005
 Other assets ..............................................          5,128            984         7,002
 Net assets held for sale and distribution .................         35,054        107,240       106,670
                                                                  ---------      ---------     ---------
   Total current assets ....................................        164,600        220,148       206,595
 Deferred income taxes .....................................             --             --           516
 Property and equipment, net ...............................         24,178         25,948        27,026
 Intangible assets .........................................          7,605          8,007         8,566
                                                                  ---------      ---------     ---------
   Total assets ............................................      $ 196,383      $ 254,103     $ 242,703
                                                                  =========      =========     =========
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
 Current portion of long-term debt .........................      $      --      $   6,073     $     308
 Accounts payable ..........................................         30,080         24,902        20,252
 Accrued liabilities .......................................         10,527          8,450         8,865
 Income tax payable ........................................         21,251             --            --
                                                                  ---------      ---------     ---------
   Total current liabilities ...............................         61,858         39,425        29,425

Long-term debt .............................................             --        121,527       137,534
Deferred income taxes ......................................          1,565          1,565            --
                                                                  ---------      ---------     ---------
   Total liabilities .......................................         63,423        162,517       166,959
                                                                  ---------      ---------     ---------
Commitments and contingencies
Stockholder's equity
 Common stock, Class A, $50 par value, authorized 1 million
   shares; 10 shares issued and outstanding ................              1              1             1
 Common stock, Class B, $50 par value, authorized 10 million
   shares; 500,000 shares issued and outstanding ...........         25,000         25,000        25,000
 Common stock, Class C, $50 par value, authorized 10 million
   shares; 625,000 shares issued and outstanding ...........         31,250         31,250        31,250
 Additional paid-in-capital ................................         20,250         20,250        20,250
 Retained earnings (accumulated deficit) ...................         56,459         15,085          (757)
                                                                  ---------      ---------     ---------
   Total stockholder's equity ..............................        132,960         91,586        75,744
                                                                  ---------      ---------     ---------
   Total liabilities and stockholder's equity ..............      $ 196,383      $ 254,103     $ 242,703
                                                                  =========      =========     =========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 RUGBY USA, INC.
               (A WHOLLY-OWNED SUBSIDIARY OF THE RUGBY GROUP PLC)

                    CONSOLIDATED STATEMENTS OF OPERATIONS AND
                      RETAINED EARNINGS/ACCUMULATED DEFICIT
                                 (IN THOUSANDS)




                                                      NINE MONTHS ENDED                 YEARS ENDED
                                                        SEPTEMBER 30,                  DECEMBER 31,
                                                   ----------------------- -------------------------------------
                                                       1999        1998        1998        1997         1996
                                                   ----------- ----------- ----------- ----------- -------------
                                                         (UNAUDITED)
Net sales ........................................  $474,763    $441,809    $600,209    $ 622,762    $ 630,965
Cost of goods sold ...............................   381,558     351,870     475,456      507,785      512,828
                                                    --------    --------    --------    ---------    ---------
   Gross profit ..................................    93,205      89,939     124,753      114,977      118,137
Operating expenses ...............................    78,263      81,195     108,625      117,073      125,051
                                                    --------    --------    --------    ---------    ---------
   Income (loss) from operations .................    14,942       8,744      16,128       (2,096)      (6,914)
Interest expense, net ............................     1,113       7,304       9,787       10,114       10,452
                                                    --------    --------    --------    ---------    ---------
   Income (loss) before income taxes .............    13,829       1,440       6,341      (12,210)     (17,366)
(Expense) benefit for income taxes ...............    (5,887)       (655)     (2,885)       4,345        6,414
                                                    --------    --------    --------    ---------    ---------
   Income (loss) before discontinued
    operations ...................................     7,942         785       3,456       (7,865)     (10,952)
Discontinued operations
 Income from discontinued operations less
   applicable income taxes of $320, $6,504,
   $8,551, $8,413 and $5,256 respectively.........       481       9,639      12,386       12,173        7,384
 Gain on sale, less applicable income taxes of
   $24,550........................................    32,951          --          --           --           --
                                                    --------    --------    --------    ---------    ---------
Net income (loss) ................................    41,374      10,424      15,842        4,308       (3,568)
Retained earnings (accumulated deficit) at
 beginning of year ...............................    15,085        (757)       (757)      (5,065)      (1,497)
                                                    --------    --------    --------    ---------    ---------
Retained earnings (accumulated deficit) at end
 of year .........................................  $ 56,459    $  9,667    $ 15,085    $    (757)   $  (5,065)
                                                    ========    ========    ========    =========    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 RUGBY USA, INC.
               (A WHOLLY-OWNED SUBSIDIARY OF THE RUGBY GROUP PLC)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (DOLLAR AMOUNTS IN THOUSANDS)




                                                         NINE MONTHS ENDED                  YEARS ENDED
                                                           SEPTEMBER 30,                   DECEMBER 31,
                                                     ------------------------- -------------------------------------
                                                         1999         1998         1998         1997        1996
                                                     ------------ ------------ ------------ ----------- ------------
                                                            (UNAUDITED)
Operating activities ...............................
 Net income (loss) .................................  $   41,374   $  10,424    $  15,842    $  4,308     $ (3,568)
 Adjustments to reconcile net income to net
   cash (used in) provided by operating
   activities
      Depreciation and amortization ................       4,469      10,745       10,249      11,356       12,348
      Loss (gain) on sale of property and
       equipment ...................................         154         (52)        (183)        132        5,463
      Gain on sale of discontinued operations            (57,501)         --           --          --           --
      Provision for bad debt .......................         300         530          253         964        1,288
      Provision for inventory ......................         100          15          141       1,436        2,875
Changes in operating assets and liabilities
    Accounts receivable ............................      (9,644)    (23,439)      (9,103)      5,041       (8,088)
    Accounts receivable, affilliate ................      (2,949)         --           --          --           --
    Inventories ....................................      (7,508)     (1,938)         525        (253)      (8,730)
    Prepaid and other assets .......................      (4,007)     (1,866)       3,381      (3,242)         (72)
    Assets held for distribution and sale ..........     (13,580)     (5,174)      (7,283)     (4,488)       9,445
    Accounts payable and accrued liabilities .......      28,506       5,026        4,235      (4,014)      (4,896)
    Deferred income taxes ..........................          --          95        2,383       2,732       (4,391)
    Other ..........................................          --          --           --        (506)          --
                                                      ----------   ---------    ---------    --------     --------
       Net cash (used in) provided by
         operating activities ......................     (20,286)     (5,634)      20,440      13,466        1,674
                                                      ----------   ---------    ---------    --------     --------
Investing activities
 Purchase of property, plant and equipment .........      (3,525)     (2,677)      (5,079)     (4,334)      (6,214)
 Proceeds from sale of property, plant and
   equipment .......................................       1,895         820        2,805       1,661        3,339
 Proceeds from disposal of a business ..............     142,446          --           --          --           --
                                                      ----------   ---------    ---------    --------     --------
       Net cash provided by (used in)
         investing activities ......................     140,816      (1,857)      (2,274)     (2,673)      (2,875)
                                                      ----------   ---------    ---------    --------     --------
Financing activities
 Repayment of debt .................................    (127,600)        131      (10,242)     (8,707)       6,546
                                                      ----------   ---------    ---------    --------     --------
       Net cash (used in) provided by
         financing activities ......................    (127,600)        131      (10,242)     (8,707)       6,546
                                                      ----------   ---------    ---------    --------     --------
Net (decrease) increase in cash ....................      (7,070)     (7,360)       7,924       2,086        5,345
Cash at the beginning of the year ..................      15,355       7,431        7,431       5,345           --
                                                      ----------   ---------    ---------    --------     --------
Cash at the end of the year ........................  $    8,285   $      71    $  15,355    $  7,431     $  5,345
                                                      ==========   =========    =========    ========     ========
Cash paid during the year for
 Interest ..........................................  $    1,339   $   7,508    $  12,940    $ 13,431     $ 14,035
 Federal and state income taxes, net of refunds.....       8,162       7,776        9,457       3,762          961

  The accompanying notes are an integral part of these consolidated financial statements.

                                 RUGBY USA, INC.
               (A WHOLLY-OWNED SUBSIDIARY OF THE RUGBY GROUP PLC)

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
                          (DOLLAR AMOUNTS IN THOUSANDS)



1. DESCRIPTION OF BUSINESS

     Rugby USA, Inc. ("RUSA" or "the Company"), a Georgia Corporation, is a wholly-owned subsidiary of The Rugby Group PLC ("Rugby" or "Parent"), a United Kingdom corporation and through its wholly-owned subsidiary, Rubgy Building Products, Inc. ("RBP"), is principally in the building supply distribution business.

     RUSA, through its Pioneer Plastics Corporation subsidiary ("Pioneer"), manufactured high and low pressure laminates, saturated papers and specialty resins and distributed these laminates to customers, which include RBP. As discussed in Note 13, Pioneer was sold on February 18, 1999.


2. SIGNIFICANT ACCOUNTING PRINCIPLES AND POLICIES

     PRINCIPLES OF CONSOLIDATION -- The accompanying consolidated financial statements include the accounts of RUSA and its wholly-owned subsidiaries RBP, Pioneer, and Paramount Manufacturing, Inc. (whose operations ceased in November 1996 and assets were subsequently sold in September 1997). All significant intercompany accounts and transactions have been eliminated in consolidation.

     CASH -- Cash and cash equivalents consist of deposits with banks and financial institutions which are unrestricted as to withdrawal or use, and which have original maturities of three months or less.

     REVENUE RECOGNITION -- Revenue is recorded at the time title to products is passed to customers, which occurs when products are shipped to customers. Provisions are made on a regular basis to establish reserves for returns, discounts and rebates using historical and current data. All trade receivables are unsecured.

     INVENTORIES -- Inventories are stated at the lower of cost or market. Substantially all of the Company's inventory cost is determined using the last-in, first-out ("LIFO") method of valuing inventory.

     PROPERTY AND EQUIPMENT -- Property and equipment are stated at cost. Depreciation and amortization are provided over the estimated useful lives of the assets using primarily the straight-line method for financial statement purposes and accelerated methods for income tax purposes.

     Estimated useful lives for property and equipment are as follows:




                                                      YEARS
                                            -------------------------
       Buildings ........................            20 - 40
       Machinery and equipment ..........            3 - 10
       Leasehold improvements ...........   The shorter of 10 or the
                                             remainder of the lease.

     INTANGIBLE ASSETS -- Intangible assets include a non-compete agreement and goodwill which are amortized on a straight-line basis over periods ranging from 3 to 15 years.

     IMPAIRMENT OF LONG-LIVED ASSETS -- Management periodically reviews long-lived assets for impairment. When assets are determined to be impaired, an evaluation of recoverability is performed, using the estimated future undiscounted cash flows associated with the asset, compared to the asset's carrying amount. Based on the Company's estimate of future undiscounted cash flows, the Company has determined no such evaluation is required in 1998.

                                 RUGBY USA, INC.
               (A WHOLLY-OWNED SUBSIDIARY OF THE RUGBY GROUP PLC)

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
                          (DOLLAR AMOUNTS IN THOUSANDS)

     INCOME TAXES -- The Company accounts for income taxes using an asset and liability approach, which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of other assets and liabilities.

     FAIR VALUE OF FINANCIAL INSTRUMENTS -- The carrying values of cash, accounts receivable, accounts payable and accrued liabilities approximate fair value due to the short-term nature of these assets and liabilities. The carrying value of long-term debt approximates fair value which is estimated based on discounted expected cash flows at rates currently offered to the Company for similar debt, as advised by the Company's banks.

     MANAGEMENT ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     RATIONALIZATION EXPENSES -- The Company records costs associated with the rationalization of its operations in accordance with the guidance set forth in the consensus reached by the FASB's Emerging Issues Task Force in their abstract issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity" and related pronouncements.

     Expenses of $6,539, $9,646, and $0 for December 31, 1998, 1997 and 1996,
respectively, have been recorded in the accompanying financial statements as they meet the criteria for recognition contained in the pronouncements cited above. No accruals were recorded at December 31, 1998, 1997 and 1996 as the rationalization expenses incurred did not qualify for liability recognition.

     CAPITALIZATION OF SOFTWARE COSTS -- In 1998, the Company adopted SOP 98-1, "Accounting for the Costs of Computer Software Developed and Obtained for Internal Use." SOP 98-1 requires computer software costs that are incurred in the preliminary project stage to be expensed as incurred. After the preliminary project stage, certain costs are to be capitalized, which include external costs of materials and services consumed in developing, modifying or obtaining internal-use computer software and payroll and payroll related costs for employees who are directly associated with and who devote time to the internal-use computer software project. Certain costs are to be expensed as incurred, which include training costs and certain data conversion costs. The capitalized costs will be amortized on a straight-line basis, over a period not to exceed 5 years. In 1998, the Company capitalized $5,728 in connection with the adoption of SOP 98-1, of which $4,648 was capitalized by Pioneer.

     VALUATION OF LONG-LIVED ASETS -- The Company periodically evaluates the carrying value of long-lived assets, including goodwill and other intangible assets, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved.

     REPORTING COMPREHENSIVE INCOME -- In 1998, the Company adopted FAS 130, "Reporting Comprehensive Income." This statement establishes rules for the reporting of comprehensive income and its components which includes, among other items, net income and foreign currency translation adjustments. The Company does not have any components of comprehensive income other than net income.

                                 RUGBY USA, INC.
               (A WHOLLY-OWNED SUBSIDIARY OF THE RUGBY GROUP PLC)

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
                          (DOLLAR AMOUNTS IN THOUSANDS)

     SEGMENT REPORTING -- In fiscal 1998, Rugby adopted Statement of Financial Accounting Standard FAS 131, "Disclosures about Segments of an Enterprise and Related Information." FAS 131 supercedes FAS 14, "Financial Reporting for Segments of a Business Enterprise," replacing the "industry segment" approach with the "management" approach. The management approach reports segment information based on how the internal organization makes operating decisions and assesses performance. FAS 131 also requires disclosure about products and services, geographic areas of business and major customers. During 1998, 1997 and 1996, the Company was comprised of two operating segments, building supply distribution through its subsidiary RBP and high and low pressure laminates manufacturing through its subsidiary Pioneer. As discussed in Note 13, Pioneer was sold on February 18, 1999. Therefore, in accordance with FAS 131, only the building supply distribution segment is disclosed for 1998, 1997 and 1996.

     UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS -- The unaudited interim consolidated financial statements as of September 30, 1999 and for the nine-month periods then ended were prepared in accordance with the SEC rules and regulations for interim financial statements. In the opinion of management, the interim financial statements reflect all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation. The accounting principles applied in preparation of the interim financial statements are consistent with those applied in the annual financial statements. Results of operations for the nine-month period ended September 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31,1999.


3. ACCOUNTS RECEIVABLE

     Accounts receivable are summarized as follows:

                                                        DECEMBER 31,
                                                   -----------------------
                                                      1998         1997
                                                   ----------   ----------
       Accounts receivable .....................    $ 46,891     $ 37,987
       Allowance for doubtful accounts .........      (2,237)      (2,183)
                                                    --------     --------
                                                    $ 44,654     $ 35,804
                                                    ========     ========

4. INVENTORIES

     Inventories consist of the following:



                                                         DECEMBER 31,
                                                    -----------------------
                                                       1998         1997
                                                    ----------   ----------
       Finished goods ...........................    $ 58,324     $ 60,457
       Obsolescence and shrink reserves .........      (3,083)      (4,307)
                                                     --------     --------
                                                       55,241       56,150
       LIFO reserve .............................      (7,515)      (8,316)
                                                     --------     --------
                                                     $ 47,726     $ 47,834
                                                     ========     ========

     The replacement value of inventory determined on a weighted average FIFO basis at December 31, 1998 and 1997 is $55,241 and $56,150, respectively.

     The liquidation of certain LIFO layers decreased cost of goods sold by $831, $77 and $0 in 1998, 1997 and 1996, respectively.

                                 RUGBY USA, INC.
               (A WHOLLY-OWNED SUBSIDIARY OF THE RUGBY GROUP PLC)

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
                          (DOLLAR AMOUNTS IN THOUSANDS)

5. PROPERTY AND EQUIPMENT


     Property and equipment are summarized as follows:



                                                           DECEMBER 31,
                                                    ---------------------------
                                                        1998           1997
                                                    ------------   ------------
       Land and buildings .......................    $  26,146      $  26,604
       Machinery and equipment ..................       25,578         28,757
                                                     ---------      ---------
                                                        51,724         55,361
       Less -- accumulated depreciation .........      (25,776)       (28,335)
                                                     ---------      ---------
                                                     $  25,948      $  27,026
                                                     =========      =========

     Depreciation expense for the assets listed above is $3,537, $3,471 and $3,986 has been recorded for 1998, 1997 and 1996, respectively.


6. ACCRUED LIABILITIES

     Accrued liabilities consist of the following:

                                                                DECEMBER 31,
                                                            --------------------
                                                              1998        1997
                                                            --------   ---------
       Accrued operating costs ..........................    $  193     $  773
       Accrued payroll and other employee costs .........     7,110      5,168
       Accrued taxes other than income ..................       687        831
       Other ............................................       460      2,093
                                                             ------     ------
                                                             $8,450     $8,865
                                                             ======     ======

7. INTANGIBLE ASSETS

     Intangible assets are comprised of the following amounts:

                                                          DECEMBER 31,
                                                    -------------------------
                                                        1998          1997
                                                    ------------   ----------
       Goodwill .................................    $  12,428      $ 12,428
       Non-compete agreement ....................        6,093         6,093
                                                     ---------      --------
                                                        18,521        18,521
       Less -- accumulated amortization .........      (10,514)       (9,955)
                                                     ---------      --------
                                                     $   8,007      $  8,566
                                                     =========      ========

     Amortization expense for the assets listed above is $557, $2,595 and $3,265 has been recorded for 1998, 1997 and 1996, respectively.

                                 RUGBY USA, INC.
               (A WHOLLY-OWNED SUBSIDIARY OF THE RUGBY GROUP PLC)

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
                          (DOLLAR AMOUNTS IN THOUSANDS)

8. LONG-TERM DEBT


     Long-term debt consists of the following:

                                                                      DECEMBER 31,
                                                               --------------------------
                                                                   1998          1997
                                                               -----------   ------------
       Unsecured line of credit ............................    $  6,000       $ 16,000
       Mortgage notes at various interest rates ranging from
        6.8% to 9% due in monthly principal and interest
        instalments, maturing in 1998 to 2000 ..............         105            320
       Subordinated loan notes due to Rugby and its
        affiliates .........................................     121,495        121,495
       Capital lease obligations ...........................          --             27
       Less -- current portion of long-term debt ...........      (6,073)          (308)
                                                                --------       --------
                                                                $121,527       $137,534
                                                                ========       ========

     The Company has a $40,000 unsecured line of credit with a bank which expires on July 25, 2000 at which time the outstanding principal is due. The borrowings bear interest at adjustable rates based on the London InterBank Offered Rate ("LIBOR"). The rates prevailing at December 31, 1998 and 1997 were 5.2% and 6.0%, respectively. At December 31, 1998 and 1997, the Company had borrowed $6,000 and $16,000, respectively, on this line of credit.


     Additionally, the Company has demand lines of credit totaling $25,000 from a certain lending institution. Interest on borrowings under the line is based upon the federal funds rate in effect at the date of the borrowing plus .35% (6.10% at December 31, 1998). At December 31, 1998 there were no borrowings under this facility.


     Property and equipment with a net book value of $1,015 has been pledged to collateralize the mortgage notes.


     Subordinated loan notes due to Rugby and its affiliates consist of three notes of $71,000, $42,495 and $8,000 bearing interest at a fixed rate of 9.5% per annum. The note for $71,000 is due in 2000. The remaining notes are due in 2004.


     Minimum future principal payments on lines of credit, mortgage notes, subordinated notes and capital lease obligations at December 31, 1998 are as follows:



  1999 ....................    $  6,073
  2000 ....................      71,032
  2001 ....................          --
  2002 ....................          --
  2003 ....................          --
  Thereafter ..............      50,495
                               --------
                               $127,600
                               ========

                                 RUGBY USA, INC.
              (A WHOLLY-OWNED SUBSIDIARY OF THE RUGBY GROUP PLC)

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
                          (DOLLAR AMOUNTS IN THOUSANDS)

9. INCOME TAXES

     The expense (benefit) for income taxes for the years ended December 31, 1998, 1997 and 1996 is as follows:


                                              1998         1997           1996
                                           ---------   ------------   ------------
       Current tax expense (benefit)
        Federal ........................    $1,523       $ (4,957)      $ (2,934)
        State ..........................      (734)        (1,025)          (924)
       Deferred tax expense
        Federal ........................     1,841          1,144         (2,096)
        State ..........................       255            493           (460)
                                            ------       --------       --------
       Total expense (benefit) .........    $2,885       $ (4,345)      $ (6,414)
                                            ======       ========       ========

     The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory income tax rate to pretax income, as a result of the following differences:


                                                  1998         1997           1996
                                               ---------   ------------   ------------
       Tax at U.S. statutory rate ..........    $2,219       $ (4,274)      $ (5,905)
       State income taxes ..................       317           (611)        (1,030)
       Other permanent items, net ..........       349            540            521
                                                ------       --------       --------
       Total expense (benefit) .............    $2,885       $ (4,345)      $ (6,414)
                                                ======       ========       ========

     A summary of the components of deferred tax assets and liabilities, which include deferred tax assets and liabilities of Pioneer, at December 31 are as follows:

                                                              1998         1997
                                                          -----------   ---------
       Deferred tax assets
        Accounts receivable reserves ..................    $  2,033      $ 2,432
        Inventory reserves ............................       1,587        1,913
        Inventory capitalization ......................       1,797        1,825
        Accrued liabilities ...........................       2,569        2,866
        Non-compete amortization ......................       2,233        2,442
        Alternative minimum tax credits ...............         370        2,246
        Other .........................................          --          177
                                                           --------      -------
                                                             10,589       13,901
       Deferred tax liabilities
        Mark-to-market adjustment .....................       1,881        2,505
        Inventory purchase accounting step-up .........       3,873        4,008
        Depreciation ..................................       4,484        4,512
        Other .........................................         843          985
                                                           --------      -------
                                                             11,081       12,010
       Deferred tax asset valuation allowance .........        (370)        (370)
                                                           --------      -------
       Net deferred tax assets (liabilities) ..........        (862)       1,521
                                                           --------      -------
        Current .......................................         703        1,005
        Long-term .....................................      (1,565)         516
                                                           --------      -------
                                                           $   (862)     $ 1,521
                                                           ========      =======

                                 RUGBY USA, INC.
               (A WHOLLY-OWNED SUBSIDIARY OF THE RUGBY GROUP PLC)

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
                          (DOLLAR AMOUNTS IN THOUSANDS)

10. LEASE COMMITMENTS

     The Company leases certain real properties and equipment under noncancelable lease agreements which expire at various dates through 2020. Total rental expense under these leases was approximately $6,593, $6,259 and $6,760 in 1998, 1997 and 1996 respectively.

     Minimum future payments for all non-cancelable leases of more than one year are as follows for assets not held for sale or distribution:



       1999 .........................    $ 6,457
       2000 .........................      5,729
       2001 .........................      4,017
       2002 .........................      2,742
       2003 .........................      2,140
       2004 and later years .........      2,182
                                         -------
                                         $23,267
                                         =======

11. RETIREMENT PLANS

     The Company sponsors defined contribution retirement plans covering certain employees who meet specific service requirements. Contributions are determined at the discretion of the Board of Directors. Amounts charged to expense were $1,363, $1,179, and $1,985 in 1998, 1997 and 1996, respectively. In addition, the Company sponsored a defined benefit pension plan for certain of its employees. This defined benefit plan was terminated effective December 31, 1994. Benefits were distributed following the receipt of the determination letter from the Internal Revenue Service, dated July 3, 1997, confirming the tax qualified status of the terminated plan. Original estimated expenses of $350 related to the plan termination were accrued in 1994. Additional expenses of $837 related to the plan termination were recorded during 1997.


12. CONTINGENCIES

     From time to time, the Company has had claims asserted against it by regulatory agencies or private parties for environmental matters relating to the generation or handling of hazardous substances by the Company or its predecessor and has incurred obligations for investigations or remedial actions with respect to certain of such matters. While the Company does not believe that any such claims asserted or obligations incurred to date will result in a material adverse effect upon the Company's financial position, results of operations or liquidity, additional investigation will be, and remedial action will or may be, required. There can be no assurance that activities at any facility owned or operated by the Company or future facilities may not result in additional environmental claims being asserted against the Company or additional investigations or remedial actions being required.

     Although there are certain unasserted possible claims and assessments, under the Company's accounting policy, amounts will usually be accrued when 1) both litigation has commenced or a claim or an assessment has been asserted, or, based on available information, commencement of litigation or assertion of a claim or an assessment is probable and 2) based on available information, it is probable that the outcome of such litigation, claim, or assessment will be unfavorable. In 1994, Pioneer entered into a Settlement Agreement with Pioneer's predecessor ("Predecessor"), whereby the Predecessor agreed to retain unlimited liability with respect to investigating and remediating environmental sites

                                 RUGBY USA, INC.
               (A WHOLLY-OWNED SUBSIDIARY OF THE RUGBY GROUP PLC)

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
                          (DOLLAR AMOUNTS IN THOUSANDS)

where environmental claims have been identified, except for those sites discussed below. In the event that the Predecessor is unable to meet the financial obligations of remediating the sites, there is a possibility that Pioneer will be required to assume the Predecessor's obligation of remediation. No amounts, other than noted below, have been recorded for this potential obligation in the financial statements.

     A portion of the land in Auburn, Maine, acquired from the Predecessor is subject to a Compliance Order by Consent ("COC") dated May 5, 1993, issued by the State of Maine Department of Environmental Protection ("DEP") with regard to unauthorized discharges of hazardous substances into the environment. The Company and the Predecessor, named in the COC, are required to investigate and, as necessary, remediate the environmental contamination at the site. Because the unauthorized discharges occurred during the time that the Predecessor owned the land, the Predecessor has agreed to be responsible for compliance with the COC. The Predecessor has completed and submitted to the State for its review, a risk assessment. The nature and extent of remediation has not yet been determined. The financial obligation of the Predecessor to investigate/remediate is unlimited except with regard to a portion of the land at Pioneer's Auburn, Maine facility, which is capped at $10,000. Pioneer has recorded a reserve of $1,000 at December 31, 1998 and 1997, being Pioneer's best estimate of its liability for site remediation costs in excess of costs agreed to be assumed by the Predecessor. Pioneer could incur additional obligations in excess of its reserve. It is possible that Pioneer's recorded estimate of $1,000 may change over time. However, the Company does not believe the amount of possible loss related to this matter will exceed the amount of accrual recorded. Further, it is unknown at what point in the future the recorded accrual will be paid.

     The Company is involved in certain litigation arising in the ordinary course of business, but management believes that none will have a material effect on the Company's business or financial position. The Company's management intends to defend all such matters.


13. SUBSEQUENT EVENTS, ASSETS HELD FOR SALE AND DISCONTINUED OPERATIONS

     On February 18, 1999, Panolam Industries, Inc. ("Buyer") purchased all of the outstanding stock of Pioneer Plastics Corporation. The Buyer assumed substantially all of Pioneer's assets and liabilities. Pursuant to the Stock Purchase Agreement, the Buyer paid approximately $159,000 to the Company which included $10,000 for a non-compete agreement with Rugby plus additional consideration contingent upon the Buyer's financial performance during the fiscal years 1999 through 2003.

     On October 8, 1999, the Company entered into amendment to the sales contract with Panolam. The amendment provided for settlement of all outstanding claims between the parties for purchase price adjustments and additional consideration contingent upon the buyer's financial performance during fiscal years 1999 - 2003 provided for in the original agreement. As a result of the amendment the Company is to receive $5,000.

     In connection with the sale of Pioneer, the Company guarantees to the buyer of Pioneer the due performance of the Predecessor of its obligations to Pioneer with respect to the environmental matters discussed in Note 12. This guarantee expires on February 18, 2009.

     In February 1999, in connection with sale of Pioneer, the Company paid approximately $4,497 to key employees of Pioneer for certain sale-related liabilities.

     Pioneer's gross sales were $185,018, $179,331 and $155,739 for the years ended December 31, 1998, 1997 and 1996, respectively. Included in these gross sales are to RBP of $34,821, $34,427 and $34,064 for the years ended December 31, 1998, 1997 and 1996, respectively. The results of operations for the years ended December 31, 1998, 1997 and 1996 are reported as discontinued operations.

                                 RUGBY USA, INC.
               (A WHOLLY-OWNED SUBSIDIARY OF THE RUGBY GROUP PLC)

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
                          (DOLLAR AMOUNTS IN THOUSANDS)

     On October 19, 1999 Rugby adopted a plan to exchange all of its equity shares in the Company for shares in an entity that is to be created by a spin-off from a Securities and Exchange Commission registrant. The spin-off company, upon completion of the necessary filings, shareholder approval and Internal Revenue Service approval, will become a registrant with the Securities and Exchange Commission. The Rugby plan requires its shareholders approval and is subject to filings with regulatory authorities in the United Kingdom. As part of this plan the Company adopted a plan to distribute certain assets to a wholly-owned subsidiary of Rugby, to sell certain other assets and to declare a dividend of $32,000 payable by note. In addition, the Company will declare a cash dividend of all cash on hand at the date of the closing and eliminate all intercompany indebtedness. The proceeds of the assets to be sold are also to be declared as a dividend should they be sold prior to the closing of the share exchange described above. The distribution of these certain assets to the wholly-owned subsidiary will be a taxable transaction for United States income tax purposes. The transaction is expected to take place by the end of 1999. The company has reflected the assets and liabilities identified in the plan as net assets held for sale.

     The following table is a summary of the assets and liabilities included in the plan and a summary of revenue and expense related thereto.



                                                                       1998          1997
                                                                   -----------   -----------
       Net assets to be sold and distributed:
        Current assets .........................................    $   2,590     $   1,629
        Property, plant and equipment, net .....................          398           250
        Current liabilities ....................................       (1,177)         (643)
                                                                    ---------     ---------
          Net assets to be sold and distributed ................    $   1,811     $   1,236
                                                                    ---------     ---------
       Net assets to be distributed:
        Current assets .........................................    $  37,484     $  39,315
        Property, plant and equipment, net .....................        1,934         2,709
        Other assets ...........................................        1,487         1,628
        Current liabilities ....................................      (12,606)       (7,920)
                                                                    ---------     ---------
          Net assets to be distributed .........................    $  28,299     $  35,732
                                                                    ---------     ---------
       Pioneer net assets held for sale:
        Current assets .........................................    $  41,756     $  41,103
        Property, plant and equipment, net .....................       47,363        40,877
        Other assets ...........................................        4,039         3,718
        Current liabilities ....................................      (16,028)      (15,996)
                                                                    ---------     ---------
          Pioneer net assets held for sale .....................    $  77,130     $  69,702
                                                                    ---------     ---------
       Total net assets held for sale and distribution .........    $ 107,240     $ 106,670
                                                                    =========     =========

                                                      DECEMBER 31,
                                      ---------------------------------------------
                                           1998            1997            1996
                                      -------------   -------------   -------------
       Revenue ....................    $  144,279      $  147,624      $  151,711
       Cost of goods sold .........      (104,447)       (109,174)       (114,095)
       Operating expenses .........       (34,933)        (38,282)        (39,702)
                                       ----------      ----------      ----------
       Operating profit ...........    $    4,899      $      168      $   (2,086)
                                       ==========      ==========      ==========

                                RUGBY USA, INC.
              (A WHOLLY-OWNED SUBSIDIARY OF THE RUGBY GROUP PLC)

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
                         (DOLLAR AMOUNTS IN THOUSANDS)

     Net assets to be sold and distributed consist of the net assets of the Augusta distribution center.


     Net assets to be sold and distributed include the net assets of Indianapolis-BMS, Chicago, Columbus, Dallas, Denver, Hawaii, Houston, Las Vegas, Northern California (Hayward and Sacramento), Phoenix , Tempe (Industrial -- Corporate), Atlanta-Pioneer, Boston (Avon), Miami, Moonachie, New York (Maspeth), Tampa, West Palm, San Antonio, Seattle, and Southern California (Pomona and San Diego).


     Lease commitments for assets to be distributed and sold:



                                         ASSETS TO BE     ASSETS TO
                                          DISTRIBUTED      BE SOLD
                                        --------------   ----------
       1999 .........................       $ 3,377          $ 3
       2000 .........................         2,260           --
       2001 .........................         1,234           --
       2002 .........................           718           --
       2003 .........................           145           --
       2004 and later years .........            84           --
                                            -------          ---
                                            $ 7,818          $ 3
                                            =======          ===

     During 1999, the Company lost two major suppliers. One supplier's product line was pulled from the Company in June, 1999. This decision was based upon the negotiations by Rugby to sell certain distribution centers to one of this supplier's major competitors which was eventually not sold to the competitor. Another supplier decided to change its product distribution model to smaller distributors that primarily market its product.

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Consolidated Lumber Company, Inc.

We have audited the accompanying statement of assets acquired and liabilities assumed of Consolidated Lumber Company, Inc. (the Company) as of December 31, 1997, and the related statement of revenues and expenses associated with operations acquired (as described in Note 1) for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As described in Note 1, the financial statements referred to above have been prepared in consideration of the terms of the Asset Purchase Agreement between Consolidated Lumber Company, Inc. and Huttig Sash & Door Company (Huttig) for the sale of certain assets, liabilities and business operations to Huttig and is not intended to be a complete presentation of the Company's assets, liabilities and results of operations.

In our opinion, the financial statements referred to above present fairly, in all material respects, the assets acquired and liabilities assumed of Consolidated Lumber Company, Inc. at December 31, 1997, and the revenues and expenses associated with the operations acquired for the year then ended, pursuant to the terms of the Asset Purchase Agreement described in Note 1, in conformity with generally accepted accounting principles.


                                      /s/ ERNST & YOUNG LLP


Kansas City, Missouri
March 2, 1998, except Notes 1
 and 2, as to which the date is
 August 20, 1999

                        CONSOLIDATED LUMBER COMPANY, INC.

              STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED

                                DECEMBER 31, 1997



ASSETS ACQUIRED (NOTE 2)
Current assets:
 Accounts receivable ......................   $ 7,051,563
 Inventories ..............................     7,809,052
 Prepaid expenses .........................       106,658
                                              -----------
Total current assets ......................    14,967,273
Property, plant and equipment, at cost:
 Leasehold improvements ...................       334,387
 Vehicles .................................     1,717,382
 Office and computer equipment ............       487,021
 Machinery and equipment ..................       465,473
                                              -----------
                                                3,004,263
 Accumulated depreciation .................     1,692,865
                                              -----------
Net property, plant and equipment .........     1,311,398
                                              -----------
Total assets acquired .....................    16,278,671

LIABILITIES ASSUMED (NOTE 2)
Current liabilities:
 Accounts payable .........................     2,661,224
 Accrued expenses .........................     1,098,679
                                              -----------
Total current liabilities assumed .........     3,759,903
                                              -----------
Net assets acquired .......................   $12,518,768
                                              ===========

                             See accompanying notes.

                        CONSOLIDATED LUMBER COMPANY, INC.

                       STATEMENTS OF REVENUES AND EXPENSES
                       ASSOCIATED WITH OPERATIONS ACQUIRED




                                                                                        (UNAUDITED)
                                                                                     SIX MONTHS ENDED
                                                                                          JUNE 30
                                                             YEAR ENDED       -------------------------------
                                                          DECEMBER 31, 1997        1998             1997
                                                         ------------------   --------------   --------------
Net sales ............................................       $69,243,169       $31,253,000      $34,318,000
Cost of sales ........................................        51,737,222        22,850,000       25,826,000
                                                             -----------       -----------      -----------
Gross profit .........................................        17,505,947         8,403,000        8,492,000
Selling, general and administrative expenses .........        11,671,107         6,903,000        6,248,000
                                                             -----------       -----------      -----------
Operating income .....................................         5,834,840         1,500,000        2,244,000
Other income .........................................           153,667            73,000          (76,000)
                                                             -----------       -----------      -----------
Excess of revenues over expenses of operations
 acquired ............................................       $ 5,988,507       $ 1,573,000      $ 2,168,000
                                                             ===========       ===========      ===========

                             See accompanying notes.

                        CONSOLIDATED LUMBER COMPANY, INC.

                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1997


1. SIGNIFICANT ACCOUNTING POLICIES


BASIS OF PRESENTATION

Effective July 1, 1998, Huttig Sash & Door Company (a subsidiary of Crane Co.) acquired certain assets and assumed certain liabilities of Consolidated Lumber Company, Inc. (the Company), a Kansas corporation. In the planned spin off of Huttig Sash & Door Company (Huttig) from Crane Co., the financial statements of the Company as of and for the year ended December 31, 1997, as described below, are required for Huttig's filing of a registration statement on Form 10 with the Securities and Exchange Commission.

The accompanying financial statements have been prepared from the books and records of the Company and present the assets acquired and liabilities assumed in the acquisition and the related revenues and expenses associated with the operations acquired. The expenses include all costs directly involved in revenue-producing activities of the assets acquired.


NATURE OF BUSINESS

The operations of the Company, acquired by Huttig, primarily consist of the wholesale distribution of building materials to professional contractors building in the single-family home market. The Company also sells value-added items including prehung doors, fabricated roof trusses and preassembled windows. The corporate office is in Merriam, Kansas with four lumber yards and a millwork center located in Kansas and Missouri.


ACCOUNTS RECEIVABLE

The Company grants credit to certain customers who meet the Company's preestablished credit requirements. Generally, the Company does not require security when trade credit is granted to customers. Credit losses have consistently been within management's expectations.


INVENTORIES

Inventories are carried at the lower of cost, determined using the average cost method which approximates the first-in, first-out method, or market.


PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are carried at cost. When retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gains or losses are taken into income. Additions, improvements, renewals and expenditures which materially increase the life of the property are capitalized. Maintenance and repairs are charged to expense as incurred.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from five to 39 years.


USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


UNAUDITED INTERIM STATEMENTS

The unaudited interim statements of revenues and expenses associated with operations acquired for the six-month period ended June 30, 1998 and 1997 were prepared in condensed format, in accordance

                        CONSOLIDATED LUMBER COMPANY, INC.

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

with the SEC rules and regulations for interim financial statements. In the opinion of management, the interim financial statements reflect all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation. The accounting principles applied in preparation of the interim financial statements are consistent with those applied in the annual financial statements.


2. SALE TRANSACTION

On July 1, 1998, certain assets, liabilities and operations of the Company, specifically excluding the lumber and millwork business operations and related assets and liabilities located in Tucson, Arizona, were sold to Huttig for approximately $40 million. In connection with the sale, all assets used in the Company's business of manufacturing and selling lumber and millwork products at its four facilities located in Kansas and Missouri, unless otherwise excluded, and the current liabilities related thereto, excluding any line of credit debt, notes payable or other long-term debt, were transferred to Huttig.


3. COMMITMENTS

The Company leases certain vehicles, office space and plant facilities under long-term, noncancelable operating leases which expire on varying dates through 2002, certain facilities of which are leased from stockholders. Certain vehicle lease agreements provide the Company with the option to purchase the related vehicle upon expiration of the lease. Future minimum lease rentals under these noncancelable operating leases are as follows:




YEAR ENDED DECEMBER 31                       AMOUNT
----------------------                     -----------
  1998                                     $  614,597
  1999                                        539,940
  2000                                        467,212
  2001                                        193,935
  2002                                         13,445
                                           ----------
  Total minimum lease payments             $1,829,129
                                           ==========

Rental expense for all operating leases was $668,456 for the year ended December 31, 1997. In most cases, management expects that in the normal course of business existing leases will be renewed or replaced by other leases.

Three of the operating leases, with aggregate annual rentals for the year ended December 31, 1997 of approximately $390,000, are with companies controlled by stockholders of the Company.


4. INCOME TAXES

The Company has elected to be treated as an S corporation for tax purposes. Consequently, any income from the acquired business operations is included in the income tax returns of the Company's stockholders, and no income taxes have been provided herein.


5. CASH FLOWS

Cash flows provided by operating activities of the acquired operations for the year ended December 31, 1997 were generated primarily by earnings. Cash flows used in investing activities related primarily to capital expenditures for the year. Because the operations acquired participated in shared resources with those operations not acquired, it was not practicable to present a statement of cash flows.

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                                         HUTTIG BUILDING PRODUCTS, INC.
                                         (Registrant)




Date: December 6, 1999                   By: /s/ Barry J. Kulpa
                                            -----------------------------------
                                           Name: Barry J. Kulpa
                                           Title: President and Chief
                                                  Executive Officer

                                  EXHIBIT INDEX


EXHIBIT
NO.                                      DESCRIPTION OF EXHIBIT
   2.1   Distribution Agreement between Crane Co. and Huttig Building Products, Inc. (filed herewith).

   2.2   Share Exchange Agreement among The Rugby Group PLC, Crane Co. and Huttig Building Products,
         Inc. (previously filed).

   3.1   Restated Certificate of Incorporation of Huttig Sash & Door Company (previously filed).

   3.2   By-laws of Huttig Building Products, Inc. (filed herewith).

   4.1   Specimen certificate for Common Stock of Huttig Building Products, Inc. (previously filed).

   4.2   Form of Rights Agreement between Huttig Building Products, Inc. and the rights agent named therein (previously filed).

  10.1   Form of Tax Allocation Agreement between Crane Co. and Huttig Building Products, Inc.
         (previously filed).

  10.2   Form of Employee Matters Agreement between Crane Co. and Huttig Building Products, Inc.
         (filed herewith).

  10.3   EVA Incentive Compensation Plan of Huttig Building Products, Inc. (filed herewith).

  10.4   Non-Employee Director Restricted Stock Plan (filed herewith).

  10.5   Stock Incentive Plan (filed herewith).

  10.6   Form of Indemnification Agreement for Executive Officers and Directors (previously filed).

  10.7   Employment/Severance Agreement between Huttig Building Products, Inc. and Barry J. Kulpa dated
         October 18, 1999 (previously filed).

  10.8   Form of Registration Rights Agreement between The Rugby Group PLC and Huttig Building
         Products, Inc. (previously filed).

  10.9   Form of Transition Services Agreement between Huttig Building Products, Inc. and The Rugby
         Group PLC (previously filed).

  10.10  The Crane Fund Letter Agreement between the Crane Fund and the Rugby Group PLC (previously filed).

  21.1   Subsidiaries of Huttig Building Products, Inc. (previously filed).

  27.1   Financial Data Schedule for the year ended December 31, 1998 (previously filed).

  27.2   Financial Data Schedule for the nine months ended September 30, 1999 (previously filed).




----------

[* Certain exhibits and schedules to the Exhibits attached hereto have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted exhibit or schedule will be furnished to the commission upon request.]